   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 29, 1998
                                                      REGISTRATION NO. 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                               AXIA INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      3496
                                      3535
     DELAWARE                         3559                   13-3205251
  (STATE OR OTHER         (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
  JURISDICTION OF         CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)
 INCORPORATION OR
  ORGANIZATION)

                                                  LYLE J. FEYE
   100 WEST 22ND STREET, SUITE 134      100 WEST 22ND STREET, SUITE 134
       LOMBARD, ILLINOIS 60148              LOMBARD, ILLINOIS 60148
           (630) 629-3360                        (630) 629-3360
(ADDRESS, INCLUDING ZIP CODE, AND   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
TELEPHONE NUMBER, INCLUDING AREA   NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S
CODE, OF REGISTRANT'S PRINCIPAL           AGENT FOR SERVICE OF PROCESS)
      EXECUTIVE OFFICES)

                                --------------

                                    COPY TO:

                                 GARY W. ORLOFF
                         BRACEWELL & PATTERSON, L.L.P.
                     SOUTH TOWER PENNZOIL PLACE, SUITE 2900
                              711 LOUISIANA STREET
                           HOUSTON, TEXAS 77002-2781
                             PHONE: (713) 221-1306
                              FAX: (713) 221-1212

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are to be offered in connection with the formation of a holding company or there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE


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
                                                       PROPOSED
                                         PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF                  MAXIMUM      AGGREGATE    AMOUNT OF
       SECURITIES        AMOUNT TO BE OFFERING PRICE   OFFERING   REGISTRATION
    TO BE REGISTERED      REGISTERED   PER UNIT(1)     PRICE(1)       FEE
------------------------------------------------------------------------------
10 3/4% Senior
 Subordinated Notes due
 2008................... $100,000,000      100%      $100,000,000   $29,500
------------------------------------------------------------------------------
Guarantees of 10 3/4%
 Senior Discount Notes
 due 2008(2)............      --            --            --           --

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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(2) No additional consideration will be paid by the recipients of the 10 3/4% Senior Discount Notes due 2008 for the Guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable for the Guarantees.

                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE SHOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                SUBJECT TO COMPLETION, DATED SEPTEMBER 29, 1998

                               AXIA INCORPORATED

                             OFFER TO EXCHANGE ITS
              10 3/4% EXCHANGE SENIOR SUBORDINATED NOTES DUE 2008
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT
                          FOR ANY AND ALL OUTSTANDING
                   10 3/4% SENIOR SUBORDINATED NOTES DUE 2008

 THE  EXCHANGE OFFER WILL  EXPIRE AT 5:00 P.M.,  NEW
  YORK  CITY TIME ON       , 1998,  UNLESS EXTENDED
   BY  AXIA INCORPORATED  IN  ITS SOLE  DISCRETION
    (THE   "EXPIRATION   DATE").  ALTHOUGH   AXIA
     INCORPORATED  HAS NO  PRESENT INTENTION  TO
      CONDUCT ITS EXCHANGE OFFER LONGER THAN 30
       DAYS, IT  RESERVES THE RIGHT  TO EXTEND
        THE EXCHANGE OFFER.


  AXIA Incorporated, a Delaware corporation (the "Company" or "AXIA"), hereby offers, upon the terms and subject to the conditions set forth in the Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" and, together with the Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of its 10 3/4% Exchange Senior Subordinated Notes due 2008 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 10 3/4% Senior Subordinated Notes due 2008 (the "Original Notes"), of which an aggregate of $100,000,000 principal amount is outstanding.

  The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that (i) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer pursuant to the Securities Act, and (ii) holders of the Exchange Notes generally will not be entitled to the rights of holders of the Original Notes under the Registration Rights Agreement (as defined under "Prospectus Summary--The Exchange Offer") following the consummation of the Exchange Offer. See "The Exchange Offer--Registration Rights," "--Consequences of Failure to Exchange" and "--Resale of the Exchange Notes; Plan of Distribution." The Exchange Notes will evidence the same debt as the Original Notes (which they replace) and will be issued under, and be entitled to the benefits of the indenture governing the Exchange Notes.

  The Company will accept for exchange any and all Original Notes validly tendered and not withdrawn prior to the Expiration Date. Tenders of Original Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer." The Original Notes may be tendered only in integral multiples of $1,000 principal amount.

                                  (Prospectus cover continued on following page)

                                  -----------
  SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                                  -----------

                  The date of this Prospectus is      , 1998.

  The Original Notes and the Exchange Notes are referred to herein collectively as the "Notes."

  Interest on the Notes is payable semiannually on January 15 and July 15 of each year, commencing January 15, 1999. Except as described below, the Notes are not redeemable at the option of the Company prior to July 15, 2003. Thereafter, the Notes will be redeemable, in whole or in part, at the option of the Company, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. Up to 35% of the original principal amount of the Notes will be redeemable at any time and from time to time prior to July 15, 2001, at the option of the Company, with the proceeds of any Public Equity Offerings (as defined under "Description of the Notes--Certain Definitions") following which there is a Public Market (as defined under "Description of the Notes--Certain Definitions") at a redemption price equal to 110.75% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption; provided, however, that at least $65 million aggregate principal amount of the Notes must remain outstanding after each such redemption. Upon a Change in Control (as defined under "Description of the Notes--Change of Control"), each holder of Notes may require the Company to purchase all or a portion of such holder's Notes at 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. The Notes are unsecured senior subordinated obligations of the Company and will rank subordinate in right of payment to all existing and future Senior Indebtedness (as defined under "Description of the Notes--Certain Definitions") of the Company. As of June 30, 1998, on a pro forma basis after giving effect to the issuance of the Notes and the application of the proceeds therefrom, the Company would have had approximately $39.7 million of Senior Indebtedness outstanding. For a more complete description of the Notes, see "Description of the Notes."

  Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission" or the "SEC") set forth in no-action letters issued to third parties, the Company believes, except as otherwise described herein, the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 of the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and there is no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Exchange Offer--Resale of the Exchange Notes; Plan of Distribution."

  Prior to this offering, there has been no public market for the Notes. The Notes are not, and are not expected to be, listed on any securities exchange or authorized for trading on NASDAQ. The Company does not expect that an active market for the Notes will develop. The Original Notes have been eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) Market of The Nasdaq Stock Market, Inc., but the Exchange Notes will not be so eligible. To the extent that an active market for Notes does develop, the market value thereof will depend on many factors, including among other things, prevailing interest rates, general economic conditions, the Company's financial condition and results of operations, the volatility of the market for non-investment grade debt and other factors. Such conditions might cause the Notes, to the extent that they are traded, to trade at a discount. See "Risk Factors--Lack of Public Market for the Notes."

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement (which term shall encompass any and all amendments thereto) on Form S-4 (the "Registration Statement") under the Securities Act, with respect to, among other things, the Exchange Notes offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company and the Notes, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, upon payment of prescribed fees. The Commission maintains a Web site that contains reports and information regarding registrants that file electronically with the Commission at Web site (http://www.sec.gov).

  Pursuant to the Indenture (as defined under "Description of the Notes"), so long as any of the Notes are outstanding, whether or not the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company is obligated to send to the Commission the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) if the Company were subject to such reporting requirements. The Company is also obligated to provide to all holders of the Notes, and file with the Trustee (as defined under "Description of the Notes"), copies of such annual reports, quarterly reports and other documents and, if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective purchaser of the Notes and to securities analysts and broker-dealers upon their request.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and historical and pro forma financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, industry data contained herein, other than with respect to the Company, is derived from publicly available industry trade journals and other publicly available industry sources, which the Company has not independently verified, but which the Company believes to be reliable.

                                  THE COMPANY

GENERAL

  The Company is a leading designer, manufacturer, marketer and distributor of a diverse range of products in several niche markets including productivity enhancing construction tools, formed wire products, industrial bag closing equipment and flexible conveyors. Management believes the Company possesses strong market leadership positions in its primary markets. The Company believes it is: (i) the largest U.S. supplier and distributor of automatic taping and finishing ("ATF") tools; (ii) the largest U.S. independent manufacturer of dishwasher racks; (iii) a leading worldwide manufacturer and marketer of bag closing products and (iv) a leading manufacturer and marketer of flexible conveyors and storage racks. The Company believes that its market leadership positions, brand name recognition, established national and international distribution networks, strong customer base and manufacturing expertise provide significant opportunities to grow sales of new and existing products within established markets, as well as expand into new markets. The Company also believes that its diverse base of products and markets reduces exposure to any particular industry, product market or geographic region. The Company operates through three business units: Ames, Nestaway and Fischbein. For the twelve months ended June 30, 1998, the Company had net revenues and pro forma EBITDA of $109.3 million and $26.6 million, respectively.

  Ames. Ames is the leading designer, manufacturer, marketer and distributor of ATF tools, which are rented or sold to interior finishing contractors to finish drywall joints prior to painting, wallpapering or other forms of final treatment. ATF tools, invented by Ames in 1939, enable interior finishing contractors to finish drywall joints three to four times faster than less productive hand finishing methods. The Company is the leader in ATF tool rentals and sales in the markets in which it serves. The primary business of Ames is the rental and service of more than 135,000 ATF tools through its extensive distribution network throughout the U.S. and Canada. Ames also sells ATF tools under the TapeTech(R) and TapeMaster(R) brand names through an established independent network of dealers in the U.S. and Canada. In addition, Ames sells a variety of other drywall tools, finishing accessories and supplies through its network of Company-managed stores. The Company believes it has significant opportunities to increase Ames' revenues by expanding the use of ATF tools in the fast growing factory-built housing market, which is increasingly utilizing drywall rather than other materials. The Company also believes it has a significant opportunity to expand the use of ATF tools by converting interior finishing contractors from traditional hand finishing methods, particularly in the eastern and midwestern U.S. where the use of ATF tools is less prevalent than in the western U.S. For the twelve months ended June 30, 1998, Ames had net revenues of $44.7 million.

  Nestaway. Nestaway is a leading manufacturer of formed wire products which are used for a variety of commercial and consumer product applications. Nestaway is North America's largest independent manufacturer of coated wire dishwasher racks and components which are sold to all the major U.S. dishwasher appliance manufacturers ("OEMs"). Approximately 75% of dishwashers sold in the U.S. are replacements. In 1996, Nestaway produced an estimated 68% of all independently manufactured dishwasher racks and an estimated 17% of all dishwasher racks produced in the U.S. Nestaway's primary OEM customers include Maytag, EBS-Bosch and Whirlpool/KitchenAid. Nestaway has had relationships with all major OEMs for an average of approximately 19 years and approximately 90% of Nestaway's 1997 revenues were generated pursuant to contracts with terms extending through 2002. Nestaway also manufactures, on a contract basis, other close tolerance, welded, non-coated or coated formed wire products such as dish drainers, sink protectors, shower caddies, dryer racks, golf cart baskets, bucket bails, medical baskets and small gauge axles. In 1994, Nestaway entered into an agreement with a major consumer products company it has served for over 50 years to manufacture 100% of this customer's coated formed wire dish drainers and sink protectors. In 1997, Nestaway entered into an agreement with the same customer to manufacture 100% of its coated wire shower caddies. The Company believes it has significant opportunities to increase Nestaway's revenues through: (i) increasing sales to existing customers; (ii) expanding its product offering and customer base by developing new formed wire business; (iii) expanding production in international markets and (iv) pursuing strategic acquisitions. For the twelve months ended June 30, 1998, Nestaway had net revenues of $37.4 million.

  Fischbein. Fischbein is a leading worldwide manufacturer and marketer of industrial bag closing and handling equipment and systems and a leading manufacturer and marketer of flexible conveyors and storage racks. Bag closing and handling systems products include: (i) portable and stationary industrial sewing heads and sewing systems for paper, textile and woven polypropylene bags; (ii) industrial heat sealing and bag handling systems for paper and plastic bags; (iii) consumables, including thread and tape and (iv) service parts. Service parts, which provide a recurring base of revenue, accounted for approximately 20% of Fischbein's sales in 1997. Fischbein's bag closing products are used across a broad range of industries for packaging chemicals, minerals, agricultural and food products. In addition to bag closing products, Fischbein manufactures extendible, flexible, gravity and motorized conveyors and portable, nestable and stackable warehouse storage racks. Fischbein's flexible conveyors are used by retailers for loading and unloading tractor trailers at store sites and distribution centers. Storage racks are designed for factory and warehouse storage where flexibility in racking is desired and are sold to customers in various industries, including retail, distribution, food, chemical, pharmaceutical and textile. The Company believes it has significant opportunities to increase Fischbein's revenues by expanding the product offerings that can be sold through its extensive distribution network and by making strategic acquisitions. For the twelve months ended June 30, 1998, Fischbein had net revenues of $27.2 million.

COMPETITIVE STRENGTHS

  Established Leadership Positions in Niche Markets. The Company believes that its product quality, customer-driven product development and high levels of customer service have allowed it to achieve strong market positions and brand name recognition. Management believes the Company possesses strong market leadership positions in its primary markets. The Company believes it is: (i) the largest U.S. supplier and distributor of ATF tools; (ii) the largest U.S. independent manufacturer of dishwasher racks; (iii) a leading worldwide manufacturer and marketer of bag closing products and (iv) a leading manufacturer and marketer of flexible conveyors and storage racks. Ames, which invented the ATF tool in 1939, continues to be the leader in ATF tool rentals and sales. Nestaway has been a leading independent supplier of dishwasher racks to the U.S. dishwasher industry for over 50 years. Fischbein, which first introduced a portable bag closer in 1943, is consistently recognized as a leading global supplier of bag closing equipment. The Company believes its leadership positions will allow it to: (i) broaden its product offerings to existing customers; (ii) expand its customer base with both new and existing products and (iii) diversify its geographic coverage to secure new customers and to meet the needs of existing customers in additional markets.

  Diverse Revenue Base. The Company's three business units provide revenue and cash flow from a diverse base of products, customers and geographic regions. The Company's products are sold through multiple distribution channels to customers in over 100 countries in a wide variety of end-use markets. In 1997, international sales accounted for approximately 15% of the Company's revenues. This diversity of products and distribution channels provides the Company with a broad base from which to increase sales and expand customer relationships and reduces exposure to any particular industry, product market or geographic region.

  Manufacturing Expertise. The Company has a proven track record in product manufacturing and development in each of its business units. The Company utilizes this expertise in partnership with its customers both to improve product performance and to reduce manufacturing costs. Ames invented ATF tools and remains the leader in their design and development, and continues to make its products easier to use, more productive and less costly to refurbish. Nestaway frequently works directly with its OEM customers to design and manufacture new dishwasher racks and other formed wire products in a cost-effective manner. In addition, Nestaway develops and manufactures custom designed tooling and other equipment used in high volume precision wire forming, welding and coating, providing Nestaway with the ability to manufacture quickly and efficiently both new and redesigned products. Fischbein has successfully developed both new products and new features for existing products that enhance customer productivity and reduce Fischbein's manufacturing costs. The Company believes its manufacturing expertise enables it to strengthen customer loyalty, improve the value of its products and reduce manufacturing costs.

  Established Distribution Networks. The Company has established broad distribution networks serving both domestic and international markets. Ames' rental ATF tools are distributed in the U.S. and Canada through over 125 separate and distinct distribution locations and Ames' sold ATF tools are distributed in the U.S. and Canada through a network of over 250 dealers and distributors. Fischbein's national and international distribution network extends to over 100 countries through international and domestic distributors, dealers and packaging machinery manufacturers. Management believes that its distribution network provides it with an established base from which to introduce new products, expand sales of existing product lines and achieve operating efficiencies.

  Proven and Committed Management Team. The Company has assembled a strong and experienced management team at each of its business units. The Company's senior operating managers have an average of over 14 years of experience in their respective industries. Management has successfully enhanced operating margins through the implementation of various production improvements and cost cutting initiatives and as a result, EBITDA margins improved from 16.0% in 1993 to 23.0% in 1997.

STRATEGY

  The Company's strategy is to increase revenues and cash flow in each of its business units through both internal growth and by pursuing selective acquisitions. Management believes the Company's market leadership positions, brand name recognition, strong customer base, established distribution networks and manufacturing expertise provide significant growth opportunities for the Company.

  Ames' primary business strategy is to pursue the expansion of ATF tool use in the factory-built housing market and to continue to convert interior finishing contractors utilizing traditional hand finishing drywall methods to the use of ATF tools. With regard to the continued conversion from hand finishing to ATF tools, management believes there is a significant opportunity to increase utilization rates in the eastern and midwestern U.S. Ames has successfully increased its rental revenues in the eastern and midwestern U.S. at a 15% compound annual growth rate since 1993 and expects to continue to grow rental revenues in this market. Ames also plans to continue to expand its presence in the fast growing factory-built housing market which in 1996, accounted for 32% of all new single family homes and has grown at a compound annual growth rate of 16% since 1991. Ames has established relationships with major factory-built housing companies, including Fleetwood Enterprises, Champion Enterprises and Oakwood Homes, and management believes that the productivity enhancements associated with ATF tools provide Ames with a significant opportunity to increase revenues in this market where hand finishing is predominant.

  Nestaway's primary business strategy is to increase sales to existing dishwasher rack customers and to expand its product offerings of other formed wire products. Management intends to continue to increase sales to existing customers by supplying its customers as they expand production in domestic and international markets and by further increasing its sales to OEMs that have in-house manufacturing operations. Nestaway will continue to pursue new customer relationships, and was recently awarded a new contract with EBS-Bosch, a leading European manufacturer of high-end dishwashers that has recently expanded operations in the U.S. In addition to dishwasher racks, Nestaway continues to focus on providing new formed wire products to new and existing customers for applications such as sporting goods, home organization, household products, computer accessories, air conditioning, utility carts and other formed wire products. Revenues from formed wire products other than dishwasher racks increased from $4.5 million, or 11% of Nestaway's net revenues, in 1993 to $11.2 million, or 32% of Nestaway's net revenues, in 1997, a 26% compound annual growth rate. Nestaway plans to pursue an acquisition strategy that expands its current product offerings by leveraging Nestaway's core competency of precision wire forming and coating.

  Fischbein's primary business strategy is to expand its bagging product offerings through both new product development and by acquiring companies that manufacture complementary products in new and existing geographic markets. Management believes that the Company has a significant opportunity to increase sales of new products by leveraging its extensive national and international distribution capabilities and existing customer base. Management also believes that Fischbein has an opportunity to utilize its existing distribution network to expand sales of its storage and flexible conveyor products in the packaging, distribution and delivery industries.

                                THE TRANSACTIONS

  By agreement dated June 17, 1998, AXIA Acquisition Corp. ("Acquisition Co."), a company organized to effect the Acquisition, entered into an Agreement and Plan of Merger (the "Merger Agreement") with the Parent to effect the Acquisition for a purchase price of $155,250,000 (including the repayment of indebtedness), subject to certain post-closing adjustments. Upon completion of the Transactions: (i) the Parent and the Company became direct and indirect subsidiaries of AXIA Group (the parent company of Acquisition Co.) and (ii) the Company became the primary obligor on the Original Notes and borrowings made under the bank credit agreement (the "Bank Credit Agreement") as described in "Description of the Bank Credit Agreement."

  On the Closing Date (as defined), AXIA Group sold $28.0 million of its common stock ("Common Stock") and contributed the proceeds thereof to Acquisition Co. (the "Equity Investment"). Finance Co., an indirect subsidiary of AXIA Group, borrowed approximately $39.3 million under the Bank Credit Agreement and received approximately $100.0 million in gross proceeds from the Original Notes. Such funds were used: (i) to effect the Acquisition pursuant to the Merger Agreement; (ii) to fund the ESOP (as defined); (iii) to repay existing indebtedness of the Company and (iv) to pay fees and expenses in connection with the Transactions. The Offering, the execution of and initial borrowings under the Bank Credit Agreement and the Equity Investment are collectively referred to herein as the "Financings." The Financings, the Acquisition, the establishment of the ESOP, the payment of certain fees and expenses and other related transactions are collectively referred to herein as the "Transactions." See "The Transactions" and "Management--Employee Stock Ownership Plan."

  The following table sets forth the sources and uses of funds used to effect the Transactions as if the Transactions had occurred on June 30, 1998.

                                                                  AMOUNT
                                                           ---------------------
                                                           (DOLLARS IN MILLIONS)
SOURCES OF FUNDS:
  Bank Credit Agreement(/1/)
    Revolving Credit Facility.............................        $  3.2
    Acquisition Facility..................................            --
    Term Loan.............................................          35.0
    ESOP Term Loan........................................           1.5
  Original Notes..........................................         100.0
  Equity Investment.......................................          28.0
                                                                  ------
    Total Sources.........................................        $167.7
                                                                  ======
USES OF FUNDS:
  Equity purchase price...................................        $131.1
  Retirement of existing debt(/2/)........................          26.6
  Company ESOP Loan(/3/)..................................           1.5
  Fees and expenses(/4/)..................................           8.5
                                                                  ------
    Total Uses............................................        $167.7
                                                                  ======

--------
(1) The Company has available borrowings under the Revolving Credit Facility of up to $15 million, subject to borrowing base limitations. The Company also has available borrowings under the Acquisition Facility of $25 million, subject to the terms thereof. See "Description of the Bank Credit Agreement."
(2) Existing notes of the Company due 2001 were discharged on the day following the closing of the Transactions.
(3) For a description of the Company ESOP Loan (as defined), see "Management-- Employee Stock Ownership Plan."
(4) Represents fees and expenses, including: (i) the discount paid to the Initial Purchasers in connection with the Sale of the Original Notes; (ii) legal, accounting and other professional fees payable in connection with the Transactions, including fees to The Sterling Group, Inc., and (iii) certain other expenses. See "Related Transactions."

                                 THE INVESTORS

  The equity portion of the financing for the Acquisition was provided by an investor group (the "Investor Group") led by The Sterling Group, Inc. ("Sterling"). Sterling is a private financial organization engaged in the acquisition and ownership of operating businesses. Since its formation in 1982, Sterling has completed 35 acquisitions for total consideration of approximately $6.3 billion. Sterling promotes employee ownership through the use of employee stock ownership plans, direct equity ownership by management and key employees as well as stock option plans. See "Related Transactions."

                               THE EXCHANGE OFFER

Registration Rights
 Agreement..................  To fund a portion of the Acquisition, the Company sold $100 million in aggregate principal amount of Original Notes to qualified institutional buyers as defined in Rule 144A under the Securities Act or to institutional accredited investors within the meaning of Rule 501 under the Securities Act, through Chase Securities, Inc. and NationsBanc Montgomery Securities LLC, as initial purchasers (the "Initial Purchasers"). The Company and the Initial Purchasers entered into an Exchange and Registration Rights Agreement dated as of July 22, 1998 (the "Registration Rights Agreement"), which grants the holders of the Original Notes certain exchange and registration rights. The Exchange Offer made hereby is intended to satisfy such exchange rights.

The Exchange Offer..........  $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Original Notes. As of the date hereof, $100 million aggregate principal amount of the Original Notes are outstanding. The Company will issue the Exchange Notes to holders on the earliest practicable date following the Expiration Date.

Resales of the Exchange
 Notes......................  Based on an interpretation by the staff of the
                              Commission set forth in no-action letters issued to third parties, the Company believes that, except as described below, the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by a holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                              Each broker-dealer that receives Exchange Notes pursuant to the Exchange Offer in exchange for Original Notes that such broker-dealer acquired for its own account as a result of market-making activities or other trading activities (other than Original Notes acquired directly from the Company or its affiliates) must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. If the Company receives certain notices in the Letter of Transmittal, this Prospectus, as it may be amended or supplemented from time to time, may be used for the period described below by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company. The Company has agreed that, if it receives certain notices in the Letter of Transmittal, for a period of 180 days after the date on which the Registration Statement becomes effective, it will make this Prospectus available to any such broker-dealer for use in connection with any such resale. The Letter of Transmittal requires broker-dealers tendering Original Notes in the Exchange Offer to indicate whether such broker-dealer acquired such Original Notes for its own account as a result of market-making activities or other trading activities (other than Original Notes acquired directly from the Company or any of its affiliates), and if no broker-dealer indicates that such Original Notes were so acquired, the Company has no obligation under the Registration Rights Agreement to maintain the effectiveness of the Registration Statement past the consummation of the Exchange Offer or to allow the use of this Prospectus for such resales. See "The Exchange Offer--Purpose and Effect of the Exchange Offer"; "-- Registration Rights" and "--Resale of the Exchange Notes; Plan of Distribution."

Expiration Date.............  The Exchange Offer expires at 5:00 p.m., New York
                              City time, on      , 1998, unless such Exchange
                              Offer is extended by the Company in its sole discretion, in which case the term "Expiration Date" means the latest date and time to which such Exchange Offer is extended.

Conditions to the Exchange
 Offer......................  The Exchange Offer is subject to certain conditions, which may be waived by the Company. See "The Exchange Offer--Conditions to the Exchange Offer."

Procedures for Tendering
 the Original Notes.........  Each holder of Original Notes wishing to accept the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal together with the Original Notes and any other required documentation to the Exchange Agent (as defined below under "Exchange Agent") at the address set forth herein. By executing the Letter of Transmittal, a holder will make certain representations to the Company. See "The Exchange Offer--Registration Rights" and "--Procedures for Tendering Original Notes."

Special Procedures for
 Beneficial Owners..........  Any beneficial owner whose original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "The Exchange Offer--Procedures for Tendering Original Notes."

Guaranteed Delivery
 Procedures.................  Holders of Original Notes who wish to tender their Original Notes when those securities are not immediately available or who cannot deliver their Original Notes, the Letter of Transmittal or any other documents required by such Letter of Transmittal to the Exchange Agent prior to the Expiration Date, must tender their Original Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Procedures for Tendering Original Notes--Guaranteed Delivery."

Withdrawal Rights...........  Tenders of Original Notes pursuant to the
                              Exchange Offer may be withdrawn at any time prior to the Expiration Date.

Acceptance of Original
 Notes and Delivery of
 Exchange Notes.............  The Company will accept for exchange any and all
                              Original Notes that are properly tendered in the Exchange Offer, and not withdrawn, prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be issued on the earliest practicable date following the acceptance for exchange of Original Notes by the Company. See "The Exchange Offer--Terms of the Exchange Offer."

Exchange Agent..............  State Street Bank & Trust Company is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

Federal Income Tax
 Considerations.............  The Company has received an opinion of counsel advising that the exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as a taxable exchange for federal income tax purposes. See "Certain Federal Income Tax Considerations."

                                   THE NOTES

Maturity Date...............  July 15, 2008.

Interest Payment Dates......  January 15 and July 15 of each year, commencing
                              January 15, 1999.

Optional Redemption.........  The Notes may be redeemed at the option of the
                              Company, in whole or in part, at any time on or after July 15, 2003 at the redemption prices set forth herein plus accrued interest on the date of redemption. Up to an aggregate of 35% of the principal amount of the Notes may be redeemed from time to time prior to July 15, 2001 at the option of the Company at the redemption price set forth herein plus accrued interest to the date of redemption, with the net proceeds received after the issuance of the Notes of one or more Public Equity Offerings following which there is a Public Market if at least $65 million principal amount of the Notes remains outstanding after each such redemption. See "Description of the Notes--Optional Redemption."

Change of Control...........  Upon a Change of Control, the Company will be required to make an offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued interest to the date of repurchase. See "Description of the Notes--Change of Control."

Subsidiary Guarantees.......  The Notes are guaranteed (the "Guarantees"), jointly and severally on a senior subordinated basis, by each of the Company's existing and future direct and indirect Subsidiaries (excluding Unrestricted Subsidiaries and Foreign Subsidiaries). The Guarantees are general unsecured obligations of the Guarantors. The Guarantors also guarantee all obligations of the Company under the Bank Credit Agreement. The obligations of each Guarantor under its Guaranty is subordinated in right of payment to the prior payment in full of all Guarantor Senior Indebtedness (as defined), including such subsidiary's guarantee of indebtedness under the Bank Credit Agreement, of such Guarantor to substantially the same extent as the Notes are subordinated to all existing and future Senior Indebtedness of the Company. See "Description of the Notes--Guarantees of the Notes."

Ranking.....................  The Notes are unsecured senior subordinated obligations of the Company and, as such, are subordinated in right of payment to all existing and future Senior Indebtedness of the Company. The Notes rank pari passu in right of payment with all senior subordinated indebtedness of the Company, if any, and rank senior to any subordinated indebtedness of the Company. As of June 30, 1998, after giving pro forma effect to the Transactions as if they had occurred on such date, the aggregate amount of Senior Indebtedness of the Company would have been approximately $39.7 million. See "Description of the Notes--Ranking."

Restrictive Covenants.......  The indenture under which the Notes were issued and the Exchange Notes will be issued (the
                              "Indenture") contains certain covenants that, among other things, limit the ability of the Company and/or its Restricted Subsidiaries (as defined) to (i) incur additional indebtedness,
                              (ii) pay dividends or make certain other restricted payments, (iii) make investments, (iv) enter into transactions with affiliates, (v) make certain asset dispositions, and (vi) merge or consolidate with, or transfer substantially all of its assets to, another person. The Indenture also limits the ability of the Company's Restricted Subsidiaries to issue Capital Stock (as defined) and to create restrictions on the ability of such Restricted Subsidiaries to pay dividends or make any other distributions. In addition, the Company is obligated, under certain circumstances, to offer to repurchase Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase, with the net cash proceeds of certain sales or other dispositions of assets. However, all of these limitations and prohibitions are subject to a number of important qualifications. See "Description of Notes--Certain Covenants."

                                  RISK FACTORS

  Prospective purchasers of the Notes should consider carefully the information set forth under the caption "Risk Factors" and all other information set forth in this Prospectus before making any investment in the Notes.

                                ----------------

  The Company's principal executive offices are located at 100 West 22nd Street, Suite 134, Lombard, Illinois 60148. The Company's telephone number is
(630) 629-3360.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

  The summary historical consolidated financial information presented below as of and for each of the years ended December 31, 1995, 1996 and 1997 is derived from the consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants. The summary historical consolidated financial information presented below for each of the six months ended June 30, 1997 and 1998 is derived from the historical unaudited financial statements of the Company. In the opinion of the Company's management, the unaudited historical consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position and results of operations for such periods. The summary pro forma financial information presented below for the twelve months ended June 30, 1998 is derived from the unaudited pro forma financial statements of the Company included herein. The unaudited pro forma financial information for the twelve months ended June 30, 1998 and the unaudited operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1998. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements of the Company and the related notes thereto and the Unaudited Pro Forma Financial Information and related notes thereto included elsewhere herein.

                                                                          PRO FORMA
                                                                           TWELVE
                                                          SIX MONTHS       MONTHS
                           YEAR ENDED DECEMBER 31,      ENDED JUNE 30,      ENDED
                          ----------------------------  ----------------  JUNE 30,
                            1995      1996      1997     1997     1998      1998
                          --------  --------  --------  -------  -------  ---------
                                         (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Net revenues
 Ames net revenues......  $ 33,854  $ 38,015  $ 42,428  $20,706  $22,954  $ 44,676
 Nestaway net revenues..    42,649    39,655    35,268   17,958   20,062    37,372
 Fischbein net revenues.    27,823    27,117    27,104   13,044   13,184    27,244
                          --------  --------  --------  -------  -------  --------
  Total net revenues....   104,326   104,787   104,800   51,708   56,200   109,292
Cost of revenues........    64,829    61,294    60,144   29,381   31,405    62,205
Selling, general and
 administrative
 expenses...............    24,181    25,146    25,302   12,843   13,294    27,096
                          --------  --------  --------  -------  -------  --------
Income from operations..    15,316    18,347    19,354    9,484   11,501    19,991
Interest expense........     6,596     5,123     3,710    2,029    1,393    14,815
Interest income.........       (44)      (39)     (367)     (14)      (7)     (360)
Other expense (income),
 net....................       537        57       404     (395)     171       970
                          --------  --------  --------  -------  -------  --------
Income before income
 taxes and extraordinary
 item...................     8,227    13,206    15,607    7,864    9,944     4,566
Provision for income
 taxes..................     3,338     5,730     6,412    3,375    3,954     2,790
                          --------  --------  --------  -------  -------  --------
Income before
 extraordinary item.....     4,889     7,476     9,195    4,489    5,990     1,776
Loss on early
 extinguishment of debt,
 net....................        --       614       772      772      300       300
                          --------  --------  --------  -------  -------  --------
Net income..............  $  4,889  $  6,862  $  8,423  $ 3,717  $ 5,690  $  1,476
                          ========  ========  ========  =======  =======  ========
OTHER FINANCIAL DATA:
EBITDA(/1/).............  $ 20,783  $ 24,375  $ 24,069  $11,729  $13,873  $ 26,638
Depreciation and
 amortization(/2/)......     5,467     6,028     4,715    2,245    2,372     6,647
Capital expenditures....     3,853     3,862     3,475    1,699    3,011     4,787
Cash interest expense...                                                    13,932
Ratio of EBITDA to cash
 interest expense.......                                                      1.9x
Ratio of total debt to
 EBITDA.................                                                      5.2x
BALANCE SHEET DATA (END
 OF PERIOD):
Cash and cash
 equivalents............  $     45  $  1,716  $  1,310  $   426  $   490  $    490
Working capital.........     6,750     7,362     3,824   10,864    1,237    15,733
Total assets............   103,288    99,331    96,773   98,449   99,643   191,167
Total debt..............    50,157    41,195    31,364   37,836   26,624   139,746
Stockholder's equity....    25,828    32,118    40,067   35,363   45,706    26,500

--------
(1) EBITDA is defined as income from operations plus depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be considered by an investor as an alternative to income from operations as determined in accordance with generally accepted accounting principles as an indicator of the operating performance of the Company or as an alternative to cash flows as a measure of liquidity.
(2) Depreciation and amortization does not include amortization of deferred financing costs or the discount on the 2001 Notes (as defined) which are included in interest expense.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, purchasers of the Notes offered hereby should consider carefully the risk factors set forth below.

SUBSTANTIAL LEVERAGE

  In connection with the consummation of the Transactions, the Company incurred a significant amount of indebtedness outstanding and will have significant debt service requirements. As of June 30, 1998, on a pro forma basis after giving effect to the Transactions as if the Transactions had occurred on such date, the Company would have had outstanding indebtedness of approximately $139.7 million, including the Notes, and stockholder's equity of $26.5 million. See "Capitalization." In addition, the Indenture will permit the Company to incur or guarantee additional indebtedness, including indebtedness under the Bank Credit Agreement, subject to certain limitations. The Company will have additional borrowing capacity on a revolving credit basis under the Bank Credit Agreement and on a term basis to fund future acquisitions under the Acquisition Facility of the Bank Credit Agreement. See "Description of the Bank Credit Agreement" and "Description of the Notes."

  The Company's high degree of leverage could have important consequences to the holders of the Notes, including but not limited to the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations will be required to be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes, including its operations and future business opportunities; (iii) certain of the Company's borrowings, including certain borrowings under the Bank Credit Agreement, may be at variable rates of interest, which will expose the Company to the risk of increased interest rates; (iv) the indebtedness outstanding under the Bank Credit Agreement will be secured by substantially all the assets of the Company and will mature prior to the maturity of the Notes and
(v) the Company's leveraged position and the covenants contained in its debt instruments could limit the Company's flexibility to adjust to changing market conditions and ability to withstand competitive pressures, and the Company may be more vulnerable to a downturn in general economic conditions or in its business or be unable to carry out capital spending that is important to its growth and productivity improvement programs. See "Description of the Bank Credit Agreement" and "Description of the Notes."

  The Company will be required to make scheduled principal payments under the Bank Credit Agreement commencing on December 31, 1998. See "Description of the Bank Credit Agreement." The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness, including the Notes, will depend on its financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond its control, including interest rates, unscheduled plant shutdowns, increased operating costs, raw material and product prices, and regulatory developments. There can be no assurance that the Company will maintain a level of cash flow from operations sufficient to permit it to pay the principal, premium, if any, and interest on its indebtedness (including the Notes).

  If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay capital expenditures, sell assets, or seek to obtain additional equity capital or restructure or refinance its debt (including the Notes). There can be no assurance that such alternative measures would be successful or would permit the Company to meet its scheduled debt service obligations. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations. The Bank Credit

Agreement and the Indenture will restrict the Company's ability to sell assets and use the proceeds therefrom. See "Description of the Bank Credit Agreement" and "Description of the Notes." There can be no assurance as to the ability of the Company to consummate such sales or the proceeds which the Company could realize therefrom or that such proceeds would be adequate to meet the obligations then due.

RESTRICTIVE FINANCING COVENANTS; CROSS-DEFAULT RISKS

  The Bank Credit Agreement and the Indenture contain a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets or merge, incur additional indebtedness, incur guarantee obligations, prepay the Notes or amend the Indenture, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, make capital expenditures or engage in certain transactions with affiliates, and will otherwise restrict corporate activities. In addition, under the Bank Credit Agreement, the Company is required to comply with specified financial ratios and tests, including a limitation on capital expenditures, an EBITDA to fixed charges ratio, a minimum net worth test, a total debt to EBITDA ratio and a minimum interest coverage test. See "Description of the Bank Credit Agreement" and "Description of the Notes--Certain Covenants."

  The Company's ability to comply with the covenants and restrictions contained in the Bank Credit Agreement and the Indenture may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any such covenants or restrictions could result in a default under the Bank Credit Agreement or the Indenture which would permit the lenders under the Bank Credit Agreement or the holders of the Notes, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest, and the commitments of the lenders under the Bank Credit Agreement to make further extensions of credit could be terminated. In addition, in the event of a default under the Bank Credit Agreement, in certain circumstances the lenders under the Bank Credit Agreement could prevent the Company from making any payments on the Notes. See "Description of the Notes--Ranking." If the Company were unable to repay its indebtedness to the lenders under the Bank Credit Agreement, such lenders could proceed against the collateral securing such indebtedness as described under "Description of the Bank Credit Agreement." There can be no assurance that in the event of any such default the Company will have adequate resources to repay in full principal, premium, if any, and interest on the Notes.

SUBORDINATION OF THE NOTES; UNSECURED STATUS OF THE NOTES

  The payment of principal, premium, if any, and interest on, and any other amounts owing in respect of, the Notes will be subordinated in right of payment to the prior payment in full of all existing and future Senior Indebtedness of the Company, including all amounts owing under the Bank Credit Agreement. As of June 30, 1998, on a pro forma basis after giving effect to the Transactions as if they had occurred on such date, the aggregate principal amount of such Senior Indebtedness of the Company would have been approximately $39.7 million. Additional Senior Indebtedness may be incurred by the Company from time to time, subject to certain restrictions. See "Description of the Bank Credit Agreement" and "Description of the Notes-- Certain Covenants--Limitation on Indebtedness." Therefore, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness of the Company has been paid in full, and there can be no assurance that there will be sufficient assets remaining to pay amounts due on all or any of the Notes. In addition, the Company may not pay principal of, premium, if any, or interest on the Notes, or purchase, redeem or otherwise retire the Notes, if any principal, premium, if any, or interest on any Designated Senior Indebtedness (as defined) is not paid when due (whether at final maturity, upon scheduled redemption or installment, acceleration or otherwise) unless such default has been cured or waived or such Indebtedness has been repaid in full. In addition, under certain circumstances, if any nonpayment default exists with respect to Designated Senior Indebtedness, the Company may not make any payments on the Notes for a specified period of time, unless such default is cured or waived or such Designated Senior Indebtedness has been repaid in full. See "Description of the Notes--Ranking."

  The indebtedness evidenced by the Guarantees of the Notes by the Guarantors will be subordinated in right of payment to the prior payment in full of all existing and future Guarantor Senior Indebtedness of each such Guarantor, including all amounts owing pursuant to their guarantees of the Bank Credit Agreement, to substantially the same extent as the Notes are subordinated to all existing and future Senior Indebtedness of the Company. See "Description of the Notes--Subordination of the Notes" and "--Guarantees of the Notes."

  The Indenture permits the Company to incur certain secured indebtedness, including indebtedness under the Bank Credit Agreement, which will be secured by a lien on substantially all of the assets of the Company and a pledge of all of the capital stock of the Company. The Notes are unsecured and therefore do not have the benefit of such collateral. Accordingly, if an event of default occurs under the Bank Credit Agreement, the lenders under the Bank Credit Agreement will have a prior right to the assets of the Company, and may foreclose upon such collateral, to the exclusion of the holders of the Notes. In such event, such assets would first be used to repay in full amounts outstanding under the Bank Credit Agreement, resulting in all or a portion of the Company's assets being unavailable to satisfy the claims of the holders of Notes and other unsecured indebtedness.

FORWARD LOOKING STATEMENTS

  This Prospectus contains certain estimates and forward looking statements. Actual results could differ materially from those projected in the estimates and forward looking statements as a result of any number of factors, including the risk factors set forth in this Offering Memorandum. Therefore, undue reliance should not be placed upon such estimates and statements. No assurance can be given that any of such estimates or statements will be realized and actual results may differ materially from those contemplated by such forward looking statements. Factors that may cause such differences include: (i) increased competition; (ii) increased costs; (iii) loss or retirement of key members of management and (iv) changes in general economic conditions in the markets in which the Company may from time to time compete. Many of such factors will be beyond the control of the Company and its management.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, the Company will be required to offer to purchase all of the outstanding Notes at a price equal to 101% of the principal amount thereof at the date of purchase plus accrued and unpaid interest, if any, to the date of purchase. The occurrence of certain of the events which would constitute a Change of Control may constitute a default under the Bank Credit Agreement or other indebtedness of the Company that may be incurred in the future. In addition, the Bank Credit Agreement will prohibit the purchase of the Notes by the Company in the event of a Change of Control, unless and until such time as the indebtedness under the Bank Credit Agreement is repaid in full. The Company's failure to purchase the Notes upon the occurrence of a Change of Control would result in a default under the Indenture and the Bank Credit Agreement. In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations under the Bank Credit Agreement and the Notes. See "Description of the Notes--Offer to Purchase Upon Change of Control" and "Description of the Bank Credit Agreement."

COMPETITION

  Each of the business units operates within competitive industries. The Company is not aware of any single competitor that competes with the Company along all three business lines.

  Ames products compete with alternative methods of drywall finishing and other products of ATF tool manufacturers and distributors. Ames' most significant competition is from traditional hand finishing by individual professional finishers. Ames stores also operate in a highly competitive environment with respect to the sale of drywall related merchandise which is generally based on price and convenience. Drywall related merchandise is available from contractor supply yards, building material retailers and other sources.

  Nestaway's primary independent competitor is Ranger Metal Products. However, the majority of dishwasher racks are internally manufactured by OEMs. There can be no assurance that the Company's existing customers will not increase or establish in-house dishwasher rack manufacturing capacity in the future. In 1996 and 1994, certain dishwasher rack customers decided to produce dishwasher racks in-house, resulting in a material decline in the Company's revenues. See "Risk Factors--Reliance on Major Customers" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." General Electric, Frigidaire and Whirlpool/KitchenAid operate in-house dishwasher rack manufacturing operations. Competition is generally based on quality, flexibility, product design innovation, manufacturing efficiency and price. Nestaway's other non-coated and coated formed wire products operate in a highly competitive environment based on price, quality and delivery capability that includes many companies, none of which compete with Nestaway across all its product lines. There can be no assurance the Company will continue to innovate its product offerings or continue to reduce manufacturing costs. Such inability to continue to innovate products or pass on manufacturing cost savings pursuant to contract terms or otherwise could lead to the loss of certain customers or lower gross margins.

  Fischbein competes with a variety of manufacturers, but does not compete with any one company across all its product lines. In bag closing, Fischbein competes with Newlong, Union Special and Doboy Packaging Machinery, Inc. Competition for bag closing products is generally based on price, geographic location, service, reliability and product innovation. With regard to flexible conveyors, Fischbein primarily competes with Best Diversified Products, and competition is generally based on price and functionality. In storage racks, Fischbein competes with Jarke Corporation, Tier-Rack and Federal Prison Industries, and competition is based primarily on price and geographic location.

RELIANCE ON MAJOR CUSTOMERS

  One of Nestaway's dishwasher rack customers accounted for 20%, 19% and 20% of the Company's revenues for 1997, 1996 and 1995, respectively. Since the contract with this customer requires cost reductions during its term, the inability of the Company to continue to achieve manufacturing cost savings could lead to lower gross margins. Another Nestaway customer which markets dishdrainers and other products accounted for 10%, 11% and 8% of the Company's revenues for 1997, 1996 and 1995, respectively. A loss of either or both of these customers could have a material adverse effect on the Company.

  In each of 1994 and 1996 the Company discontinued operations at certain of its facilities, in each case as a result of a decision by certain major dishwasher rack customers to produce dishwasher racks in-house. In each instance the Company's revenues were adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." No assurance can be given that such actions by the Company's dishwasher rack customers will not recur.

RISKS RELATING TO ACQUISITION STRATEGY

  The Company's strategy includes making acquisitions, but there can be no assurance that suitable acquisition candidates will continue to be available. In addition, acquisitions that the Company may make will involve risks, including the successful integration and management of acquired technology, operations and personnel. The integration of acquired businesses may also lead to the loss of key employees of the acquired companies and diversion of management attention from on-going business concerns. There can be no assurance that any additional acquisitions will be made, that the Company will be able to obtain additional financing needed for such transactions and, if any acquisitions are so made, that they will be successful. See "Business-- Strategy."

FLUCTUATIONS IN RAW MATERIALS COST AND SUPPLY

  The Company purchases steel, metal castings, aluminum and other raw materials from various suppliers. There can be no assurance that severe shortages of such materials will not occur in the future, which could increase the cost of or delay the shipment of the Company's products and have a material adverse effect on the Company's operating results. Because such materials in the aggregate constitute significant components of the Company's cost of goods sold, fluctuations in price could have a material adverse effect on the Company's results of operations. Historically, the Company has passed on any increases in prices of raw materials to its customers. However, there can be no assurance that the Company will continue to be able to do so in the future. See "Business--Raw Materials and Suppliers."

GENERAL ECONOMIC CONDITIONS

  The industries in which the Company operates are affected by changes in general economic conditions, including national, regional and local slowdowns in home building, remodeling, construction and other industrial activity, all of which are outside of the Company's control. There can be no assurance that economic slowdowns, adverse economic conditions, cyclical trends, increases in interest rates and other factors will not have a material adverse effect on the Company's consolidated operating results or financial condition. See "Business."

POTENTIAL LEGACY LIABILITIES

  The Company has retained or assumed certain environmental liabilities and risks of future liabilities associated with businesses previously operated or acquired by it, including Bliss and Laughlin Steel Company. The Company does not believe that these retained or assumed liabilities and risks would be expected to have a material adverse effect on the Company's financial condition or operating results. However, changes in laws or regulations, liabilities identified or incurred in the future, or other circumstances, might (individually or in the aggregate) have such an effect. In addition, the Company is currently addressing certain legacy liabilities of this nature. See "Business--Environmental Matters."

UNIONIZED EMPLOYEE RELATIONS

  The Company employs approximately 150 unionized full-time employees under two separate union contracts at two locations out of a total work force of approximately 1,000 employees. The Company's inability to negotiate acceptable contracts with these unions could result in, among other things, strikes, work stoppages or other slowdowns by the affected workers and increased operating costs as a result of higher wages or benefits paid to union members. If the Company's unionized workers were to engage in a strike, work stoppage or other slowdown, or other employees were to become unionized, the Company could experience a significant disruption of its operations and/or higher ongoing labor costs, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Employees."

FOREIGN SALES AND OPERATIONS

  In 1997 approximately 15% of the Company's net revenues were derived from foreign sales and operations and export sales. In addition, a portion of the Company's anticipated growth is expected to come from foreign sales and operations. Foreign sales and operations involve varying degrees of risks and uncertainties inherent in doing business abroad. Such risks include the possibility of unfavorable circumstances arising from host country laws or regulations, including unexpected changes of interpretations thereof. Other risks include partial or total expropriation; export duties and quotas; currency exchange rate fluctuations; restrictions on repatriation of funds; the disruption of operations from labor and political disturbances, insurrection, or war; and the requirements of partial local ownership of operations in certain countries. Furthermore, customer credit risks are exacerbated in foreign sales and operations because there often is little information available about the credit histories of customers in certain countries.

  The value of the Company's foreign sales and earnings may vary with currency exchange rate fluctuations. To the extent that the Company does not take steps to mitigate the effects of changes in relative values, changes in currency exchange rates could have an adverse effect upon the Company's results of operations, which in turn could adversely affect the ability of the Company to meet its debt obligations, including payments on the Notes.

YEAR 2000 ISSUE

  The Company faces "Year 2000" issues. Year 2000 issues exist when dates are recorded using two digits (rather than four) and are then used for arithmetic operations, comparisons or sorting. A two-digit recording may recognize a date using "00" as 1900 rather than 2000, which could cause the Company's computer systems to perform inaccurate computations. The Company has undertaken substantial steps to eliminate Year 2000 risk, including determining which of its systems require replacement or modification, and implementing an action plan in response thereto, portions of which have been completed to date. The Company's Year 2000 issues relate not only to its own systems but also to those of its customers and suppliers. It is anticipated that systems replacements and modifications will resolve the Year 2000 issue with respect to the Company's internal systems. There is no guarantee, however, that such systems replacements and modifications will be completed on time, which could significantly impact the Company. In addition, the failure of the Company's suppliers and customers to address the Year 2000 issue could also significantly impact the Company. See "Management Discussion and Analysis of Financial Condition and Results of Operations--Other Matters."

FRAUDULENT TRANSFER CONSIDERATIONS

  In connection with the Transactions, the Company incurred substantial indebtedness, including through its incurrence of indebtedness under the Bank Credit Agreement and the Notes. If, under relevant federal and state fraudulent transfer and conveyance statues, in a bankruptcy, reorganization or rehabilitation case or similar preceding or a lawsuit by or on behalf of unpaid creditors of the Company, a court were to find that, at the time the Notes were issued by the Company, (a) the Company issued the Notes with the intent of hindering, delaying or defrauding current or future creditors or (b)
(i) the Company received less than reasonably equivalent value or fair consideration for issuing the Notes and (ii) the Company (A) was insolvent or was rendered insolvent by reason of any of the Transactions, including the incurrence of the indebtedness to fund the Transactions, (B) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital to carry on its business, or (C) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay as such debts matured or became due (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes), such court could avoid the obligations under the Notes or subordinate the Notes to presently existing and future indebtedness of the Company or take other action detrimental to the holders of the Notes, including, under certain circumstances, invalidating the

Notes. In that event, there can be no assurance that any repayment on the Notes would ever be recovered by holders of the Notes.

  The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, however, the Company would be considered insolvent if, at the time it incurs the indebtedness constituting the Notes, either (i) the sum of its debts (including contingent liabilities) is greater than its assets, at a fair valuation, or (ii) the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured. There can be no assurance as to what standards a court would use to determine whether the Company was solvent at the relevant time, or whether, whatever standard was used, the Notes would not be avoided on another of the grounds set forth above.

  In addition, the Guarantees may be subject to review under fraudulent conveyance statutes in a bankruptcy, reorganization or rehabilitation case or similar proceedings or a lawsuit on behalf of other creditors of any of the Guarantors. In such a case, the analysis set forth above would generally apply, except that the Guarantees could also be subject to the claim that, since the Guarantees were incurred for the benefit of the Company (and only indirectly for the benefit of the Guarantors), they were incurred for less than reasonably equivalent value or fair consideration. A court could therefore subordinate the Guarantees to the other obligations of the Guarantors, or take other action detrimental to holders of the Notes, including, under certain circumstances, invalidating the Guarantees. See "Description of the Bank Credit Agreement" and "Description of the Notes."

LACK OF PUBLIC MARKET FOR THE NOTES

  The Original Notes have not been registered under the Securities Act, and may not be resold by purchasers thereof unless the Original Notes are subsequently registered or an exemption from the registration requirements of the Securities Act is available. While the Original Notes are at present eligible for trading in the PORTAL market of the Nasdaq Stock Market, Inc., the Exchange Notes will not be so eligible, and there can be no assurance, even following registration or exchange of the Original Notes for Exchange Notes, that an active trading market for the Original Notes or the Exchange Notes will exist. At the time of the private placement of the Original Notes, the Initial Purchasers advised the Company that they intended to make a market in the Original Notes and, if issued, the Exchange Notes. However, the Initial Purchasers are not obligated to make a market in the Original Notes or the Exchange Notes, and any such market-making may be discontinued at any time at the sole discretion of the Initial Purchasers. No assurance can be given as to the liquidity of or trading market for the Original Notes or the Exchange Notes.

CONSEQUENCES TO NON-TENDERED HOLDERS OF ORIGINAL NOTES

  Consequences of Failure to Exchange. To the extent that Original Notes are tendered and accepted for exchange pursuant to the Exchange Offer, the trading market for Original Notes that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the Original Notes not tendered for exchange. The extent of the market therefor and the availability of price quotations would depend upon a number of factors, including the number of holders of Original Notes remaining at such time and the interest in maintaining a market in such Original Notes on the part of securities firms. An issue of securities with a smaller outstanding market value available for trading (the "float") may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for Original Notes that are not exchanged in the Exchange Offer may be affected adversely to the extent that the amount of Original Notes exchanged pursuant to the Exchange Offer reduces the float. The reduced float also may tend to make the trading price of the Original Notes that are not exchanged more volatile.

  Consequences of Failure to Properly Tender. Issuance of the Exchange Notes in exchange for the Original Notes pursuant to the Exchange Offer will be made following the prior satisfaction, or waiver, of the conditions set forth in "The Exchange Offer--Conditions to the Exchange Offer" and only after timely receipt by the Exchange Agent of such Original Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery of all required documentation. Neither the Exchange Agent, the Company or any other person is under any duty to give notification of defects or irregularities with respect to the tenders of Original Notes for exchange. Original Notes that may be tendered in the Exchange Offer but which are not validly tendered will, following the consummation of the Exchange Offer, remain outstanding and will continue to be subject to the same transfer restrictions currently applicable to such Original Notes.

                               THE TRANSACTIONS

  Acquisition Co. entered into the Merger Agreement with the Parent and Cortec Capital Corp., as representative of the stockholders of the Parent, to effect the Acquisition for a purchase price of $155,250,000 (including the repayment of indebtedness), subject to certain post-closing adjustments. Upon completion of the Transactions, (i) the Parent and the Company became direct and indirect subsidiaries of AXIA Group and (ii) the Company became the primary obligor on the Notes and borrowings made under the Bank Credit Agreement.

  On the Closing Date, AXIA Group sold $28.0 million in common stock to the Investor Group, the ESOP, certain directors and officers of AXIA Group and the Company, and certain employees of the Company (the "Equity Investment"), which included Common Stock issued to the Rollover Investor (as defined under "Related Transactions") in exchange for his contribution to AXIA Group of capital stock of the Parent representing the aggregate fair value of such shares. AXIA Group then contributed to Acquisition Co., its indirect wholly-owned subsidiary, the cash received from the issuance of its Common Stock and the capital stock of the Parent contributed to AXIA Group. On the Closing Date, Finance Co. borrowed approximately $39.3 million under the Bank Credit Agreement and received approximately $100.0 million in gross proceeds from the consummation of the Offering. Acquisition Co. then borrowed most of such funds from Finance Co. pursuant to an intercompany promissory note. The Equity Investment, the net proceeds of the Original Notes and borrowings under the Bank Credit Agreement were used: (i) to effect the Acquisition; (ii) to fund the ESOP; (iii) to repay certain existing indebtedness of the Company and (iv) to pay fees and expenses in connection with the Transactions.

THE MERGER AGREEMENT

  The Merger Agreement contains customary provisions for such agreements, including representations and warranties with respect to the condition and operations of the business being acquired, covenants with respect to the conduct of the business prior to the closing date and various closing conditions.

  Pursuant to the Merger Agreement, the purchase price for the Acquisition is subject to adjustment within 60 days of the closing of the Acquisition based on changes in working capital and certain tax liabilities. The Merger Agreement contains indemnification provisions binding on each of the parties to the Merger Agreement. Pursuant to such provisions each of the parties has agreed to indemnify each other for breaches of representations, warranties and covenants. In addition, the selling stockholders have agreed to indemnify the Company for certain working capital deficiencies, increases in tax liabilities, and for certain environmental and litigation matters. In connection with the indemnity provisions, $15.0 million of the purchase price has been placed into an escrow account, including $12.0 million to cover specified indemnification claims and $3.0 million to cover purchase price adjustments. See "Business--Environmental Matters." The indemnity provisions are subject to certain deductibles and minimum thresholds, and the amounts in escrow represent the maximum indemnity available from the selling stockholders.

  The following table sets forth the sources and uses of funds used to effect the Transactions as if the Transactions had occurred on June 30, 1998.

                                                                  AMOUNT
                                                           ---------------------
                                                           (DOLLARS IN MILLIONS)
SOURCES OF FUNDS:
  Bank Credit Agreement(/1/)
    Revolving Credit Facility.............................        $  3.2
    Acquisition Facility..................................            --
    Term Loan.............................................          35.0
    ESOP Term Loan........................................           1.5
  Original Notes..........................................         100.0
  Equity Investment.......................................          28.0
                                                                  ------
    Total Sources.........................................        $167.7
                                                                  ======
USES OF FUNDS:
  Equity purchase price...................................        $131.1
  Retirement of existing debt(/2/)........................          26.6
  Company ESOP Loan(/3/)..................................           1.5
  Fees and expenses(/4/)..................................           8.5
                                                                  ------
    Total Uses............................................        $167.7
                                                                  ======

--------
(1) The Company has available borrowings under the Revolving Credit Facility of up to $15 million, subject to borrowing base limitations. The Company also has available borrowings under the Acquisition Facility of $25 million, subject to the terms thereof. See "Description of the Bank Credit Agreement."
(2) Existing notes of the Company due 2001 were discharged on the day following the closing of the Transactions.
(3) For a description of the Company ESOP Loan, see "Management--Employee Stock Ownership Plan."
(4) Represents fees and expenses, including: (i) the discount paid to the Initial Purchasers in connection with the Sale of the Original Notes; (ii) legal, accounting and other professional fees payable in connection with the Transactions, including fees to Sterling, and (iii) certain other expenses. See "Related Transactions."

                              THE EXCHANGE OFFER

REGISTRATION RIGHTS

  At the Closing, the Company entered into the Registration Rights Agreement with the Initial Purchasers pursuant to which the Company agreed, for the benefit of the holders of the Original Notes, at its cost, (i) within 75 days after the date of the original issue of the Original Notes, to file an Exchange Offer Registration Statement with the Commission with respect to the Exchange Offer for the Exchange Notes, and (ii) to use its reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 120 days after the date of original issuance of the Original Notes. Upon the Exchange Offer Registration Statement being declared effective, the Company agreed to offer the Exchange Notes in exchange for surrender of the Original Notes. The Company agreed to keep the Exchange Offer open for not less than 30 calendar days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Original Notes. For each Original Note surrendered to the Company pursuant to its Exchange Offer, the holder of such Original Note will receive an Exchange Note having a principal amount equal to that of the surrendered Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Original Note surrendered in exchange therefor or, if no interest has been paid on such Original Note, from the date of its original issue. The Registration Rights Agreement also provides an agreement to include in the prospectus for the Exchange Offer certain information necessary to allow a broker-dealer who holds Original Notes that were acquired for its own account as a result of market-making activities or other ordinary course trading activities (other than Original Notes acquired directly from the Company or one of its affiliates) to exchange such Original Notes pursuant to the Exchange Offer and to satisfy the prospectus delivery requirements in connection with resales of Exchange Notes received by such broker-dealer in the Exchange Offer, and to maintain the effectiveness of the Registration Statement for such purposes for 90 days.

  The foregoing agreement is needed because any broker-dealer who acquires Original Notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This Prospectus covers the offer and sale of the Exchange Notes pursuant to the Exchange Offer made hereby and the resale of Exchange Notes received in the Exchange Offer by any broker-dealer who held Original Notes acquired for its own account as a result of market-making activities or other trading activities (other than Original Notes acquired directly from the Company or one of its affiliates).

  Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the Exchange Notes would in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Original Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Original Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

  Each holder of the Original Notes (other than certain specified holders) who wishes to exchange Original Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including that (i) it is not an affiliate of the Company, (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes.

  In the event that any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 150 days of the date of issuance and sale of the Original Notes, or upon request of the Initial Purchasers (under certain circumstances), the Company will, at its cost, (i) as promptly as practicable, file a Shelf Registration Statement (which may be an amendment of the Registration Statement of which this Prospectus is a part) covering resales of the Original Notes, (ii) use all reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (iii) use all reasonable efforts to keep effective the Shelf Registration Statement until three years after its effective date (or until one year after such effective date if such Shelf Registration Statement is filed at the request of the Initial Purchasers under certain circumstances). The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Original Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Original Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Original Notes. A holder of Original Notes that sells such Original Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations). In addition, each holder of the Original Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Original Notes included in the Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

  In the event either (i) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 75th calendar day following the date of original issue of the Original Notes, (ii) the Exchange Offer Registration Statement or, if required in lieu thereof, the Shelf Registration Statement, is not declared effective on or prior to the 120th calendar day following the date of original issue of the Original Notes or (iii) once effective, the Exchange Offer Registration Statement or the Shelf Registration Statement ceases to be effective or the prospectus ceases to be usable (under certain circumstances), the interest rate borne by the Original Notes shall be increased by one-half of one percent per annum following such 75-day period in the case of (i) above, such 120-day period in the case of clause (ii) above or any such period in the case of (iii) above, in each case payable in cash semiannually, in arrears, on January 15 and July 15 of each year. Upon (x) the filing of the Exchange Offer Registration Statement in the case of clause (i) above, (y) the effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement in the case of clause (ii) above or (z) the reeffectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement in the case of clause (iii) above, and provided that none of the conditions set forth in clauses (i), (ii) and (iii) above continues to exist, the interest rate borne by the Original Notes from the date of such filing, effectiveness or reeffectiveness, as the case may be, will be reduced to the original interest rate.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement.

  Except as set forth above, after consummation of the Exchange Offer, holders of Original Notes have no registration or exchange rights under the Registration Rights Agreement. See "--Consequences of Failure to Exchange," and "--Resales of Exchange Notes; Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

  The Original Notes which are not exchanged for Exchange Notes pursuant to the Exchange Offer and are not included in a resale prospectus which, if required, will be filed as part of an amendment to the Registration Statement, will remain restricted securities and subject to restrictions on transfer. Accordingly, such Original Notes may be resold (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Original Notes are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A, (iii) in an offshore transaction in accordance with Regulation S under the Securities Act, (iv) pursuant to an exemption from registration in accordance with Rule 144 (if available) under the Securities Act, (v) in reliance on another exemption from the registration requirements of the Securities Act, or
(vi) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States and subject to certain requirements of the registrar or co-registrar being met, including receipt by the registrar or co-registrar of a certification and (in the case of (iii), (vi) and (v)) an opinion of counsel reasonably acceptable to the Company and the registrar.

  To the extent Original Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Original Notes will decrease with a resulting decrease in the liquidity in the market therefor. Accordingly, the liquidity of the market of the Original Notes could be adversely affected. See "Risk Factors--Consequences to Non-Tendering Holders of Original Notes."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in the Prospectus and in the Letter of Transmittal, a copy of which is attached to this Prospectus as Annex A, the Company will accept any and all Original Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Original Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer. However, Original Notes may be tendered only in integral multiples of $1,000 principal amount.

  The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and hence will not bear legends restricting their transfer pursuant to the Securities Act, and (ii) except as otherwise described above, holders of the Exchange Notes will not be entitled to the rights of holders of Original Notes under the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the Original Notes (which they replace), and will be issued under, and be entitled to the benefits of, the Indenture which governs all of the Notes.

  Solely for reasons of administration (and for no other purpose) the Company
has fixed the close of business on      , 1998 as the record date for the
Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only a registered holder of Original Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Original Notes entitled to participate in the Exchange Offer.

  Holders of the Original Notes do not have any appraisal or dissenters' rights under the Texas Business Corporation Act or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Original Notes when, as and if they have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of the Original Notes for the purposes of receiving the Exchange Notes. The Exchange Notes delivered pursuant to the Exchange Offer will be issued on the earliest practicable date following the acceptance for exchange of Original Notes by the Company.

  If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Original Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Original Notes in the Exchange Offer will not be required to pay brokerage commissions of fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Original Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
     , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Original Notes, (ii) to extend the Exchange Offer, (iii) if any of the conditions set forth below under "--Conditions to the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (iv) to amend the terms of the Exchange Offer in any manner. Except as specified in the immediately preceding paragraph, any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by it to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Original Notes, and the Exchange Offer will be extended for a period of five to 10 business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.

  Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, termination or amendment of its Exchange Offer, the Company shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release thereof to the Dow Jones News Service.

PROCEDURES FOR TENDERING ORIGINAL NOTES

  Tenders of Original Notes. The tender by a holder of Original Notes pursuant to any of the procedures set forth below will constitute the tendering holder's acceptance of the terms and conditions of the Exchange Offer. The Company's acceptance for exchange of Original Notes tendered pursuant to any of the procedures described below will constitute a binding agreement between such tendering holder and the Company in accordance with the terms and subject to the conditions of the Exchange Offer. Only holders are authorized to tender their Original Notes. The procedures by which Original Notes may be tendered by beneficial owners that are not holders will depend upon the manner in which the Original Notes are held.

  DTC has authorized DTC participants that are beneficial owners of Original Notes through DTC to tender their Original Notes as if they were holders. To effect a tender, DTC participants should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof), have the signature thereon guaranteed if required by Instruction 1 of the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below under "--Book-Entry Delivery Procedures," or (ii) transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and follow the procedures for book-entry transfer set forth below under "--Book-Entry Delivery Procedures."

  Tender of Original Notes Held in Physical Form. To tender effectively Original Notes held in physical form pursuant to the Exchange Offer, a properly completed Letter of Transmittal (or a facsimile thereof) duly executed by the holder thereof, and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth below, and tendered Original Notes must be received by the Exchange Agent at such address (or delivery effected through the deposit of Original Notes into the Exchange Agent's account with DTC and making book-entry delivery as set forth below) on or prior to the Expiration Date, or the tendering holder must comply with the guaranteed delivery procedure set forth below. LETTERS OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT AND SHOULD NOT BE SENT TO THE COMPANY.

  Tender of Original Notes Held Through a Custodian. To tender effectively Original Notes that are held of record by a custodian bank, depository, broker, trust company or other nominee, the beneficial owner thereof must instruct such holder to tender the Original Notes on the beneficial owner's behalf. A Letter of Instructions from the record owner to the beneficial owner may be included in the materials provided along with this Prospectus which may be used by the beneficial owner in this process to instruct the registered holder of such owner's Original Notes to effect the tender.

  Tender of Original Notes Held Through DTC. To tender effectively Original Notes that are held through DTC, DTC participants should either (i) properly complete and duly execute the Letter of Transmittal (or a facsimile thereof), and any other documents required by the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below or (ii) transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent's Message to the Exchange Agent for its acceptance. Delivery of tendering Original Notes held through DTC must be made to the Exchange Agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

  THE METHOD OF DELIVERY OF ORIGINAL NOTES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OR AGENT'S MESSAGE TRANSMITTED THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSON TENDERING ORIGINAL NOTES AND DELIVERING LETTERS OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE.

  Except as provided below, unless the Original Notes being tendered are deposited with the Exchange Agent on or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent's Message), the Company may, at its option, reject such tender. Exchange of Exchange Notes for the Original Notes will be made only against deposit of the tendered Original Notes and delivery of all other required documents.

  Book-Entry Delivery Procedures. The Exchange Agent will establish accounts with respect to the Original notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Original Notes by causing DTC to transfer such Original Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. However, although delivery of Original Notes may be effected through book-entry at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one or more of its addresses set forth in this Prospectus on or prior to the Expiration Date, or compliance must be made with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the Exchange Agent. The confirmation of a book-entry transfer into the Exchange Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

  The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Original Notes and that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and the Company may enforce such agreement against such participant.

  Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing, an "Eligible Institution"), unless the Original Notes tendered thereby are tendered (i) by a registered holder of Original Notes (or by a participant in DTC whose name appears on a DTC security position listing as the owner of such Original Notes) who has not completed either the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the Original Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Original Notes not accepted for exchange or not tendered are to be returned to a person other than the registered holder, then the signatures on the Letter of Transmittal accompanying the tendered Original Notes must be guaranteed by an Eligible Institution as described above. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a holder desires to tender Original Notes pursuant to the Exchange Offer and time will not permit the Letter of Transmittal, certificates representing such Original Notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, such Original Notes may nevertheless be tendered if all the following conditions are satisfied:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company herewith, or an Agent's Message with respect to guaranteed delivery that is accepted by the Company, is received by the Exchange Agent on or prior to the Expiration Date, as provided below; and

    (iii) the certificates for the tendered Original Notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such Original Notes into the Exchange Agent's account at DTC as described above), together with a Letter of Transmittal (or facsimile thereof), property completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal or a properly transmitted Agent's Message, are received by the Exchange Agent within two business days after the date of execution of the Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be sent by hand delivery, telegram, facsimile transmission or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, delivery of Exchange Notes by the Exchange Agent for Original Notes tendered and accepted for exchange pursuant to the Exchange Offer will, in all cases, be made only after timely receipt by the Exchange Agent of such Original Notes (or Book-Entry Confirmation of the transfer of such Original Notes into the Exchange Agent's account at DTC as described above), and a Letter of Transmittal (or facsimile thereof) with respect to such Original Notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, or a properly transmitted Agent's Message.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Original Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. The interpretation of the terms and conditions of its Exchange Offer (including the instructions in the Letter of Transmittal) by the Company will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Original Notes, neither the Company, the Exchange Agent nor any other person is under any duty to give such notice, nor shall they incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Original Notes are submitted in a principal amount greater than the principal amount of Original Notes being tendered by such tendering holder, such unaccepted or non-exchanged Original Notes will be returned by the Exchange Agent to the tendering holders (or, in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such unaccepted or non-exchanged Original Notes will be credited to an account maintained with such Book-Entry Transfer Facility), unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  By tendering, each registered holder will represent to the Company that, among other things, (i) the Exchange Notes to be acquired by the holder and any beneficial owner(s) of the Original Notes ("Beneficial Owner(s)") in connection with the Exchange Offer are being acquired by the holder and any Beneficial Owner(s) in the ordinary course of business of the holder and any Beneficial Owner(s), (ii) the holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Notes, (iii) the holder and each Beneficial Owner acknowledge and agree that (x) any person participating in the Exchange Offer for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction with respect to the Exchange Notes acquired by such person and cannot rely on the position of the Staff of the Commission set forth in no-action letters that are discussed herein under "--Resale of the Exchange Notes; Plan of Distribution," and (y) any broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes pursuant to the Exchange Offer must delivery a prospectus in connection with any resale of such Exchange Notes, but by so acknowledging, the holder shall not be deemed to admit that, by delivering a prospectus, it is an "underwriter" within the meaning of the Securities Act, (iv) neither the holder nor any Beneficial Owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing, and (v) the holder and each Beneficial Owner understands that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Commission.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "--Resale of the Exchange Notes; Plan of Distribution."

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Original Notes pursuant to the Exchange Offer may be withdrawn, unless theretofore accepted for exchange as provided in the Exchange Offer, at any time prior to the Expiration Date.

  To be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Original Notes to be withdrawn (the "Depositor"), (ii) identify the Original Notes to be withdrawn, including the certificate number or numbers of the particular certificates evidencing the Original Notes (unless such Original Notes were tendered by book-entry transfer), and aggregate principal amount of such Original Notes, and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee under the Indenture register the transfer of the Original Notes into the name of the person withdrawing such Original Notes. If Original Notes have been delivered pursuant to the procedures for book-entry transfer set forth in "--Procedures for Tendering Original Notes--Book-Entry Delivery Procedures," any notice of withdrawal must specify the name and number of the account at the appropriate book-entry transfer facility to be credited with such withdrawn Original Notes and must otherwise comply with such book-entry transfer facility's procedures. If the Original Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal meeting the requirements above is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. A withdrawal of Original Notes can only be accomplished in accordance with the foregoing procedures.

  All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. No withdrawal of Original Notes will be deemed to have been properly made until all defects or irregularities have been cured or expressly waived. Neither the Company nor the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation, nor shall they incur any liability for failure to give any such notification. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are retendered. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering Original Notes" at any time prior to the Expiration Date.

  Any Original Notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the Exchange Offer, or which have been validly withdrawn, will be returned to the holder thereof (unless otherwise provided in the Letter of Transmittal), as soon as practicable following the Expiration Date or, if so requested in the notice of withdrawal, promptly after receipt by the Company of notice of withdrawal without cost to such holder.

CONDITIONS TO THE EXCHANGE OFFER

  The Exchange Offer shall not be subject to any conditions, other than that
(i) the Commission has issued an order or orders declaring the Indenture governing the Notes qualified under the Trust Indenture Act of 1939, (ii) the Exchange Offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the Commission, (iii) no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer, which, in the judgment of the Company, might impair the ability of the Company to proceed with the Exchange Offer, (iv) there shall not have been adopted or enacted any law, statute, rule or regulation which, in the Company's judgment, would materially impair its ability to proceed with the Exchange Offer or (v) there shall not have occurred any material change in the financial markets in the United States or any outbreak of hostilities or escalation thereof or other calamity or crisis the effect of which on the financial markets of the United States, in the Company's judgment, would materially impair its ability to proceed with the Exchange Offer.

  If the Company determines in its sole discretion that any of the conditions to the Exchange Offer are not satisfied, it may (i) refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders, (ii) extend its Exchange Offer and retain all Original Notes tendered prior to the Expiration Date, subject, however, to the rights of holders to withdraw such Original Notes (see "--Withdrawal of Tenders") or (iii) waiver such unsatisfied conditions with respect to the Exchange Offer and accept all validly tendered Original Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to 10 business day period.

EXCHANGE AGENT

  State Street Bank & Trust Company, the Trustee under the Indenture governing the Notes, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery and other documents should be directed to the Exchange Agent addressed as follows:

            By Mail:            By Facsimile:              By Hand:

  State Street Bank & Trust     (617) 664-5395      State Street Bank & Trust
           Company                                           Company
 Corporate Trust Department                        Corporate Trust Department
        P.O. Box 778       Confirm by Telephone:  Two International Place, 4th
                                                              Floor

Boston, Massachusetts 02102-    (617) 664-5587     Boston, Massachusetts 02110
            0078                                    Attention: Kellie Mullen
 Attention: Kellie Mullen

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

  No dealer-manager has been retained in connection with the Exchange Offer and no payments will be made to brokers, dealers or others soliciting acceptance of the Exchange Offer. However, reasonable and customary fees will be paid to the Exchange Agent for its service and it will be reimbursed for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $300,000. Such expenses include fees and expenses of the Exchange Agent and the trustee under the Indenture, accounting and legal fees and printing costs, among others.

  The Company will pay all transfer taxes, if any, applicable to the exchange of its Original Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of its Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

  The carrying values of the Original Notes are not expected to be materially different from the fair value of the Exchange Notes at the time of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

RESALE OF THE EXCHANGE NOTES; PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection
with any such resale. In addition, until      , 1998, all dealers effecting
transactions in the Exchange Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchanges Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission on concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses approved in writing of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) required to use this Prospectus in connection with their resale of Exchange Notes as described above against certain liabilities, including liabilities under the Securities Act.

                                USE OF PROCEEDS

  The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Original Notes in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Notes, except as otherwise described herein under "The Exchange Offer--Terms of the Exchange Offer." The Original Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the indebtedness of the Company.

                                CAPITALIZATION

  The following table sets forth as of June 30, 1998 the capitalization of the Company and its subsidiaries on a pro forma basis after giving effect to the Transactions as if they had occurred on June 30, 1998. See "The Transactions." The information set forth below should be read in conjunction with the "Unaudited Pro Forma Financial Information" and the Consolidated Financial Statements of the Company and its subsidiaries and related notes thereto included elsewhere herein.

                                                                  AMOUNT
                                                          ---------------------
                                                          (DOLLARS IN MILLIONS)
      Bank Credit Agreement(/1/):
        Revolving Credit Facility........................ $        3.2
        Term Loan........................................         35.0
        ESOP Term Loan...................................          1.5
      Original Notes.....................................        100.0
                                                          ------------
        Total debt.......................................        139.7
      Common stock held by ESOP(/2/).....................          1.5
        Less--Note receivable from ESOP..................         (1.5)
      Total stockholder's equity.........................         26.5
                                                          ------------
        Total capitalization............................. $      166.2
                                                          ============

--------
(1) The Company has available borrowings under the Revolving Credit Facility of up to $15 million, subject to borrowing base limitations. The Company also has available borrowings under the Acquisition Facility of $25 million, subject to the terms thereof. See "Description of the Bank Credit Agreement."
(2) For a description of the Company ESOP Loan, see "Management--Employee Stock Ownership Plan."

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The unaudited pro forma financial information set forth below should be read in conjunction with the historical Consolidated Financial Statements and notes thereto of the Company and its subsidiaries included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The following unaudited pro forma consolidated statements of operations for the year ended December 31, 1997, the six months ended June 30, 1998 and the twelve month period ended June 30, 1998 give effect to the Transactions as if they had occurred at January 1, 1997, and the following unaudited pro forma consolidated balance sheet gives effect to the Transactions as if they had occurred on June 30, 1998.

  The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. Although management has used its best judgment in estimating the fair value of the net assets, various pending studies, analyses and operational decisions may result in significant changes in the current estimates and corresponding changes of the goodwill balance. The pro forma financial information is presented for informational purposes only, and does not purport to represent what the results of operations or financial condition would actually have been had the Transactions in fact occurred on the dates set forth above or to project the Company's results of operations or financial condition for any future period or as of any date, respectively.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

                                          THE COMPANY  PRO FORMA     THE COMPANY
                                          HISTORICAL  ADJUSTMENTS     PRO FORMA
                                          ----------- -----------    -----------
Net sales................................  $ 77,418          --       $ 77,418
Net rentals..............................    27,382          --         27,382
                                           --------    --------       --------
  Net revenues...........................   104,800          --        104,800
Cost of sales............................    50,518         163 (a)     50,681
Cost of rentals..........................     9,626          --          9,626
Selling, general and administrative
 expenses................................    25,302       1,769 (b)     26,646
                                                            375 (c)
                                                           (800)(d)
                                           --------    --------       --------
  Income from operations.................    19,354      (1,507)        17,847
Interest expense.........................     3,710      11,105 (e)     14,815
Interest income..........................      (367)         --           (367)
Other expense (income), net..............       404          --            404
                                           --------    --------       --------
  Income before income taxes and
   extraordinary item....................    15,607     (12,612)         2,995
Provision for income taxes (benefit).....     6,412      (4,012)(f)      2,400
                                           --------    --------       --------
  Income before extraordinary item.......     9,195      (8,600)           595
                                           --------    --------       --------
Extraordinary item.......................       772          --            772
                                           --------    --------       --------
  Net income.............................  $  8,423    $ (8,600)      $   (177)
                                           ========    ========       ========
EBITDA (g)...............................  $ 24,069    $    425       $ 24,494
                                           ========    ========       ========



     See Notes to Unaudited Pro Forma Consolidated Statements of Operations

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                             (DOLLARS IN THOUSANDS)

                                                THE                      THE
                                              COMPANY    PRO FORMA     COMPANY
                                             HISTORICAL ADJUSTMENTS   PRO FORMA
                                             ---------- -----------   ---------
Net sales...................................  $41,725          --      $41,725
Net rentals.................................   14,475          --       14,475
                                              -------     -------      -------
  Net revenues..............................   56,200          --       56,200
Cost of sales...............................   26,259          77 (a)   26,336
Cost of rentals.............................    5,146          --        5,146
Selling, general and administrative
 expenses...................................   13,294         874 (b)   13,956
                                                              188 (c)
                                                             (400)(d)
                                              -------     -------      -------
  Income from operations....................   11,501        (739)      10,762
Interest expense............................    1,393       6,015 (e)    7,408
Interest income.............................       (7)         --           (7)
Other expense (income), net.................      171          --          171
                                              -------     -------      -------
  Income before income taxes and
   extraordinary item.......................    9,944      (6,754)       3,190
Provision for income taxes (benefit)........    3,954      (2,176)(f)    1,778
                                              -------     -------      -------
  Income before extraordinary item..........  $ 5,990      (4,578)       1,412
Extraordinary item..........................      300          --          300
                                              -------     -------      -------
Net income..................................  $ 5,690     $(4,578)     $ 1,112
                                              =======     =======      =======
EBITDA (g)..................................  $13,873     $   212      $14,085
                                              =======     =======      =======



     See Notes to Unaudited Pro Forma Consolidated Statements of Operations

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                   FOR THE TWELVE MONTHS ENDED JUNE 30, 1998

                             (DOLLARS IN THOUSANDS)

                                                                        THE
                                                THE                   COMPANY
                                              COMPANY    PRO FORMA      PRO
                                             HISTORICAL ADJUSTMENTS    FORMA
                                             ---------- -----------   --------
Net sales...................................  $ 80,667         --     $ 80,667
Net rentals.................................    28,625         --       28,625
                                              --------    -------     --------
  Net revenues..............................   109,292         --      109,292
Cost of sales...............................    52,092         37 (a)   52,129
Cost of rentals.............................    10,076         --       10,076
Selling, general and administrative
 expenses...................................    25,753      1,768 (b)   27,096
                                                              375 (c)
                                                             (800)(d)
                                              --------    -------     --------
  Income from operations....................    21,371     (1,380)      19,991
Interest expense............................     3,074     11,741 (e)   14,815
Interest income.............................      (360)        --         (360)
Other expense (income), net.................       970         --          970
                                              --------    -------     --------
  Income before income taxes and
   extraordinary item.......................    17,687    (13,121)       4,566
Provision for income taxes (benefit)........     6,991     (4,201)(f)    2,790
                                              --------    -------     --------
  Income before extraordinary item..........    10,696     (8,920)       1,776
                                              --------    -------     --------
Extraordinary item..........................       300         --          300
                                              --------    -------     --------
Net income..................................  $ 10,396    $(8,920)    $  1,476
                                              ========    =======     ========
EBITDA (g)..................................  $ 26,213    $   425     $ 26,638
                                              ========    =======     ========


     See Notes to Unaudited Pro Forma Consolidated Statements of Operations

      NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(a) Represents the change in depreciation expense resulting from the preliminary purchase price allocation in accordance with the purchase method of accounting. Of the $30.8 million allocated to property, plant and equipment, $0.75 million was allocated to land, $3.75 million was allocated to buildings (depreciated over a 30 year life) and $26.3 million was allocated to machinery and equipment (depreciated over a 7 year life).

(b) Represents an increase in amortization resulting from the preliminary purchase price allocation in accordance with the purchase method of accounting. Goodwill is amortized over 40 years.

(c) Represents the estimated annual cost to maintain the ESOP.

(d) Reflects the elimination of certain management fees and an officer's salary partially offset by the corresponding estimated costs of a new Chairman and Board of Directors and the Sterling management fee, and the cost savings related to the restructuring of certain insurance policies.

(e) Represents the elimination of interest expense related to the historical debt outstanding and the incurrence of interest expense related to borrowings under the Bank Credit Agreement and the issuance of the Notes.

                                                    SIX                   TWELVE
                                                   MONTHS   FISCAL YEAR   MONTHS
                                                   ENDED       ENDED      ENDED
                                                  JUNE 30,  DECEMBER 31, JUNE 30,
                                                    1998        1997       1998
                                                  --------  ------------ --------
      Interest expense on the Company's
       historical debt..........................  $(1,393)    $(3,710)   $(3,074)
      Interest expense on the Bank Credit
       Agreement at an assumed rate of 8.0%.....    1,591       3,182      3,182
      Interest expense on the Notes at a rate of
       10 3/4%..................................    5,375      10,750     10,750
      Amortization of debt issuance costs.......      442         883        883
                                                  -------     -------    -------
      Total Company.............................  $ 6,015     $11,105    $11,741
                                                  =======     =======    =======

    Borrowings under the Bank Credit Agreement bear interest at a floating rate based on either LIBOR or a prime rate. A 1/8% change in the interest rate would change annual interest expense by approximately $50,000.

(f) Represents the tax effect of all adjustments, excluding the amortization of non-deductible goodwill, using a combined statutory and federal statutory income tax rate of approximately 37%.

(g) EBITDA is defined as income from operations plus depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be considered by an investor as an alternative to income from operations as determined in accordance with generally accepted accounting principles as an indicator of the operating performance of the Company or as an alternative to cash flows as a measure of liquidity.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                              AS OF JUNE 30, 1998

                             (DOLLARS IN THOUSANDS)

                                                                         THE
                                                THE                    COMPANY
                                              COMPANY    PRO FORMA       PRO
                  ASSETS                     HISTORICAL ADJUSTMENTS     FORMA
                  ------                     ---------- -----------    --------
Current assets:
  Cash and cash equivalents................   $   490     (158,946)(a)      490
                                                           158,946 (b)
  Accounts receivables, net................    14,643           --       14,643
  Inventories, net.........................     9,714           --        9,714
  Prepaid income taxes and other current
   assets..................................       503           --          503
  Current income tax receivable............        --        1,353 (a)    1,353
  Deferred income tax benefit..............     2,847           --        2,847
                                              -------    ---------     --------
    Total current assets...................    28,197        1,353       29,550
Plant and equipment, net...................    25,165        5,631 (a)   30,796
Other assets:
  Goodwill, net............................    33,055       73,958 (a)  110,582
                                                             3,569 (c)
  Intangible assets, net...................       841           --          841
  Deferred charges, net....................    12,348         (287)(a)   19,361
                                                             7,300 (b)
  Other assets.............................        37           --           37
                                              -------    ---------     --------
    Total other assets.....................    46,281       84,540      130,821
                                              -------    ---------     --------
Total assets...............................   $99,643    $  91,524     $191,167
                                              =======    =========     ========
   LIABILITIES AND STOCKHOLDER'S EQUITY
   ------------------------------------
Current Liabilities:
  Current maturities of long-term debt.....   $13,757      (13,757)(a)    2,875
                                                             2,875 (b)
  Accounts payable.........................     4,653           --        4,653
  Accrued liabilities......................     6,679         (390)(a)    6,289
  Accrued income taxes.....................     1,871       (1,871)(a)       --
                                              -------    ---------     --------
    Total current liabilities..............    26,960      (13,143)      13,817
Non-Current Liabilities:
  Long-term debt, less current maturities..    12,867      (12,867)(a)       --
  Revolving Credit Facility................        --        3,246 (b)    3,246
  Term Loan................................        --       32,500 (b)   32,500
  Notes offered hereby.....................        --      100,000 (b)  100,000
  ESOP Term Loan...........................        --        1,125 (b)    1,125
  Other non-current liabilities............    11,006       (3,700)(a)    7,306
  Deferred income taxes....................     3,104        3,569 (c)    6,673
                                              -------    ---------     --------
    Total non-current liabilities..........    26,977      123,873      150,850
  Common stock held by ESOP................        --        1,500 (b)    1,500
  Less: Note receivable from ESOP..........        --       (1,500)(b)   (1,500)
Stockholder's Equity:
  Common stock and additional paid-in
   capital.................................    16,723      (16,723)(a)   26,500
                                                            26,500 (b)
  Retained earnings........................    29,508      (29,508)(a)       --
  Accumulated other comprehensive income...      (525)         525 (a)       --
                                              -------    ---------     --------
    Total stockholder's equity.............    45,706      (19,206)      26,500
                                              -------    ---------     --------
Total liabilities and stockholder's equity.   $99,643    $  91,524     $191,167
                                              =======    =========     ========

          See Notes to Unaudited Pro Forma Consolidated Balance Sheet

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(a) Represents the adjustment to record the acquisition in accordance with purchase accounting.

      Purchase price.................................................. $155,250
      Preliminary adjustment for working capital......................    2,496
      Acquisition costs...............................................    1,200
                                                                       --------
      Total........................................................... $158,946
                                                                       ========

  The resultant pro forma purchase price entries are as follows:

      Fixed assets.................................................. $  5,631
      Common stock and additional paid in capital...................   16,723
      Retained earnings.............................................   29,508
      Accumulated other comprehensive income........................     (525)
      Elimination of historical debt
        Current.....................................................   13,757
        Long-term...................................................   12,867
        Interest payable............................................      309
      Elimination of historical environmental liability.............    3,700
      Elimination of historical deferred debt issuance costs........     (287)
      Elimination of litigation accrual retained by seller..........       81
      Goodwill......................................................   73,958
      Current taxes
        Current income tax receivable...............................    1,353(i)
        Accrued income taxes........................................    1,871(i)
                                                                     --------
                                                                     $158,946
                                                                     ========

--------
  (i) Represents the change in accrued income taxes due to additional deductible expenses of approximately $11.6 million resulting from the Transactions, including bonus plans, the extinguishment of debt and the exercise of stock options. Such amounts shall reduce the proceeds paid to the selling stockholders.

(b) In order to finance the Acquisition and related fees and expenses, the Company used the proceeds of the issuance of the Notes, the Equity Investment and borrowings under the Bank Credit Agreement.

      Proceeds of Original Notes.................................... $100,000
      Proceeds of Equity Investment.................................   26,500
      Proceeds of Common Stock held by ESOP.........................    1,500
      Proceeds from initial borrowings under the Bank Credit
       Agreement
        Term Loan...................................................   35,000
        Revolving Credit Facility...................................    3,246
        ESOP Term Loan..............................................    1,500
      Deferred financing costs......................................   (7,300)
      Loan made by the Company to the ESOP..........................   (1,500)
                                                                     --------
                                                                     $158,946
                                                                     ========

(c) Represents the adjustment to deferred taxes resulting from the allocation of purchase price to the fair values of assets and liabilities acquired.

                      SELECTED HISTORICAL FINANCIAL DATA

  The selected historical consolidated financial information presented below as of December 31, 1993, 1994, 1995, 1996 and 1997 and for the periods ended December 31, 1993, March 15, 1994, December 31, 1994, 1995, 1996 and 1997 is
derived from the consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants. The Predecessor Company financial data presented in the table below represents financial information for the Company prior to its acquisition by an investor group led by Cortec Group on March 15, 1994. Due to the substantial change in controlling interest in the Company, the Company reflected a complete change in its accounting basis of its assets and liabilities from Predecessor Company historical cost to estimated fair value as of March 15, 1994. The selected consolidated financial information presented below as of and for each of the six month periods ended June 30, 1997 and 1998 is derived from the unaudited interim financial statements of the Company. In the opinion of management, such unaudited interim financial statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the Company's financial position and results of operations for such periods. The unaudited operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1998. The information presented below should be used in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements of the Company and the related notes thereto included elsewhere herein.

                             PREDECESSOR
                               COMPANY
                          ------------------
                            YEAR     PERIOD    PERIOD                                    SIX MONTHS ENDED
                           ENDED     ENDED     ENDED     YEAR ENDED DECEMBER 31,             JUNE 30,
                          DEC. 31,  MAR. 15,  DEC. 31,  ----------------------------  -----------------------
                            1993      1994      1994      1995      1996      1997       1997        1998
                          --------  --------  --------  --------  --------  --------  ----------- -----------
                                                                                      (UNAUDITED) (UNAUDITED)
                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Net revenues............  $87,767   $18,593   $ 81,304  $104,326  $104,787  $104,800    $51,708     $56,200
Cost of revenues........   56,594    11,869     51,662    64,829    61,294    60,144     29,381      31,405
Charges for
 environmental
 matter(/1/)............    1,430        --         --        --        --        --         --          --
Selling, general &
 administrative
 expenses...............   20,728     4,587     17,883    24,181    25,146    25,302     12,843      13,294
                          -------   -------   --------  --------  --------  --------    -------     -------
Income from operations..    9,015     2,137     11,759    15,316    18,347    19,354      9,484      11,501
Interest expense........    7,084     1,500      5,300     6,596     5,123     3,710      2,029       1,393
Interest income.........      (75)      (17)       (61)      (44)      (39)     (367)       (14)         (7)
Other expense (income),
 net....................      (69)     (105)      (240)      537        57       404       (395)        171
                          -------   -------   --------  --------  --------  --------    -------     -------
Income before income
 taxes and extraordinary
 item...................    2,075       759      6,760     8,227    13,206    15,607    $ 7,864     $ 9,944
Provision for income
 taxes..................      861       315      3,116     3,338     5,730     6,412      3,375       3,954
                          -------   -------   --------  --------  --------  --------    -------     -------
Income before
 extraordinary item.....    1,214       444      3,644     4,889     7,476     9,195      4,489       5,990
Loss on early
 extinguishment of debt,
 net....................       --        --         --        --       614       772        772         300
                          -------   -------   --------  --------  --------  --------    -------     -------
Net income..............  $ 1,214   $   444   $  3,644  $  4,889  $  6,862  $  8,423    $ 3,717     $ 5,690
                          =======   =======   ========  ========  ========  ========    =======     =======
OTHER FINANCIAL DATA:
EBITDA(/2/).............  $14,033   $ 3,182   $ 16,388  $ 20,783  $ 24,375  $ 24,069    $11,729     $13,873
Depreciation and
 amortization(/3/)......    5,018     1,045      4,629     5,467     6,028     4,715      2,245       2,372
Capital expenditures....    3,532       445      2,676     3,853     3,862     3,475      1,699       3,011
Ratio of earnings to
 fixed charges(/4/).....      1.3x      1.5x       2.2x      2.1x      3.2x      4.5x       4.3x        6.5x
BALANCE SHEET DATA (END
 OF PERIOD):
Cash and cash
 equivalents............  $ 1,733   $ 2,227   $    872  $     45  $  1,716  $  1,310    $   426     $   490
Working capital.........    7,120     8,144      7,872     6,750     7,362     3,824     10,864       1,237
Total assets............   67,963    69,165    104,397   103,288    99,331    96,773     98,449      99,643
Total debt..............   50,109    49,368     57,063    50,157    41,195    31,364     37,836      26,624
Stockholder's
 equity(/5/)............   (7,408)   (7,058)    20,796    25,828    32,118    40,067     35,363      45,706

                See Notes to Selected Historical Financial Data

                  NOTES TO SELECTED HISTORICAL FINANCIAL DATA

(1) Charges related to involvement in an environmental matter and action at a property formerly owned by a predecessor of the Company.
(2) EBITDA is defined as income from operations plus depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be considered by an investor as an alternative to income from operations as determined in accordance with generally accepted accounting principles as an indicator of the operating performance of the Company or as an alternative to cash flows as a measure of liquidity.
(3) Depreciation and amortization does not include amortization of deferred financing costs or the discount on the 2001 Notes which are included in interest expense.
(4) The ratio of earnings to fixed charges is calculated as (a) income from continuing operations before income taxes plus fixed charges, divided by
    (b) fixed charges. Fixed charges include interest expense, capitalized interest and the interest portion of rent expense. The interest portion of rent expense is calculated as one-third of total rent expense.
(5) As part of the recapitalization of the Predecessor Company, which occurred on December 21, 1989, the Company paid a $65,695,000 cash dividend on common stock and recognized a $617,000 premium on the redemption of previously outstanding shares of preferred stock, resulting in a stockholder's deficit at the end of 1989 and the succeeding periods until the acquisition of the Predecessor Company in 1994.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

  The Company is a leading designer, manufacturer, marketer and distributor of a diverse range of products in several niche markets including productivity enhancing construction tools, formed wire products, industrial bag closing equipment and flexible conveyors. The Company operates through three business units: Ames, Nestaway and Fischbein. Ames is the leading designer, manufacturer, marketer and distributor of ATF tools, which are rented or sold to interior finishing contractors to finish drywall joints prior to painting, wallpapering or other forms of final treatment. Nestaway is a leading manufacturer of formed wire products which are used for a variety of commercial and consumer product applications. Fischbein is a leading worldwide manufacturer and marketer of industrial bag closing and handling equipment and systems and a leading manufacturer of flexible conveyors and storage racks.

  The Company distributes certain of its products through subsidiaries located in Belgium, France, the United Kingdom, Singapore and Canada. The Company accounts for gains and losses resulting from foreign currency transactions in its consolidated statement of income. Income and expense items are translated at the average exchange rate for the period. The assets and liabilities of foreign subsidiaries are translated at the current rate of exchange at the balance sheet date. Balance sheet translation adjustments have been excluded from the results of operations and are reported as a separate component of stockholder's equity. As the Company's foreign revenues accounted for approximately 15% of the Company's net revenues, the results of the Company may be favorably or unfavorably affected to the extent the U.S. dollar weakens or strengthens versus the applicable corresponding foreign currency. The Company currently does not enter into hedging programs in an attempt to mitigate the fluctuations against the U.S. dollar.

  During the periods discussed below, except as may be noted, inflation and changing prices have not had, and are not expected to have, a material impact on the Company's net revenues or its income from operations.

  In 1997, the Company repurchased and extinguished $9.3 million in principal of its 11% Senior Subordinated Notes due 2001 (the "2001 Notes"). The Company recorded a charge of $1.3 million, $0.8 million net of tax, for the redemption premium, the writeoff of unamortized capitalized financing costs associated with the issuance of the 2001 Notes, the applicable original issue discount, and the expenses of the transaction. In May 1998, the Company repurchased and extinguished the remaining $5.3 million in principal of its 2001 Notes, and similarly recorded a charge of $0.5 million, $0.3 million net of tax. As a result of the refinancing of its bank debt in 1996, the Company recorded a debt extinguishment charge of $1.0 million on a pretax basis, $0.6 million net of tax, due to the writeoff of the unamortized capitalized financing costs related to the previous bank agreement.

RESULTS OF OPERATIONS

                                                                      SIX MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                  JUNE 30,
                          ---------------------------------------  -------------------------
                              1995          1996         1997         1997          1998
                          ------------  ------------  -----------  ------------  -----------
                                              (DOLLARS IN MILLIONS)
Net revenues
  Ames net revenues.....  $ 33.9  32.5% $ 38.0  36.2% $42.4  40.4% $20.7   40.0% $23.0  40.9%
  Nestaway net revenues.    42.6  40.8    39.7  37.9   35.3  33.7   18.0   34.8   20.0  35.6
  Fischbein net
   revenues.............    27.8  26.7    27.1  25.9   27.1  25.9   13.0   25.2   13.2  23.5
                          ------ -----  ------ -----  ----- -----  -----  -----  ----- -----
   Total net revenues...   104.3 100.0   104.8 100.0  104.8 100.0   51.7  100.0   56.2 100.0
                          ------ -----  ------ -----  ----- -----  -----  -----  ----- -----
Cost of revenues........    64.8  62.1    61.3  58.5   60.1  57.3   29.4   56.9   31.4  55.9
                          ------ -----  ------ -----  ----- -----  -----  -----  ----- -----
Gross profit............    39.5  37.9    43.5  41.5   44.7  42.7   22.3   43.1   24.8  44.1
Selling, general,
 administrative
 expenses...............    24.2  23.2    25.2  24.0   25.3  24.2   12.8   24.7   13.3  23.6
                          ------ -----  ------ -----  ----- -----  -----  -----  ----- -----
Income from operations..    15.3  14.7    18.3  17.5   19.4  18.5    9.5   18.4   11.5  20.5
Interest expense........     6.6   6.3     5.1   4.9    3.7   3.5    2.0    3.9    1.4   2.5
Other expense (income)..     0.5   0.5      --   0.0    0.1   0.1   (0.4)  (0.8)   0.2   0.4
                          ------ -----  ------ -----  ----- -----  -----  -----  ----- -----
Income before income
 taxes and extraordinary
 item...................     8.2   7.9    13.2  12.6   15.6  14.9    7.9   15.3    9.9  17.6
Provision for income
 taxes..................     3.3   3.2     5.7   5.4    6.4   6.1    3.4    6.6    3.9   6.9
                          ------ -----  ------ -----  ----- -----  -----  -----  ----- -----
Income before
 extraordinary item.....     4.9   4.7     7.5   7.2    9.2   8.8    4.5    8.7    6.0  10.7
Extraordinary item......      --    --     0.6   0.6    0.8   0.8    0.8    1.5    0.3   0.6
                          ------ -----  ------ -----  ----- -----  -----  -----  ----- -----
Net income..............  $  4.9   4.7% $  6.9   6.6% $ 8.4   8.0% $ 3.7    7.2% $ 5.7  10.1%
                          ====== =====  ====== =====  ===== =====  =====  =====  ===== =====

 Six months ended June 30, 1998 compared to six months ended June 30, 1997

  Net Revenues. Net revenues for the six month period ended June 30, 1998 increased 8.7% to $56.2 million from $51.7 million in the comparable period in 1997. The increase in net revenues was a result of increased rentals and sales of ATF tools and increased sales of drywall related merchandise, dishwasher racks, other formed wire products and bag closing equipment.

  Ames' net revenues increased 11.1% to $23.0 million in the six month period ended June 30, 1998 from $20.7 million in the comparable period in 1997. The increase was primarily the result of an increase in both price and volume of rented ATF tools. Factory-built housing initiatives also resulted in higher ATF rental revenues. In addition, Ames' revenues increased due to higher demand for drywall related merchandise and ATF tool sales.

  Nestaway's net revenues increased 11.1% to $20.0 million in the six month period ended June 30, 1998 from $18.0 million in the comparable period in 1997. The increase was primarily due to growth in formed wire products including dishdrainers and shower caddies, and several recent product additions, such as golf cart baskets and dryer racks. Revenues from dishwasher racks were also improved with the addition of a new OEM customer.

  Fischbein's net revenues increased 1.5% to $13.2 million in the six month period ended June 30, 1998 from $13.0 million in the comparable period in 1997. The increase was primarily due to increased bag closing equipment sales in the U.S. and in Europe. This increase was partially offset by reduced revenues in Asian markets. In addition, revenues derived from sales of Fischbein's flexible conveyors declined due to lower market demand in the U.S.

  Gross Profit. Gross profit for the six month period ended June 30, 1998 increased 11.2% to $24.8 million from $22.3 million in the comparable period in 1997. The increase in gross profit was attributable to the net revenue increase discussed above. Gross profit as a percentage of net revenues improved to 44.1% from 43.1% due to a favorable mix of higher margin products.

  Ames' gross profit improved with revenues. This improvement was offset by temporary operating inefficiencies as the Bensenville, Illinois and Tucker, Georgia rental ATF tool repair operations were consolidated into a new facility in Stone Mountain, Georgia. Nestaway's gross profit improved due to revenue growth, a favorable mix of higher margin products, improved operating efficiencies and a favorable pricing adjustment. Fischbein's gross profit also improved due to product mix.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses for the six month period ended June 30, 1998 increased 3.9% to $13.3 million from $12.8 million in the comparable period in 1997. As a percentage of net revenues, selling, general and administrative expenses declined from 24.8% to 23.7% due to improved overhead efficiency from increased sales.

  Interest Expense. Interest expense for the six month period ended June 30, 1998 decreased to $1.4 million from $2.0 million in the comparable period in 1997. The decrease was the result of both a reduction in outstanding debt and the aforementioned repurchase of the 2001 Notes in May 1997 utilizing the Company's lower interest revolving credit loan and the final repurchase of the 2001 Notes in May 1998. The repurchase of the 2001 Notes also reduced the amortization of the original issue discount and capitalized financing costs.

  Other Expense. Other expense was $0.2 million for the six month period ended June 30, 1998 compared to other income of $0.4 million in 1997. The decrease was primarily due to a $0.5 million gain from the sale of an investment during the comparable period in 1997.

  Income Taxes, Extraordinary Item and Net Income. The effective tax rate for the six month period ended June 30, 1998 was 39.4% compared to 43.0% for the prior year comparable period. This decrease in the effective tax rate was due in part to a reduction in the impact of non-deductible amortization expense. During the second quarter of 1998, the Company recorded a $0.3 million extraordinary charge related to the loss on extinguishment of the 2001 Notes. As a result of the above factors, net income was $5.7 million compared to $3.7 million for the prior comparable period.

 Year ended December 31, 1997 compared to year ended December 31, 1996

  Net Revenues. Net revenues were unchanged at $104.8 million in 1997 compared to 1996. Excluding the loss of an OEM customer in the second quarter of 1996, consolidated net revenues grew 4.3% over the prior year period. The loss of the OEM customer was offset by the increase in the rental and sale of ATF tools and drywall related merchandise sales through Company-managed stores. As a result of targeted marketing activities, bag closing equipment revenues in Latin America also increased. Currency changes resulted in a reduction in revenues of $1.6 million from 1996.

  Ames' net revenues increased 11.6% to $42.4 million in 1997 from $38.0 million in 1996. ATF tool rental sales increased $2.5 million primarily due to both price and volume increases in rented ATF tools. Drywall related merchandise sales also improved $0.9 million as product offerings were expanded and additional marketing programs were developed to improve store sales. ATF tool sales increased $1.0 million in part due to the addition of new distribution locations.

  Nestaway's net revenues decreased 11.1% to $35.3 million in 1997 from $39.7 million in 1996. The decrease was primarily attributable to the loss of the aforementioned OEM customer, which resulted in a decline in revenues of $4.3 million. Offsetting this decline were increased sales to a new OEM which accounted for $0.6 million in revenues in 1997.

  Fischbein's net revenues were unchanged at $27.1 million in 1997 compared to 1996. Fischbein recorded revenue growth in its bag closing product line in the U.S., Latin America and Europe of $0.7 million. Revenues from Europe, however, were negatively impacted by foreign currency translation rate changes which reduced revenues by $1.6 million. Excluding this event, bag closing revenues would have increased $2.3 million. Specific marketing programs directed towards Latin American markets improved revenues by $1.1 million. Revenues from storage racks declined $0.7 million primarily as a result of lower demand.

  Gross Profit. Gross profit increased 2.8% to $44.7 million in 1997 from $43.5 million in 1996. The improvement was directly related to rental revenue growth within the Ames business unit. Additionally, gross profit as a percentage of net revenues improved to 42.7% from 41.5% as a result of a shift towards higher margin products.

  Ames' gross profit improved as a result of rental revenue increases together with a reduction in tool refurbishment costs as a result of foreign outsourcing of parts and programs to reduce parts consumption. Nestaway's gross profit declined primarily due to product mix with a higher proportion of sales in lower margin non-dishwasher rack formed wire products and the impact of the startup of several new products including shower caddies, golf cart baskets and dishwasher racks for a new OEM customer offset by the elimination of certain fixed costs associated with the closure of a leased production facility in 1996. Fischbein's profit margins continued to improve due to cost reduction programs and improved operating efficiencies at the Statesville, North Carolina bag closing production facility. Fischbein also implemented a foreign parts sourcing program which resulted in lower components costs.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 0.4% to $25.3 million in 1997 from $25.2 million in 1996. This was primarily attributable to an increase in bad debt expense accompanying increased revenue within the Ames business unit. The Company also recorded an increase in administrative and selling compensation. These increases were offset by lower insurance, benefits and amortization expense. Ames also recorded lower facility rental expenses with the closure of a training center. As a percentage of net revenues, selling, general and administrative expenses increased slightly to 24.2% in 1997 from 24.0% in 1996.

  Interest Expense. Interest expense decreased to $3.7 million in 1997 from $5.1 million in 1996. The decrease was the result of a reduction in outstanding debt, a reduction in the interest rate on its revolving credit agreement as a result of a bank credit refinancing which occurred in June 1996 and the repurchase of a portion of the 2001 Notes in May 1997 utilizing a lower cost bank line of credit.

  Other Expense. Other expense was $0.1 million in 1997. In 1997, the Company recorded a gain on the sale of an investment. This income was offset by expenses related to efforts to sell one of the Company's divisions and the loss incurred on disposal of fixed assets.

  Income Taxes, Extraordinary Item and Net Income. The effective tax rate for the year ended 1997 was 41.0% compared to 43.2% in 1996. The decrease was due to a reduction in the estimate of state and foreign tax liabilities. During 1997, the Company recorded a $0.8 million extraordinary charge related to the loss on extinguishment of a portion of the 2001 Notes. As a result of the above factors, net income increased to $8.4 million in 1997 from $6.9 million in 1996.

 Year ended December 31, 1996 compared to year ended December 31, 1995

  Net Revenues. Net revenues increased 0.5% to $104.8 million in 1996 from $104.3 million in 1995. Revenue growth was primarily the result of increased rental revenues of Ames' ATF tools and drywall related merchandise. This increase in revenues offset the loss of the OEM customer in the second quarter of 1996 discussed above, which resulted in a revenue decline of $3.5 million from 1995.

  Ames' net revenues increased 12.1% to $38.0 million in 1996 from $33.9 million in 1995. The increase in revenues was attributable to increased ATF tool rentals and increased sales of drywall merchandise. The increase in ATF rentals was, in part, due to the expansion of distribution opportunities with the addition of new franchises, a program begun in 1995. Increased rentals of ATF tools in the eastern and midwestern U.S. also contributed to volume increases. New product introductions and marketing programs facilitated a gain in drywall related merchandise sales.

  Nestaway's net revenues decreased 6.8% to $39.7 million in 1996 from $42.6 million in 1995. The decrease was primarily attributable to the loss of the OEM customer discussed above. An additional OEM customer brought dishwasher rack production in-house in the third quarter of 1996 contributing to a $1.7 million reduction in revenues. Other formed wire products contributed an additional $2.7 million in revenues primarily from the dishdrainer product line where Nestaway added coating capacity in 1995.

  Fischbein's net revenues decreased 2.5% to $27.1 million in 1996 from $27.8 million in 1995. This decrease was due to the inclusion of an additional month of sales in 1995 as the Company eliminated a one month financial reporting lag (the impact on income from operations was not material), and by a $0.6 million negative impact from translation changes. This decrease was offset by increased revenues of bag closing equipment and flexible conveyors.

  Gross Profit. Gross profit increased 10.1% to $43.5 million in 1996 from $39.5 million in 1995. The gross profit improvement was primarily attributable to changes in product and customer mix and cost reduction and efficiency programs in each of the business units. The gross profit as a percentage of net revenues improved to 41.5% in 1996 from 37.9% in 1995.

  Gross profit improved at Ames due to the substantial growth in ATF rentals and lower refurbishment costs resulting from foreign parts sourcing and parts consumption reduction programs. Nestaway's gross profit increased due to improved operating efficiencies, product mix and reductions in workers' compensation premiums and real and personal property taxes. Fischbein also recorded improved gross profit margins in part due to equipment acquisitions which improved production capabilities and lowered production costs.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 4.1% to $25.2 million in 1996 from $24.2 million in 1995. This increase was primarily attributable to additional marketing programs and bad debt expense incurred to support revenue growth, particularly at Ames. Bad debt expense on a consolidated basis increased $0.4 million primarily due to revenue increases at Ames. Advertising and promotions increased $0.1 million. As a percentage of net revenues, selling, general and administrative expenses increased to 24.0% in 1996 from 23.2% in 1995.

  Interest Expense. Interest expense decreased to $5.1 million in 1996 from $6.6 million in 1995 due to a reduction in the interest rate on its revolving credit agreement as a result of a refinancing which occurred in June 1996.

  Other Expense. Other expense decreased from $0.5 million recorded in 1995. The Company recorded income in 1996 of $0.2 million as a result of a distribution relating to past claims received from the liquidation of an insurance company. In 1995, the Company had recorded charges for the disposal of fixed assets ($0.1 million) and the consolidation of two tool repair centers ($0.2 million).

  Income Taxes, Extraordinary Item and Net Income. The effective tax rate in 1996 was 43.2% compared to 40.2% in 1995. This increase was due to an increase in the estimate of state and foreign tax liabilities. During 1996, the Company recorded a $0.6 million extraordinary charge related to the loss on extinguishment of its bank debt. As a result of the above factors, net income increased to $6.9 million from $4.9 million.

LIQUIDITY AND CAPITAL RESOURCES

  The Company generated cash from operations of $7.3 million for the six month period ended June 30, 1998 compared to $3.0 million for the six month period ended June 30, 1997, and had cash on hand of $0.5 million at June 30, 1998. Cash from operations and cash on hand were utilized to fund capital expenditures of $3.0 million and a $5.0 million repayment of debt.

  At June 30, 1998, the Company had working capital of $1.2 million compared to working capital of $3.8 million at December 31, 1997. The decline in working capital was due to an increase in the current maturities of long-term debt of $2.8 million. The Company classified amounts outstanding under its revolving credit loan as a current liability. The Company increased its borrowings by $3.2 million as a result of the repurchase and extinguishment of $5.3 million of the 2001 Notes. Accounts receivable grew $1.9 million and inventories $0.6 million. The growth in accounts receivable occurred primarily at Nestaway. Due to the closure of many of its customer's plants during the period between Christmas and New Year's Day, Nestaway's receivables decline at year-end and increase in the first quarter as customer production activity resumes to normal levels. Accrued income taxes increased $1.6 million as a result of increased earnings and lower estimate payments.

  During the six month period ended June 30, 1998, the Company utilized net cash provided by operations to fund capital expenditures of $3.0 million primarily for revenue maintenance and growth. Nestaway invested $0.7 million as it continued to convert the production capacity of its Clinton, North Carolina facility to produce dishwasher racks for a new customer and purchased equipment to manufacture new formed wire products. Ames expended $1.2 million on new ATF tools for the rental market and for wash systems for rental to manufactured housing customers.

  Upon consummation of the Transactions, interest payments on the Notes and under the Bank Credit Agreement and amortization of the Term Loan will represent significant obligations of the Company. The Company's remaining liquidity demands relate to capital expenditures and working capital needs. For the year ended December 31, 1997, the Company spent $3.5 million on capital projects. The Company anticipates capital expenditures totaling $5.6 million in 1998. Of this amount, $3.0 million had been spent through June 30, 1998. Exclusive of the impact of any future acquisitions, the Company does not expect its capital expenditure requirements to increase materially in the foreseeable future.

  The Company's primary sources of liquidity will be cash flows from operations and borrowings under the Bank Credit Agreement. The Revolving Credit Facility will provide the Company with $15.0 million of borrowings, subject to availability under the borrowing base. The Acquisition Facility will provide the Company with $25.0 million of borrowings, subject to customary conditions. "See Description of the Bank Credit Agreement". The Company believes that, based on current and anticipated financial performance, cash flow from operations and borrowings under the Revolving Credit Facility will be adequate to meet anticipated requirements for capital expenditures, working capital and scheduled interest payments. However, the Company's capital requirements may change, particularly if the Company should complete any material acquisitions. The ability of the Company to satisfy its capital requirements will be dependent upon the future financial performance of the Company, which in turn will be subject to general economic conditions and to financial, business and other factors, including factors beyond the Company's control.

ACCOUNTING CHANGES

  In 1997, the Financial Accounting Standards Board issued two new disclosure standards. Results of operations and financial position will be unaffected by implementation of these new standards.

  In 1998, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distribution to owners, in a financial statement for the period in which they are recognized. The Company has chosen to disclose comprehensive income, which encompasses net income, minimum pension liability and foreign currency translation adjustments, in the consolidated statements of stockholder's equity. Prior periods have been restated to conform with SFAS 130 requirements.

  Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas, and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Due to the recent issuance of this standard, management has been unable to fully evaluate the impact, if any, it may have on future financial statement disclosure.

OTHER MATTERS

  With the coming of the year 2000, there has been a great deal of publicity concerning computer information reporting and equipment failure due to hardware's and software's use of two-digit dates ("Year 2000"). Management is responsible for identifying the Company's computer systems affected by the Year 2000 issue and developing and executing a compliance plan. Each business unit has prepared and is in the process of implementing plans to replace current management information systems due to current hardware and software language obsolescence and the need to upgrade system capacities to management requirements. As a result, all business units expect their management information systems to be Year 2000 compliant by the end of 1998 or in early 1999. The Company has spent approximately $0.6 million in 1997 and estimates spending an additional $0.7 million in the aggregate in 1998 and 1999 to upgrade its management information systems. There is no guarantee, however, that such systems replacements and modifications will be completed on time. The failure of the Company's suppliers and customers to address the Year 2000 issue could significantly impact the Company.

  As a result of dishwasher rack sourcing decisions made by its customers in 1996, the Company shut down a leased production facility in Canal Winchester, Ohio, and temporarily idled a second plant in Clinton, North Carolina. The Clinton facility resumed operations in 1997 when the Company was awarded a contract by a new dishwasher rack customer. The Beaver Dam, Kentucky plant, shut down in 1994 due to a customer's decision to utilize an alternative source of supply, was reopened in 1996 to produce dishwasher rack components, lower volume dishwasher racks, and other formed and coated wire products. During 1997 and 1996, the Company charged $0.6 million and $1.0 million, respectively, of the costs incurred against a facility realignment reserve established in prior periods. The Company has no further reserves for the realignment of its production capacities as of December 31, 1997, and management believes its current manufacturing operations are properly positioned to service current and future customers.

                                   INDUSTRY

ATF TOOLS

  Drywall construction was introduced in the U.S. in the 1930s as an alternative to plaster walls and is the leading interior wall material used today. Drywall has become the industry standard wall material due to its desirable physical properties (e.g. durability, hardness), cost, and ease of installation relative to plaster and is used in the vast majority of new residential, commercial, and industrial construction projects, as well as remodeling activity involving wall installation and replacement.

  The installation of drywall requires taping and finishing at the joints of the drywall construction. When drywall was first introduced, all taping and finishing was done by hand. In 1939, the Ames brothers in California invented the first ATF tools, which allowed drywall contractors to apply tape and compound with more consistent quality and less waste. Currently, ATF finishing techniques are generally three to four times faster than hand taping methods. As a result of these benefits, once finishers are trained in the use of ATF tools and have used them for a period of time, they typically do not revert back to hand taping techniques.

  Due primarily to Ames' historical focus on the western U.S., ATF tools are more widely used in that market than in the eastern and midwestern U.S. Management believes that ATF tools have the potential for significant continued growth through increased sales efforts in the eastern and midwestern U.S. markets.

  In addition to the rate at which drywall professionals are converted from hand taping methods to ATF tools, demand is also influenced by housing starts. According to the U.S. Bureau of Census, total U.S. housing starts have grown at a 6.4% compound annual growth rate since 1991, reaching 1.5 million in 1997. In addition, the median size of new, single family homes has increased 25% since 1985 and this trend is expected to continue, leading to further growth in drywall shipments.

  Drywall material is used in the construction of factory-built homes as well as traditional homes. Factory-built homes represented approximately 32% of the total number of single family homes sold in 1996 and shipments of factory-built homes totaled approximately 363,000 units in 1996, a compound annual growth rate of approximately 16% since 1991. Demand for factory-built homes is increasing due to greater community acceptance, size and affordability. In 1996, management instituted a program to penetrate the factory-built housing market and believes this market offers significant growth potential.

FORMED WIRE PRODUCTS

  The formed wire products market includes a wide range of coated and non-coated formed wire products for various consumer, commercial and industrial applications including dishwasher racks, refrigerator racks, oven racks, bakery racks, shelving, dishdrainers, sink protectors, shower caddies, fan guards, dryer racks, golf cart baskets, bucket bails and medical baskets. The Company's primary formed wire products are dishwasher racks which are used by OEMs. The dishwasher rack is a key component for the OEMs and is an important driver of consumer preference. Because the dishwasher rack is visible to the consumer, it is a critical component for dishwasher manufacturers that utilize rack design to differentiate their products from competitors and to differentiate among their own models.

  The market for dishwasher racks is expected to continue to grow as dishwasher sales continue to increase. Dishwasher penetration among U.S. households has increased steadily from approximately 34% in 1973 to approximately 55% in 1996. This increased penetration has led to increased sales of dishwashers, which have grown at a compound annual rate of approximately 6% since 1991 reaching 5.1 million dishwashers in 1997. Replacements, which constitute 75% of dishwasher sales, and housing starts are the two major factors driving the demand for dishwashers. The Company believes it is the largest independent major supplier of dishwasher racks in North America.

  The U.S. market for formed wire products other than dishwasher racks is extremely fragmented and is comprised of many companies manufacturing a wide range of products. The Company believes there are no dominant manufacturers serving the formed wire products industry, but certain suppliers have established leading positions in certain niche markets.

BAG CLOSING EQUIPMENT

  The bag closing equipment market includes equipment and consumables used in the closing, sealing, and handling of paper, textile and plastic bags across a wide variety of industries. 1996 U.S. manufacturers' shipments of bag opening, filling and closing machinery (excluding heat sealing) were approximately $133 million, with bag closing and sealing machinery accounting for $61 million of total shipments. 1996 U.S. shipments of shrink film and heat sealing machinery were $124 million, with heat sealing equipment representing $68 million of the total. Between 1994 and 1996, the U.S. machinery manufacturers' sales of bag opening, filling and closing, grew at a compound annual growth rate of 6%, while sales of shrink film and heat sealing machinery grew at a compound annual growth rate of 10%. This growth is due to the increased productivity provided by automated bag closing systems.

  While data on the size and growth of the international markets for bag closing equipment is not available, management believes that international markets have exhibited higher rates of growth than the U.S. market due to the relative underpenetration of automated bag closing systems in these markets. Management expects global demand for bag closing and handling equipment and systems to continue to grow.

FLEXIBLE CONVEYORS

  Flexible conveyors are part of the $60 billion worldwide material handling industry. The markets for flexible conveyors have grown at a 6.6% compound annual growth rate since 1994, reaching an estimated $910 million in 1997. This growth has been driven by trends towards greater efficiency and improvements in employee safety. Flexible conveyor products constitute a small portion of the overall conveyor equipment market, but are subject to the same overall industry growth trends.

                                   BUSINESS

GENERAL

  The Company is a leading designer, manufacturer, marketer and distributor of a diverse range of products in several niche markets including productivity enhancing construction tools, formed wire products, industrial bag closing equipment and flexible conveyors. Management believes the Company possesses strong market leadership positions in its primary markets. The Company believes it is: (i) the largest U.S. supplier and distributor of ATF tools;
(ii) the largest U.S. independent manufacturer of dishwasher racks; (iii) a leading worldwide manufacturer and marketer of bag closing products and (iv) a leading manufacturer and marketer of flexible conveyors and warehouse storage racks. The Company believes that its market leadership positions, brand name recognition, established national and international distribution networks, strong customer base and manufacturing expertise provide significant opportunities to grow sales of new and existing products within established markets, as well as expand into new markets. The Company also believes that its diverse base of products and markets reduces exposure to any particular industry, product market or geographic region. The Company operates through three business units: Ames, Nestaway and Fischbein. For the twelve months ended June 30, 1998, the Company had net revenues and pro forma EBITDA of $109.3 million and $26.6 million, respectively.

  Ames. Ames is the leading designer, manufacturer, marketer and distributor of ATF tools, which are rented or sold to interior finishing contractors to finish drywall joints prior to painting, wallpapering or other forms of final treatment. ATF tools, invented by Ames in 1939, enable interior finishing contractors to finish drywall joints three to four times faster than less productive hand finishing methods. The Company is the leader in ATF tool rentals and sales in the markets in which it serves. The primary business of Ames is the rental and service of more than 135,000 ATF tools through its extensive distribution network throughout the U.S. and Canada. Ames also sells ATF tools under the TapeTech(R) and TapeMaster(R) brand names through an established independent network of dealers in the U.S. and Canada. In addition, Ames sells a variety of other drywall tools, finishing accessories and supplies through its network of Company-managed stores. The Company believes it has significant opportunities to increase Ames' revenues by expanding the use of ATF tools in the fast growing factory-built housing market, which is increasingly utilizing drywall rather than other materials. The Company also believes it has a significant opportunity to expand the use of ATF tools by converting interior finishing contractors from traditional hand finishing methods, particularly in the eastern and midwestern U.S. where the use of ATF tools is less prevalent than in the western U.S. For the twelve months ended June 30, 1998, Ames had net revenues of $44.7 million.

  Nestaway. Nestaway is a leading manufacturer of formed wire products which are used for a variety of commercial and consumer product applications. Nestaway is North America's largest independent manufacturer of coated wire dishwasher racks and components which are sold to all the major U.S. OEMs. Approximately 75% of dishwashers sold in the U.S. are replacements. In 1996, Nestaway produced an estimated 68% of all independently manufactured dishwasher racks and an estimated 17% of all dishwasher racks produced in the U.S. Nestaway's primary OEM customers include Maytag, EBS-Bosch and Whirlpool/KitchenAid. Nestaway has had relationships with all major OEMs for an average of approximately 19 years and approximately 90% of Nestaway's 1997 revenues were generated pursuant to requirements contracts with terms extending through 2002. Nestaway also manufactures, on a contract basis, other close tolerance, welded, non-coated or coated formed wire products such as dish drainers, sink protectors, shower caddies, dryer racks, golf cart baskets, bucket bails, medical baskets and small gauge axles. In 1994, Nestaway entered into an agreement with a major consumer products company it has served for over 50 years to manufacture 100% of this customer's coated formed wire dish drainers and sink protectors. In 1997, Nestaway entered into an agreement with the same customer to manufacture 100% of its coated wire shower caddies. The Company believes it has significant opportunities to increase Nestaway's revenues through: (i) increasing sales to existing customers; (ii) expanding its product offering and customer base by developing new formed wire business;
(iii) expanding production in international markets and (iv) pursuing strategic acquisitions. For the twelve months ended June 30, 1998, Nestaway had net revenues of $37.4 million.

  Fischbein. Fischbein is a leading worldwide manufacturer and marketer of industrial bag closing and handling equipment and systems and a leading manufacturer and marketer of flexible conveyors and storage racks. Bag closing and handling systems products include: (i) portable and stationary industrial sewing heads and sewing systems for paper, textile and woven polypropylene bags; (ii) industrial heat sealing and bag handling systems for paper and plastic bags; (iii) consumables, including thread and tape and (iv) service parts. Service parts, which provide a recurring base of revenue, accounted for approximately 20% of Fischbein's sales in 1997. Fischbein's bag closing products are used across a broad range of industries for packaging chemicals, minerals, agricultural and food products. In addition to bag closing products, Fischbein manufactures extendible, flexible, gravity and motorized conveyors and portable, nestable and stackable warehouse storage racks. Fischbein's flexible conveyors are used by retailers for loading and unloading tractor trailers at store sites and distribution centers. Storage racks are designed for factory and warehouse storage where flexibility in racking is desired and are sold to customers in various industries, including retail, distribution, food, chemical, pharmaceutical and textile. The Company believes it has significant opportunities to increase Fischbein's revenues by expanding the product offerings that can be sold through its extensive distribution network and by making strategic acquisitions. For the twelve months ended June 30, 1998, Fischbein had net revenues of $27.2 million.

COMPETITIVE STRENGTHS

  Established Leadership Positions in Niche Markets. The Company believes that its product quality, customer-driven product development and high levels of customer service have allowed it to achieve strong market positions and brand name recognition. Management believes the Company possesses strong market leadership positions in its primary markets. The Company believes it is: (i) the largest U.S. supplier and distributor of ATF tools; (ii) the largest U.S. independent manufacturer of dishwasher racks; (iii) a leading worldwide manufacturer and marketer of bag closing products and (iv) a leading manufacturer and marketer of flexible conveyors and storage racks. Ames, which invented the ATF tool in 1939, continues to be the leader in ATF tool rentals and sales. Nestaway has been a leading independent supplier of dishwasher racks to the U.S. dishwasher industry for over 50 years. Fischbein, which first introduced a portable bag closer in 1943, is consistently recognized as a leading global supplier of bag closing equipment. The Company believes its leadership positions will allow it to: (i) broaden its product offerings to existing customers; (ii) expand its customer base with both new and existing products and (iii) diversify its geographic coverage to secure new customers and to meet the needs of existing customers in additional markets.

  Diverse Revenue Base. The Company's three business units provide revenue and cash flow from a diverse base of products, customers and geographic regions. The Company's products are sold through multiple distribution channels to customers in over 100 countries in a wide variety of end-use markets. In 1997, international sales accounted for approximately 15% of the Company's revenues. This diversity of products and distribution channels provides the Company with a broad base from which to increase sales and expand customer relationships and reduces exposure to any particular industry, product market or geographic region.

  Manufacturing Expertise. The Company has a proven track record in product manufacturing and development in each of its business units. The Company utilizes this expertise in partnership with its customers both to improve product performance and to reduce manufacturing costs. Ames invented

ATF tools and remains the leader in their design and development, and continues to make its products easier to use, more productive and less costly to refurbish. Nestaway frequently works directly with its OEM customers to design and manufacture new dishwasher racks and other formed wire products in a cost-effective manner. In addition, Nestaway develops and manufactures custom designed tooling and other equipment used in high volume precision wire forming, welding and coating, providing Nestaway with the ability to manufacture quickly and efficiently both new and redesigned products. Fischbein has successfully developed both new products and new features for existing products that enhance customer productivity and reduce Fischbein's manufacturing costs. The Company believes its manufacturing expertise enables it to strengthen customer loyalty, improve the value of its products and reduce manufacturing costs.

  Established Distribution Networks. The Company has established broad distribution networks serving both domestic and international markets. Ames' rental ATF tools are distributed in the U.S. and Canada through over 125 separate and distinct distribution locations and Ames' sold ATF tools are distributed in the U.S. and Canada through a network of over 250 dealers and distributors. Fischbein's national and international distribution network extends to over 100 countries through international and domestic distributors, dealers and packaging machinery manufacturers. Management believes that its distribution network provides it with an established base from which to introduce new products, expand sales of existing product lines and achieve operating efficiencies.

  Proven and Committed Management Team. The Company has assembled a strong and experienced management team at each of its business units. The Company's senior operating managers have an average of over 14 years of experience in their respective industries. Management has successfully enhanced operating margins through the implementation of various production improvements and cost cutting initiatives and as a result, EBITDA margins improved from 16.0% in 1993 to 23.0% in 1997.

STRATEGY

  The Company's strategy is to increase revenues and cash flow in each of its business units through both internal growth and by pursuing selective acquisitions. Management believes the Company's market leadership positions, brand name recognition, strong customer base, established distribution networks and manufacturing expertise provide significant growth opportunities for the Company.

  Ames' primary business strategy is to pursue the expansion of ATF tool use in the factory-built housing market and to continue to convert interior finishing contractors utilizing traditional hand finishing drywall methods to the use of ATF tools. With regard to the continued conversion from hand finishing to ATF tools, management believes there is a significant opportunity to increase utilization rates in the eastern and midwestern U.S. Ames has successfully increased its rental revenues in the eastern and midwestern U.S. at a 15% compound annual growth rate since 1993 and expects to continue to grow rental revenues in this market. Ames also plans to continue to expand its presence in the fast growing factory-built housing market which in 1996, accounted for 32% of all new single family homes and has grown at a compound annual growth rate of 16% since 1991. Ames has established relationships with major factory-built housing companies, including Fleetwood Enterprises, Champion Enterprises and Oakwood Homes, and management believes that the productivity enhancements associated with ATF tools provide Ames with a significant opportunity to increase revenues in this market where hand finishing is predominant.

  Nestaway's primary business strategy is to increase sales to existing dishwasher rack customers and to expand its product offerings of other formed wire products. Management intends to continue to increase sales to existing customers by supplying its customers as they expand production in domestic and international markets and by further increasing its sales to OEMs that have in-house manufacturing operations. Nestaway will continue to pursue new customer relationships, and was recently awarded a new contract with EBS-Bosch, a leading European manufacturer of high-end dishwashers that has recently expanded operations in the U.S. In addition to dishwasher racks, Nestaway continues to focus on providing new formed wire products to new and existing customers for applications such as sporting goods, home organization, household products, computer accessories, air conditioning, utility carts and other formed wire products. Revenues from formed wire products other than dishwasher racks increased from $4.5 million, or 11% of Nestaway's net revenues, in 1993 to $11.3 million, or 32% of Nestaway's net revenues, in 1997, a 26% compound annual growth rate. Nestaway plans to pursue an acquisition strategy that expands its current product offerings by leveraging Nestaway's core competency of precision wire forming and coating.

  Fischbein's primary business strategy is to expand its bagging product offerings through both new product development and by acquiring companies that manufacture complementary products in new and existing geographic markets. Management believes that the Company has a significant opportunity to increase sales of new products by leveraging its extensive national and international distribution capabilities and existing customer base. Management also believes that Fischbein has an opportunity to utilize its existing distribution network to expand sales of its storage and flexible conveyor products in the packaging, distribution and delivery industries.

PRODUCTS

  Ames. Ames' ATF tools are used in the construction industry by professional interior finishing contractors to finish and prepare drywall for painting or other forms of final treatment. ATF tools simultaneously apply joint tape and compound to all drywall joints and automatically dispense a controlled amount of joint compound for fast, efficient operation. Ames offers three sizes of ATF tools for rent to meet the needs of a variety of customers, including the standard size ("Bazooka(R)"), the short size ("Minizooka(R)"), and the extra long size ("Maxizooka(TM)"). For drywall finishers that prefer to purchase their ATF tools, Ames markets ATF tools under the TapeTech(R) and TapeMaster(R) brand names.

  Ames also offers its customers a wide variety of other products used in drywall finishing including corner rollers, flat finishers, corner finishers, nail spotters, loading pumps and finisher handles. Corner rollers embed joint tape firmly into an interior corner or ceiling angle with metal wheels, forcing out excess compound and leaving the angle ready for finishing. Flat finishers are used to apply a final coat of joint compound over taped joints which does not require sanding. Corner finishers remove excess compound, feathering both sides at once and apply the second coat of compound for inside corners. Nail spotters apply compound to nail or screw head dimples, preparing them for painting or other final treatment. Loading pumps are used to fill Ames' ATF tools, nail spotters and flat finishers with joint compound. Finisher handles are specifically designed for use with Ames' products and allows the user to complete most of the taping and finishing work from the floor instead of using scaffolding or stilts.

  In addition, Ames' stores provide its customers with a variety of supplies and other products including hand finishing drywall tools, drywall finishing accessories, including spray rigs, power sanders, scaffolds and board handling devices, and drywall supplies, including compound, paper and mesh joint tape and corner bead.

  Nestaway. Nestaway's products consist of formed, coated and non-coated wire products used for a variety of commercial and consumer product applications. Nestaway's primary focus is on producing dishwasher racks for OEMs. Nestaway also manufactures, on a contract basis, other close tolerance, welded, non-coated or coated formed wire products such as dishdrainers, sink protectors, shower caddies, dryer racks, golf cart baskets, bucket bails, medical baskets and small gauge axles. Nestaway's engineers frequently work with each individual customer to design new or improved products which are tailored to meet their customer's specific needs.

  Fischbein. Fischbein manufactures a variety of bag closing equipment, flexible conveyors and storage equipment. Fischbein's bag closing products consist of a variety of hand-held and stationary industrial sewing and sealing units which utilize portable sewing machines, industrial sewing heads, sewing systems and heat sealing and handling systems. Portable sewing machines are hand-held and lightweight for low and moderate volume applications and are effective in closing a wide variety of bags, including paper and woven polypropylene. Industrial sewing heads are designed for continuous use in moderate to high volume applications and are used to close paper, textile and woven polypropylene bags. Sewing systems consist of pedestal-mounted sewing heads with integrated conveying capabilities. These systems can be integrated into new or existing bagging lines and can be fully automated. Heat sealing and handling systems are generally used for medium to high speed bag closing and sealing applications. These systems incorporate programmable logic controllers, pneumatics, airflow and hot melt adhesive technologies, and are used to close polyethylene bags, paper bags, heat sealable inner liners, pinch style bags and hot melt adhesive closures. Fischbein also provides service parts, consumables, accessories, thread and tape used with Fischbein equipment.

  Fischbein also offers flexible conveyors and storage racks marketed under the Nestaflex(R), Nestainer(R) and Postainer(TM) brand names. Nestaflex(R) products include a full line of conveyors for a wide variety of material handling applications where stationary conveyors do not provide adequate flexibility. These products are used by major retailers for loading and unloading tractor trailers at store sites, by distribution centers and also in light manufacturing operations. Nestainer(R) and Postainer(TM) products consist of large, welded steel racks designed for factory and warehouse storage and transportation purposes where changes in stored products and quantities make stationary racking inefficient or impractical. The stackable and nestable features of both systems maximize vertical storage capacity and their unique design allows for compact storage when not in use. Nestainer(R) products are also used as containers for transporting products.

SALES AND MARKETING

  The Company markets and sells its broad range of products to a wide variety of customers through an extensive sales and marketing network which utilizes full time sales representatives, franchisees and third party distributors. These sales efforts are enhanced by its product development staff, who work closely with customers to develop products which are customized to meet their specific needs.

  Ames. Ames' rental tool sales organization consists of over 100 individuals engaged in sales and marketing activities throughout North America. Ames' ATF rental tools reach drywall professionals in North America through over 125 distribution locations including 57 Company-managed stores and 53 franchised operations. Ames sells ATF tools under the TapeTech(R) and Tapemaster(R) brand names through a network of 263 dealers and distributors.

  Ames utilizes franchises, rental stations, field specialists and mobile operations to support its sales and marketing activities. Franchisees are typically major drywall and construction material distributors who operate multiple locations. Under its franchise arrangements, Ames trains franchisee personnel to demonstrate the advantages of using ATF tools, supplies Ames owned tools to the franchisee and uses the franchisees' employees to rent Ames tools to interior drywall finishers. Rental stations are used in locations where the usage of ATF tools cannot support stand-alone Company- managed stores. Ames typically operates its rental stores within a drywall distribution yard owned by a third party. Field specialists, who cover territories in well marked Ames vans, serve as direct marketers and on-site trainers, and operate as rental centers for job site customers. An important component of Ames' marketing strategy is the demonstration of the advantages and techniques of Ames' products for existing and potential customers. In addition to training conducted by the field specialists during on-site demonstrations, training is conducted through eight training centers located at the Company's rental stores.

  Nestaway. As a result of Nestaway's focus on large OEMs, senior executives are directly involved in sales and marketing efforts. Nestaway's sales and marketing efforts also include technical, engineering and manufacturing employees who regularly communicate with their counterparts of the OEM customer. As a result, the Company is able to customize its products to meet the needs of the customer in a timely and efficient manner with regard to both product development and assisting OEMs in developing more efficient manufacturing processes. The Company believes Nestaway's sales and marketing efforts are substantially enhanced by these inter-organizational relationships.

  Fischbein. Sales and marketing activities relating to Fischbein's bag closing products are divided into two regions: Western Hemisphere and Eastern Hemisphere. Western Hemisphere sales and marketing efforts are directed by the Vice President of Sales and Marketing, a U.S. and Canadian sales manager and a Latin American sales manager supported by three customer service specialists and a nine person engineering department. Products are also marketed by 47 independent distributors and dealers, 20 packaging machinery manufacturers and directly to national accounts. In the Eastern Hemisphere, Fischbein manages a network of 67 independent distributors and dealers and 53 packaging machinery manufacturers in Belgium, the United Kingdom, France and Singapore.

  Fischbein's flexible conveyors and storage racks sales and marketing efforts are directed by a sales manager with the assistance of four regional sales managers and supported by three sales specialists who are focused on sales support and customer service activities. Products are also sold through more than 500 independent material handling dealers throughout the U.S. and to a lesser extent in Canada and Latin America. Fischbein has sales partnership arrangements with 18 material handling systems manufacturers and sells directly to national end-user accounts. Fischbein supplements its sales activity with trade advertising, training, demonstrations, application videos and product literature and by participation in regional trade shows.

CUSTOMERS

  The Company's customers are diversified across each of the Company's business units. Ames' products are generally used by interior finishing contractors and Ames currently has over 10,000 active customer accounts. Nestaway's products are sold to dishwasher manufacturers and other marketers of formed wire products, including major OEMs such as Maytag, Frigidaire, EBS-Bosch, Whirlpool/Kitchen Aid and General Electric. The Company's most significant OEM customer, Maytag, accounted for approximately 20% of the Company's consolidated revenues in 1997. The Company's customers of other formed wire products currently include the E-Z Go Division of Textron, Inc., Melex International, Allegiance Healthcare and a major consumer products company. Fischbein's customers include companies in a variety of industries including the food, chemical, agriculture and other industries.

OPERATIONS

  Ames. Ames purchases proprietary ATF tool components from both domestic and foreign suppliers and either assembles the parts into finished tools in the Company's service centers or uses the parts to refurbish rental tools. These tools are then rented or sold through Ames' national distribution network. In addition, Ames cleans and refurbishes ATF tools at the end of each rental.

  Nestaway. Nestaway operates four manufacturing plants which are located near its major customers. Nestaway's manufacturing operations consist of wire preparation and forming, welding, coating and assembly and packaging. These manufacturing operations are highly automated and require high tolerance levels. The Company's processes include the use of robotics, custom designed manufacturing processes and tooling, the ability to weld up to 412 spots per unit and highly complex coating processes.

  Fischbein. Fischbein's manufacturing processes include precision machining, welding, final assembly and the integration of electronic controls. While most orders are for standard products, Fischbein also designs and builds custom systems.

RAW MATERIALS AND SUPPLIERS

  The Company purchases steel, metal castings, aluminum and other raw materials from various suppliers. While all such materials are available from numerous independent suppliers, commodity raw materials are subject to fluctuations in price. There can be no assurance that severe shortages of such materials will not occur in the future, which could increase the cost of or delay the shipment of the Company's products and have a material adverse effect on the Company's operating results. Because such materials in the aggregate constitute significant components of the Company's cost of goods sold, fluctuations in price could have a material adverse effect on the Company's results of operations. Historically, the Company has passed on any increases in prices of raw materials to its customers. However, there can be no assurance that the Company will continue to be able to do so in the future.

COMPETITION

  Each of the business units operates within competitive industries. The Company is not aware of any single competitor that competes with the Company along all three business lines.

  Ames products compete with alternative methods of drywall finishing and other products of ATF tool manufacturers and distributors. Ames' most significant competition is from traditional hand finishing by individual professional finishers. Ames stores also operate in a highly competitive environment with respect to the sale of drywall related merchandise which is generally based on price and convenience. Drywall related merchandise is available from contractor supply yards, building material retailers and other sources.

  Nestaway's primary independent competitor is Ranger Metal Products. However, the majority of dishwasher racks are internally manufactured by OEMs. There can be no assurance that the Company's existing customers will not increase or establish in-house dishwasher rack manufacturing capacity in the future. In 1996 and 1994, certain dishwasher rack customers decided to produce dishwasher racks in-house, resulting in a material decline in the Company's revenues. See "Risk Factors--Reliance on Major Customers" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." General Electric, Frigidaire and Whirlpool operate in-house dishwasher rack manufacturing operations. Competition is generally based on quality, flexibility, product design innovation, manufacturing efficiency and price. Nestaway's other non-coated and coated formed wire products operate in a highly competitive environment based on price, quality and delivery capability and includes many companies, none of which compete with Nestaway across all its product lines. There can be no assurance the Company will continue to innovate its product offerings or continue to reduce manufacturing costs. Such inability to continue to innovate products or pass on manufacturing cost savings pursuant to contract terms or otherwise could lead to the loss of certain customers or lower gross margins.

  Fischbein competes with a variety of manufacturers, but does not compete with any one company across all its product lines. In bag closing, Fischbein competes with Newlong, Union Special and Doboy Packaging Machinery, Inc. Competition for bag closing products is generally based on price, geographic location, service, reliability and product innovation. With regard to flexible conveyors, Fischbein primarily competes with Best Diversified Products, and competition is generally based on price and functionality. In storage racks, Fischbein competes with Jarke Corporation, Tier-Rack and Federal Prison Industries, and competition is based primarily on price and geographic location.

ENVIRONMENTAL MATTERS

  The Company is subject to various federal, state, local and foreign laws and regulations governing environmental and employee health and safety matters, including the handling, the use, discharge and disposal of hazardous materials and pollutants. The Company believes that the conduct of its operations is in substantial compliance with current applicable environmental laws and regulations. Maintaining such compliance in the conduct of its operations has not had, and is not expected to have, a material adverse effect on the Company's financial condition or operating results. However, changes in laws or regulations or other circumstances might, individually or in the aggregate, have a material adverse effect on the Company's financial condition or operating results.

  On February 25, 1991, the New York State Department of Environmental Conservation ("NYSDEC") sent a notice letter to the Company alleging that it had documented the release and/or threatened release of "hazardous substances" and/or the presence of "hazardous wastes" at a property located in Buffalo, New York, formerly owned by Bliss and Laughlin Steel Company, a predecessor of the Company. NYSDEC determined that the Company, among others, may be a responsible party through its past ownership of the property. The site is currently listed on the New York State Registry of Inactive Hazardous Waste Disposal Sites. Environmental consultants engaged by the Company have established a range of estimated remediation costs of approximately $1.0 million to $3.0 million, plus or minus 30% of those costs. The Company established an accrual of $3.9 million for the remediation and associated costs.

  In 1997, the Company entered into an agreement with an adjoining landowner, who is obligated by NYSDEC to address environmental concerns at his property. By this agreement, the adjoining landowner agreed to accept responsibility for remediating the property formerly owned by the Company if a particular remedy for that property is ultimately approved by NYSDEC. On the advice of its environmental consultants, provided after reviewing available data about the Company's former property, the Company believes it is likely that NYSDEC will approve the remedy in question, but the Company can give no assurance that NYSDEC will in fact offer its approval. The Company paid the $520,000 payable under the agreement and has an exposure under the agreement of up to an additional $120,000 if contamination is more widespread than estimated by the Company's environmental consultants. In the event NYSDEC does not approve the remedy envisioned in the agreement with the adjoining landowner, the Company may terminate the agreement and demand the return of its payment with interest. In that case, the adjoining landowner would no longer be obligated to undertake the remediation of the property formerly owned by the Company.

  Of the consideration paid pursuant to the Merger Agreement, $5 million was set aside in a special escrow account to cover environmental costs which may be incurred by the Company in connection with cleanup of the site and any damages or other required environmental expenditures relating to the site. The balance in the account, after payment of such costs, will be released to the former stockholders upon the first to occur of the approval by NYSDEC of the proposed remediation action or the confirmation by NYSDEC that remediation at the site has been completed in accordance with its then applicable decision in the matter (the "Early Release Date"). If, however, the Early Release Date occurs before the additional $120,000 is paid under the above-described agreement, the special escrow account will continue as to that $120,000 until it is paid or it has become clear that no claim will be made for such funds. In addition, if certain additional specified cleanup activities are not completed by the Early Release Date, an additional $80,000 will be withheld in the special escrow account until such cleanup is completed. If all of the funds in the special escrow account have not been released by the third anniversary of the Closing Date, the funds remaining in the special escrow account will be disbursed to the Company to cover the remaining estimated costs, with the balance to be distributed to the former stockholders of the Company, in accordance with an agreement to be reached by the Stockholder Representative and the Company, or upon failure of such parties to agree, through an arbitration procedure.

  The Company may also make claims against the warranty fund of the escrow fund for breach of certain representations and warranties in the Merger Agreement regarding other environmental matters for a period of 24 months after Closing Date, subject to a specified threshold and deductible.

  The Company is aware of other formerly-owned sites at which activities similar to the operations previously conducted on the Buffalo, New York property have taken place. However, the Company has received no claims in connection with those sites, and has no information that would lead it to believe that any such claim is likely to be made. The Company is also a part-owner and landlord at a stainless steel and aluminum facility in Commerce, California that is leased to and operated by an unrelated company. The Company has received no claims against it in connection with this site, but the Company cannot rule out the possibility that it might incur some liability should a claim actually be made against it as current owner of the property.

  The Buffalo, New York property formerly owned by the Company was at one time used to mill uranium rods for the Atomic Energy Commission. The U.S. Department of Energy has since identified residual radioactivity in a building at the site. In 1996, the government estimated the costs of addressing the residual radioactivity at $965,000. Given the available data, the Company and its environmental consultants believe that a more likely total cost is less than $100,000. To date, no clean up costs have been assessed against the Company.

  In addition, the Company has retained or assumed certain environmental liabilities and risks of future liabilities associated with businesses previously operated or acquired by it, including Bliss and Laughlin Steel Company. The Company does not believe that these retained or assumed liabilities and risks would be expected to have a material adverse effect on the Company's financial condition or operating results. However, changes in laws or regulations, liabilities identified or incurred in the future, or other circumstances, might (individually or in the aggregate) have such an effect.

EMPLOYEES

  As of June 30, 1998, the Company had approximately 1,000 employees, of which approximately 150 were represented by two unions under two contracts which expire in 1999. The Company believes that its relations with its employees are satisfactory.

PROPERTIES AND FACILITIES

  The Company believes it has adequate capacity to meet the current requirements of its customers. The major properties of the Company are listed below. The Company also leases several offices, two service centers, a warehouse and 64 stores. These locations are historically leased on a short-term basis of one to five years to provide maximum flexibility. The business conducted at these leased locations is relocatable and no individual lease or location is material to the Company.

                            SIZE IN
                              SQ.
         LOCATION            FEET   OWNED/LEASED           DESCRIPTION
         --------           ------- ------------ -------------------------------
Garfield Heights,
 Cleveland, Ohio..........  120,000    Owned     Fabrication of dishdrainer
                                                 racks, wire products and
                                                 storage racks and assembly of
                                                 flexible conveyors
McKenzie, Tennessee.......   79,000    Owned     Fabrication of dishwasher racks
Beaver Dam, Kentucky......   64,000    Owned     Fabrication of dishwasher
                                                 racks, dishwasher rack
                                                 components and other formed
                                                 wire products
Clinton, North Carolina...   60,000    Owned     Fabrication of dishwasher racks
Commerce, California(/1/).   54,500 Owned/Leased Subleased
Statesville, North
 Carolina(/2/)............   50,000    Leased    Assembly and manufacture of
                                                 industrial sewing and packaging
Livermore,                                       machines
 California(/3/)..........   27,600    Leased    Office and warehouse space for
                                                 the manufacture, distribution,
                                                 repair and maintenance of ATF
Stone Mountain,                                  tools
 Georgia(/2/).............   18,200    Leased    Office and warehouse space for
                                                 the manufacture, distribution,
                                                 repair and maintenance of ATF
                                                 tools
Duluth, Georgia(/4/)......   11,896    Leased    General office
Brussels, Belgium(/5/)....   11,000    Leased    Assembly and warehousing of
                                                 packaging machines
Hayward, California(/6/)..    8,000    Leased    Office, warehouse and parts
                                                 distribution
Union City,
 California(/6/)..........    5,800    Leased    Warehousing, distribution and
                                                 assembly of sold ATF tools
Paris, France.............    5,200    Owned     Assembly and distribution of
                                                 packaging machines
Lombard, Illinois(/6/)....    4,800    Leased    General office

--------
(1) Property is 50% owned and 50% leased on a monthly basis
(2) Lease expires in 2003
(3) Lease expires in 2008
(4) Lease expires in 2001
(5) Lease expires in 2006
(6) Lease expires in 1999

LEGAL PROCEEDINGS

  The Company is a defendant in a number of lawsuits incidental to its business. Including the environmental matters discussed above and taking into account the proceeds held in escrow pursuant to the Merger Agreement, the Company believes that none of these proceedings, individually, or in the aggregate, will have a material adverse effect on the Company's financial condition or operating results. See "--Environmental Matters."

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth the name, age and position held by the directors, and executive officers of AXIA Group and the Company. Each director is elected for a one year term or until such person's successor is duly elected and qualified.

             NAME           AGE POSITION
             ----           --- --------
   Gary L. Rosenthal.......  48 Chairman of the Board
   Lyle J. Feye............  45 Vice President--Finance, Treasurer
                                 and Chief Financial Officer
   David H. Chesney........  55 President and General Manager of Nestaway
   Ian G. Wilkins..........  59 President and General Manager of Fischbein
   Robert G. Zdravecky.....  52 President and General Manager of Ames
   Susan O. Rheney.........  39 Director
   Dennis W. Sheehan.......  64 Director

  Gary L. Rosenthal became Chairman of the Board in July 1998. Mr. Rosenthal is the President of Heaney Rosenthal, Inc., a private financial organization specializing in the acquisition of businesses, a position he has held since 1994. From 1990 to 1994, he was Chairman, and in 1994 assumed the additional titles of Chief Executive Officer and President of Wheatley TXT Corp., a publicly-traded oilfield equipment manufacturer. From 1988 to 1990, he was a principal of Sterling. From 1987 to 1988, he was a Senior Vice President of Cain Chemical, Inc. Mr. Rosenthal currently serves as Chairman of the Board of Diamond Products International, Inc. and is a director of Texas Petrochemical Holdings, Inc. Mr. Rosenthal will continue to devote a substantial portion of his time to Heaney Rosenthal, Inc.

  Lyle J. Feye became Vice President--Finance, Treasurer and Chief Financial Officer of the Company in March 1994. From 1988 to March 1994, Mr. Feye was Corporate Controller and Assistant Treasurer of the Company. From 1975 to 1988, Mr. Feye served in various positions with the Continental Group Inc. (formerly the Continental Can Company), including divisional financial and accounting management.

  David H. Chesney became President and General Manager of Nestaway in 1991. From 1987 to 1991, Mr. Chesney served as General Manager of Lawrence Industries, a division of Electrolux, an assembler of vacuum cleaners and manufacturer of vacuum cleaner components, rubber and plastic hoses and electrical cord sets and harnesses. From 1967 to 1987, Mr. Chesney worked for General Electric Company where he held a variety of positions, the most recent being Materials Manager & Quality Assurance Manager with the Major Appliance Business Group.

  Ian G. Wilkins became President and General Manager of Fischbein in May 1994. From 1988 to May 1994, Mr. Wilkins was Chief Operating Officer and General Manager of HK Metalcraft Manufacturing, a manufacturer of metal assemblies, components and other precision products primarily for the auto industry. Mr. Wilkins' responsibilities included supervision of manufacturing, sales and customer service. From 1984 to 1988, Mr. Wilkins had responsibility for all operations of Scott Aviation, a Division of Figgie International, as Vice President of Manufacturing.

  Robert G. Zdravecky became President and General Manager of Ames in 1993. Mr. Zdravecky first joined the Company in 1986 as General Manager of Sales and Marketing for Ames. He was promoted to Vice President of the Construction Tool Group, a position he held until 1992, when his employment with the Company terminated as a result of the sale of two of the Company's divisions to The Stanley Works. He rejoined the Company in 1993 in his current position. From 1981 to 1986, Mr. Zdravecky served as Vice President-Marketing and Sales with Adhesive Engineering Co.

  Susan O. Rheney has been a principal of Sterling since February 1992. She worked as an independent financial consultant from December 1990 to January 1992. Prior to that time, from June 1987 to November 1990, she was an associate at Sterling. Ms. Rheney is also a director of Texas Petrochemical Holdings, Inc.

  Dennis W. Sheehan was President and Chief Executive Officer of the Company from 1984 to July 1998. He joined the Company in 1977 as Vice President, General Counsel and Secretary. Mr. Sheehan is Chairman of the Board of Directors of Allied Healthcare Products, Inc., St. Louis, Missouri, a publicly-traded manufacturer and distributor of healthcare and related products.

THE BOARD AND CERTAIN BOARD COMMITTEES

  The Company's Board supervises the management of the Company as provided by Delaware law.

  AXIA Group's Board expects to establish the following committees:

    The Executive Committee, which will possess all the powers and authority of AXIA Group's Board with respect to the management and direction of the business and affairs of AXIA Group, except as limited by law.

    The Audit Committee, which will recommend independent public accountants to AXIA Group's Board, review the annual audit reports of AXIA Group and review the fees paid to AXIA Group's independent public accountants. The Audit Committee will report its findings and recommendations to the Board for ratification.

    The Compensation Committee, which will be charged with the responsibility for supervising AXIA Group's executive compensation policies, administering the employee incentive plans, reviewing officers' salaries, approving significant changes in executive employee benefits and recommending to the Board such other forms of remuneration as it deems appropriate.

  AXIA Group's Board, acting as a committee of the whole, will have the responsibility for considering nominations for prospective AXIA Group Board members. The Board will consider nominees recommended by other AXIA Group directors, stockholders and management provided that nominations by stockholders are made in accordance with AXIA Group's by-laws. AXIA Group's Board may also establish other committees.

COMPENSATION OF DIRECTORS

  Directors of AXIA Group and the Company who are not employees of the Company receive an annual retainer of $15,000 and a fee of $500 for each meeting of the Board or any committee thereof that they attend. Directors who are also employees of the Company do not receive Director compensation.

EXECUTIVE COMPENSATION

  The following table sets forth the total value of compensation received by the Chief Executive Officer and the four most highly compensated executive officers, other than the Chief Executive Officer, who served as executive officers of the Company as of December 31, 1997 (the "Named Executive Officers") for services rendered in all capacities to the Company for the years ended December 31, 1997, 1996 and 1995.

                          SUMMARY COMPENSATION TABLE

                                                               OTHER ANNUAL
 NAME AND PRINCIPAL POSITION(/1/)   YEAR  SALARY   BONUS(/2/)  COMPENSATION(/3/)
 --------------------------------   ---- -------- --------     ------------
 Dennis W. Sheehan................  1997 $336,000 $200,000       $19,837
 President and Chief Executive
  Officer(/4/)                      1996  336,000  200,000        19,626
                                    1995  336,000  100,000        20,243
 Lyle J. Feye.....................  1997 $140,500 $ 45,000       $10,210
 Vice President--Finance,
  Treasurer and                     1996  134,208   45,000        10,183
 Chief Financial Officer            1995  127,709   28,000        10,150
 Robert G. Zdravecky..............  1997 $171,500 $ 62,640       $11,766
 President and General Manager of
  Ames                              1996  163,333   67,500        11,664
                                    1995  154,165   22,100        10,767
 David H. Chesney.................  1997 $166,900 $ 25,000       $ 9,317
 President and General Manager of
  Nestaway                          1996  158,875  114,000         9,202
                                    1995  152,502   67,900         8,731
 Ian G. Wilkins...................  1997 $163,083 $ 48,000       $ 8,958
 President and General Manager of
  Fischbein                         1996  155,250   52,000         9,339
                                    1995  145,835   22,100         9,145

--------
(1) Since 1994, these individuals have not received any restricted stock awards or options. None of the executive officers has received perquisites, the value of which exceeded the lesser of $50,000 or 10% of the salary and bonus of such executive officer.
(2) The Company provides a bonus plan with bonus payments to be made in cash.
(3) Includes payments for life insurance and automobile allowance.
(4) In connection with the closing of the Transactions, Mr. Sheehan ceased to serve as President and Chief Executive Officer.

  Mr. Rosenthal will receive annual compensation of $150,000 for his services as Chairman and will be eligible to participate in the Company's bonus plan and the 1998 Stock Awards Plan (as defined herein).

EMPLOYEE STOCK OWNERSHIP AND 401(K) PLAN

  All U.S. salaried and non-bargaining hourly employees, who have provided service to AXIA Incorporated for one-half of a year and are at least age 21, may participate in the AXIA Incorporated 401(k) Plan ("401(k) Plan"). The 401(k) Plan is designed to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Each such employee has the option to defer taxation of a portion of his or her earnings by directing AXIA Incorporated to contribute a percentage of earnings to the 401(k) Plan ("Deferral Contributions"). A participant may defer up to 15% of eligible earnings to the 401(k) Plan, subject to certain limitations set forth in the 401(k) Plan. A participant is always 100% vested in his or her Deferral Contributions. A participant's Deferral Contributions become distributable upon the termination of his or her employment for any reason.

  In connection with the Transactions, the Company established an Employee Stock Ownership Plan (the "ESOP"), covering substantially all full time employees, including executive officers, of the Company who satisfy the requirements described below. Following the Transactions, the 401(k) Plan will be merged into the ESOP, and an employee satisfying the eligibility requirements under the 401(k) Plan will be able to make Deferral Contributions to the ESOP as was allowed under the 401(k) Plan. The ESOP borrowed $1.5 million from Finance Co. (the "Company ESOP Loan") to purchase 15,000 shares of Common Stock at the Closing. Finance Co. funded the Company ESOP Loan from the ESOP Term Loan. The Company ESOP Loan matures on December 31, 2003 and bears interest at interest rates based on the Alternative Base Rate (as defined) or the LIBOR Rate (as defined). The outstanding principal of the Company ESOP Loan is payable in 22 equal quarterly installments of $68,182 during the period beginning September 30, 1998. The 15,000 shares of Common Stock purchased by the ESOP are pledged (the "ESOP Pledge") as security for the Company ESOP Loan, and such shares will be released and allocated to ESOP participants' accounts as the Company ESOP Loan is discharged. The Company will make ESOP contributions in amounts sufficient to enable the ESOP to discharge its indebtedness under the Company ESOP Loan. A percentage of the shares released under the ESOP Pledge will be allocated to each participant based on a percentage of such participant's Deferral Contributions ("Matching Contributions"), and (ii) the remaining percentage of such shares released are allocated to each participant based on such participant's compensation relative to total compensation for all ESOP participants ("Discretionary Contributions"). Until the Company ESOP Loan is paid in full, ESOP Contributions will be used to pay the outstanding principal and interest on the Company ESOP Loan. Participation begins as employees satisfy the eligibility requirements to make Deferral Contributions.

  A participant's ESOP account, which is such participant's allocation of shares based on Matching or Discretionary Contributions, vests at the rate of 20% per year. Distributions from the participant's ESOP account are made in cash or Common Stock upon a participant's retirement, death, disability or termination of employment. In the event of retirement, death or disability, the entire balance of a participant's ESOP account will become distributable without regard to the ordinary vesting schedule. In the event of termination of employment for any other reason, the vested portion of a participant's ESOP account will become distributable and the remaining portion, if any, will be forfeited. If Common Stock is distributed to a participant, the participant may, within two 60-day periods, require the Company to purchase all or a portion of such Common Stock at the fair market value of the Common Stock as determined under the ESOP (the "Put Options"). The first 60-day period commences on the date the participant receives a distribution of Common Stock and the second 60-day period commences a year from such date. If a participant fails to exercise either of the two Put Options, the participant may transfer the shares of Common Stock only upon receipt of a bona fide third party offer and only after first offering the shares to the ESOP and then to the Company. Employees of the Company own approximately 5.4% of the outstanding Common Stock through the ESOP.

RETIREMENT PLAN

  Substantially all salaried and non-bargaining hourly employees participate in the AXIA Incorporated Salaried Employees' Retirement Plan. Under the terms of the Plan, each eligible employee receives a retirement benefit based on the number of years of credited service with the Company and average total earnings for the five consecutive years of highest earnings during the fifteen years preceding termination of employment.

  As of December 31, 1997, the number of years of credited service for the indicated persons are: Mr. Sheehan, 19.08 years; Mr. Feye, 8.33 years; Mr. Zdravecky, 9.08 years; Mr. Chesney, 5.83 years and Mr. Wilkins, 2.58 years.

  The amounts shown in the following table are estimated annual retirement benefits (payable as a straight life annuity) for the respective compensation levels and years of service, after deduction of an offset of anticipated Social Security benefits as provided under the terms of the Plan:

                                     YEARS OF SERVICE
REMUNERATION        10              15              20              25              30
---------------
                 ------------------------------------------------------------------------
$125,000          $22,568         $33,852         $45,136         $56,420         $67,704
$150,000           27,568          41,352          55,136          68,920          82,704
$175,000           32,568          48,852          65,136          81,420          97,704
$200,000           37,568          56,352          75,136          93,920         112,704
$225,000           42,568          63,852          85,136         106,420         127,704

MEDICAL INSURANCE

  Certain Company officers participate in a medical insurance plan covering up to $100,000 per participant in annual medical expenses. The aggregate benefit amount paid for such participants totaled $6,287 for 1997.

SALARY CONTINUATION

  In order to attract and encourage key executives to remain with the Company, the Company instituted a salary continuation program which provides certain key executives with a death benefit, contingent upon employment or service as a consultant with the Company until retirement or death. Upon the executive's death, the Company will pay to his designated beneficiary, annually for a period of ten years, an amount equal to 40% of the executive's current annual salary or salary at date of retirement. The Company may terminate the death benefit program and the agreement with any executive at any time prior to the executive's death, disability or retirement, except that, during the three year period following certain events involving a "change of control" of the Company, only a portion of those benefits may be terminated. The Company has purchased life insurance policies on the lives of the executives, naming the Company as the sole beneficiary. The amount of such coverage is designed to provide to the Company a source of funds to satisfy its obligations under the program. Annual premiums paid in 1997 with respect to Mr. Sheehan, was approximately $53,839; however, if current assumptions as to mortality experience, policy dividends and other factors are realized, the Company will recover, through tax deductions over the life of the program, all of its payments to the insurance company and the executives. Mr. Sheehan was the last active executive covered by this program.

MANAGEMENT INCENTIVE COMPENSATION PLAN

  The Company has adopted an incentive plan which provides to certain employees, including the executives listed above, an annual performance bonus. These bonuses are calculated on the basis of the employee's base annual salary and percentage eligibility as defined in the plan. Bonuses are paid in the first quarter of the following year, assuming the Company meets a targeted earnings improvement, revenues, gross margin, cash flow, and/or such other measures as may be determined annually by the Company's directors.

STOCK OPTIONS

  The Parent has granted to certain employees stock options providing them the option to purchase restricted shares of common stock of the Parent aggregating approximately 4% of the common stock on a fully diluted basis. All stock options were exercised prior to the closing of the Transactions and the new stock awards plan described below was adopted.

1998 STOCK AWARDS PLAN

  In connection with the closing of the Transactions, the Board of Directors and the Company's stockholders approved the Company's 1998 Stock Awards Plan (the "1998 Stock Awards Plan"). The 1998 Stock Awards Plan is intended to provide employees, consultants and other service providers with an opportunity to acquire a proprietary interest in AXIA Group and additional incentive and reward opportunities based on the growth in the Common Stock price of AXIA Group. The 1998 Stock Awards Plan provides for the granting of options (either incentive stock options within the meaning of Code Section 422(b), or options that do not constitute incentive stock options ("non-qualified stock options")), restricted stock awards, stock appreciation rights, performance awards and phantom stock awards, or any combination thereof. The number of shares of Common Stock that may be subject to outstanding awards is 31,111 shares of Common Stock. Shares of Common Stock which are attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

  Administration. The 1998 Stock Awards Plan will be administered by the Compensation Committee of AXIA Group. The Compensation Committee will have the power to determine which employees, consultants and other service providers will receive an award, the time or times when such award will be made, the type of the award and the number of shares of Common Stock to be issued under the award or the value of the award. Only persons who at the time of the award are employees of or service providers to AXIA Group or of any subsidiary of AXIA Group will be eligible to receive awards under the 1998 Stock Awards Plan. A director of AXIA Group is not eligible to receive an award under the 1998 Stock Awards Plan unless such director is an employee of AXIA Group or any of its subsidiaries.

  Options. The 1998 Stock Awards Plan provides for two types of options: incentive stock options and non-qualified stock options. The Compensation Committee will designate the persons to receive the options, the number of shares subject to the options and the terms and conditions of each option granted under the 1998 Stock Awards Plan. The term of any option granted under the 1998 Stock Awards Plan shall be determined by the Compensation Committee; provided, however, that an incentive stock option may only be awarded to an employee and that the term of any incentive stock option cannot exceed ten years from the date of the grant and any incentive stock option granted to an employee who possesses more than 10.0% of the total combined voting power of all classes of shares of AXIA Group or of its subsidiary within the meaning of
Section 422(b)(6) of the Code must not be exercisable after the expiration of five years from the date of grant. The exercise price of options granted under the 1998 Stock Awards Plan will be determined by the Compensation Committee; provided, however, than an incentive stock option exercise price cannot be less than the fair market value of a share of Common Stock on the date such option is granted (subject to certain adjustments provided under the 1998 Stock Awards Plan). Further, the exercise price of any incentive stock option granted to an employee who possesses more than 10.0% of the total combined voting power of all classes of shares of AXIA Group or of its subsidiaries within the meaning of Section 422(b)(6) of the Code must be at least 110% of the fair market value of the Common Stock on the date such option is granted. The exercise price of options granted under the 1998 Stock Awards Plan will be paid in full in a manner prescribed by the Compensation Committee.

  Restricted Stock Awards. Pursuant to a restricted stock award, Common Stock will be granted to an eligible person at the time the award is made without any cash payment to AXIA Group, except to the extent otherwise provided by the Compensation Committee or required by law; provided, however, that such shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit such shares to the Company as may be determined in the discretion of the Compensation Committee. The restrictions on disposition may lapse based upon (a) AXIA Group's attainment of specific performance targets established by the Compensation Committee that are based on; (i) the fair market value of a share of Common Stock; (ii) AXIA Group earnings per share; (iii) the Company's revenue; (iv) the revenue of a business unit of AXIA Group designated by the Compensation Committee; (v) the return on stockholders' equity achieved by AXIA Group or (vi) AXIA Group's pre-tax cash flow from operation (b) the grantee's tenure with AXIA Group, or (c) a combination of factors. AXIA Group will retain custody of the Common Stock issued pursuant to a restricted stock award until the disposition restrictions lapse. A grantee may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of such shares until the expiration of the restriction period. However, upon the issuance to the grantee of Common Stock pursuant to a restricted stock award, except for the foregoing restrictions, such grantee will have all the rights of a stockholder of the Company with respect to such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares.

  Stock Appreciation Rights. A stock appreciation right permits the holder thereof to receive an amount (in cash, Common Stock, or a combination thereof (as determined by the Compensation Committee)), equal in value to the number of stock appreciation rights exercised by the holder multiplied by the excess of the fair market value of Common Stock on the exercise date over the stock appreciation rights' exercise price. Stock appreciation rights may or may not be granted in connection with the grant of an option and no stock appreciation right may be exercised earlier than six months from the date of grant. A stock appreciation right may be exercised in whole or in installments and at such time as determined by the Compensation Committee.

  Performance and Phantom Stock Awards. The 1998 Stock Awards Plan permits grants of performance awards and phantom stock awards, which may be paid in cash, Common Stock, or a combination thereof as determined by the Compensation Committee. Performance awards granted under the 1998 Stock Awards Plan will have a maximum value established by the Compensation Committee at the time of the grant. A grantee's receipt of such amount will be contingent upon satisfaction by AXIA Group, or any subsidiary, division or department thereof, of performance conditions established by the Compensation Committee prior to the beginning of the performance period. Future performance conditions may be based on: (i) the price of a share of Common Stock; (ii) AXIA Group's earnings per share; (iii) the Company's revenue; (iv) the revenue of a business unit of AXIA Group designated by the Compensation Committee; (v) the return on stockholder's equity achieved by AXIA Group; (vi) AXIA Group or business unit's pre-tax cashflow from operations or (vii) a combination of such factors. Such performance awards, however, may be subject to later revisions as the Compensation Committee deems appropriate to reflect significant unforeseen events or changes. A performance award will terminate if the grantee's employment or service with the Company terminates during the applicable performance period except as otherwise provided by the Compensation Committee at the time of grant. Phantom stock awards granted under the 1998 Stock Awards Plan are awards of Common Stock or rights to receive amounts equal to stock appreciation over a specific period of time. Such awards vest over a period of time or upon the occurrence of a specific event(s) established by the Compensation Committee, without payment of any amounts by the holder thereof (except to the extent required by law) or satisfaction of any performance criteria or objectives. Future performance conditions may be based on (i) the price of a share of Common Stock; (ii) AXIA Group's earnings per share; (iii) AXIA Group's revenue; (iv) the revenue of a business unit of AXIA Group designated by the Compensation Committee; (v) the return on stockholder's equity achieved by AXIA Group; (vi) AXIA Group or business unit's pre-tax cashflow from operations or (vii) a combination of such factors. A phantom stock award will terminate if the grantee's employment or service with the Company terminates during the applicable vesting period or, if applicable, the occurrence of a specific event(s), except as otherwise provided by the Compensation Committee at the time of grant. In determining the value of performance awards or phantom stock awards, the Compensation Committee must take into account a grantee's responsibility level, performance, potential, other awards under the 1998 Stock Awards Plan and such other considerations as it deems appropriate. Such payment may be made in a lump sum or in installments as prescribed by the Compensation Committee. Any payment made in Common Stock will be based upon the fair market value of the Common Stock on the payment date.

  Income Tax Considerations. Upon the exercise of a nonqualified option, the optionee will recognize ordinary taxable income on the amount by which the fair market value of the Common Stock purchased exceeds the price paid for such Common Stock under the option. The Company shall be able to deduct the same amount for federal income tax purposes. The exercise of an incentive stock option has no tax consequence to an optionee or the Company. At the time the restrictions lapse on a restricted stock award, the holder of such award will recognize ordinary taxable income in an amount equal to the fair market value of the shares of Common Stock on which the restrictions lapse. The amount of ordinary taxable income recognized by such holder of a restricted stock award is deductible by the Company. Upon the exercise of a stock appreciation right, the holder of such right must include in ordinary taxable income the amount of cash or the fair market value of the shares of Common Stock received. The amount of ordinary taxable income recognized by such holder of the stock appreciation right is deductible by the Company. A holder of a performance award or a phantom stock award will include in his or her ordinary taxable income the fair market value of the shares of Common Stock related to such award when the holder's rights in such award first becomes transferable or is no longer subject to a substantial risk of forfeiture. The amount of ordinary taxable income recognized by the holder of either award is deductible by the Company.

                             RELATED TRANSACTIONS

  Sterling entered into an agreement with AXIA Group and Acquisition Co. pursuant to which Sterling is to provide consulting and advisory services with respect to the organization of AXIA Group, Acquisition Co. and Finance Co., the structuring of the Transactions, employee benefit and compensation arrangements and other matters. The agreement also provides that AXIA Group and Acquisition Co., jointly and severally, will indemnify Sterling against liabilities relating to its services. At the Closing, the Company paid Sterling a one-time transaction fee of $2.5 million for these services, and reimbursed Sterling for its expenses. From the transaction fee received at Closing, Sterling paid Gary Rosenthal a fee of $250,000 for consulting services rendered in connection with the Transactions, and AXIA Group and the Company will indemnify Mr. Rosenthal against liabilities related to his services. In addition, through 2008 AXIA Group will pay Sterling an annual management fee of $100,000 in cash and annually grant Sterling AXIA Group Common Stock having a value of $100,000 calculated based upon the latest ESOP valuation price. In addition, each of AXIA Group, and Acquisition Co. has agreed that if any one or more of them or any of their subsidiaries determines within ten years of the date of the closing of the Acquisition to dispose of or acquire any assets or business having a value of $1 million or more (a "Future Corporate Transaction") or to offer its securities for sale publicly or privately to raise any debt or equity financing (a "Future Securities Transaction"), either AXIA Group, Acquisition Co., or the relevant subsidiary will retain Sterling as a consultant with respect to the transaction, provided a principal, officer or director of Sterling or any of their respective affiliates or family members owns any equity securities of AXIA Group or any of its successors. For any Future Corporate Transactions, Sterling is entitled to receive a fee in the amount of 1% of the aggregate consideration paid or received plus the aggregate amount of any liabilities assumed in connection with an acquisition or disposition and reimbursement of any expenses or fees incurred by Sterling in connection therewith. For any Future Securities Transactions, Sterling is entitled to receive a fee in the amount of 0.5% of the aggregate gross selling price of such securities and, regardless of whether such Future Securities Transaction is consummated, Sterling is entitled to receive reimbursements of any expenses or fees incurred by Sterling in connection therewith. The agreement is automatically renewable for successive one-year periods, subject to notice of termination by either Sterling or AXIA Group.

  AXIA Group, Acquisition Co. and Finance Co. were organized by Sterling for the purpose of effecting the Acquisition. Ms. Susan Rheney, a principal of Sterling, is a director of AXIA Group, Acquisition Co. and the Company. See "Management." Ms. Rheney, Mr. Hevrdejs and Mr. Oehmig, all associated with Sterling, purchased 5,000 shares, 25,000 shares and 16,500 shares, respectively, of AXIA Group Common Stock as part of the Equity Investment. Additionally, Messrs. Chesney, Feye, Sheehan, Wilkins, Zdravecky and Rosenthal (or a trust for his descendants) purchased 3,750 shares, 3,000 shares, 4,000 shares, 2,500 shares, 3,500 shares and 10,000 shares, respectively, of AXIA Group Common Stock as part of the Equity Investment. All such purchases of Common Stock were made at a price of $100 per share, the same price at which all shares were sold in the Equity Investment referred to above. See "Beneficial Ownership."

  Messrs. Chesney, Feye, Wilkins and Zdravecky will receive proceeds from the sale of stock of the Parent or stock option proceeds, or both, and payments pursuant to various employee incentive bonus programs of approximately $2.0- $2.4 million each. Mr. Sheehan will receive proceeds from the sale of stock of the Parent and a payment pursuant to an employee incentive bonus program of approximately $10.8 million.

  Mr. Sheehan (the "Rollover Investor") contributed to AXIA Group approximately $400,000 of existing shares of the Parent in exchange for shares of AXIA Group's Common Stock. The Common Stock was valued at $100 per share, the same price at which all shares were sold in the Equity Investment referred to above. The merger consideration described in the "The Transactions" was proportionately reduced.

                             BENEFICIAL OWNERSHIP

  The following table sets forth as of August 31, 1998, the number and percentage of the outstanding shares of AXIA Group's Common Stock beneficially owned by the ESOP, the Named Executive Officers, each director of AXIA Group and the Company, all directors and officers as a group and each person who is the beneficial owner of more than 5% of the outstanding Common Stock.

                                             AMOUNT AND NATURE        % OF
                                          OF BENEFICIAL OWNERSHIP OUTSTANDING
    NAME AND ADDRESS OF BENEFICIAL OWNER      OF COMMON STOCK     COMMON STOCK
    ------------------------------------  ----------------------- ------------
   David H. Chesney......................          3,750              1.3%
    9501 Granger Rd.
    Cleveland, Ohio 44125
   Lyle J. Feye..........................          3,000              1.1%
    100 West 22nd Street, Suite 134
    Lombard, Illinois 60148
   Susan O. Rheney.......................          5,000              1.8%
    Eight Greenway Plaza, Suite 702
    Houston, Texas 77046
   Gary L. Rosenthal.....................          7,000(1)           2.5%
    Eight Greenway Plaza, Suite 714
    Houston, Texas 77046
   Dennis W. Sheehan.....................          4,000              1.4%
    100 West 22nd Street, Suite 134
    Lombard, Illinois 60148
   Ian G. Wilkins........................          2,500              0.9%
    151 Walker Road
    Statesville, North Carolina 28625
   Robert G. Zdravecky...................          3,500              1.3%
    3305 Breckinridge Blvd., Suite 122
    Duluth, Georgia 30096
   All directors and Named Executive
    Officers
    as a group (7 persons)...............         28,750             10.3%
   The CIT Group/Equity Investments,
    Inc..................................         25,000              8.9%
    650 CIT Drive
    Livingston, New Jersey 07039
   Fayez Sarofim Investment Partnership
    No. 7, L.P...........................         25,000              8.9%
    Two Houston Center, Suite 2907
    Houston, Texas 77010
   Frank J. Hevrdejs.....................         25,000              8.9%
    Eight Greenway Plaza, Suite 702
    Houston, Texas 77046
   Paribas North America.................         25,000              8.9%
    787 Seventh Avenue
    New York, New York 10019
   Gordon A. Cain........................         17,500              6.3%
    Eight Greenway Plaza, Suite 702
    Houston, Texas 77046
   William C. Oehmig.....................         16,500              5.9%
    Eight Greenway Plaza, Suite 702
    Houston, Texas 77046
   AXIA Incorporated Employee Stock
    Ownership Plan ......................         15,000              5.4%

--------
(1) Does not include 3,000 shares held in trust for Mr. Rosenthal's descendants. Mr. Rosenthal disclaims beneficial ownership of such shares.

  Any shares of Common Stock acquired by the ESOP in the Equity Investment will be voted by the trustee of the ESOP (the "ESOP Trustee") pursuant to the direction of the Board of Directors or by a committee to be designated by the Board of Directors, except that participants will be entitled to direct the ESOP Trustee to vote the shares of Common Stock allocated to their accounts with respect to the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business or such similar transaction as may be prescribed in regulations under the Code.

                   DESCRIPTION OF THE BANK CREDIT AGREEMENT

GENERAL

  Finance Co. and the Company entered into the Bank Credit Agreement with a syndicate of lenders (the "Lenders"), and Paribas, as Agent for such Lenders (the "Agent"), to make the initial borrowings described below on the Closing Date. The following description summarizes the material provisions of the Bank Credit Agreement and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Bank Credit Agreement. All capitalized terms in this "Description of the Bank Credit Agreement" section not defined in this Prospectus have the meanings assigned thereto in the Bank Credit Agreement.

  The Bank Credit Agreement provides for secured facilities consisting of a $35 million Term Loan, a $1.5 million ESOP Term Loan, a $15 million Revolving Credit Facility and a $25 million Acquisition Facility.

  The Bank Credit Agreement permits, at the option of the Company, the issuance of letters of credit in principal amounts of up to $2.0 million. Borrowings under the Revolving Credit Facility will be subject to a borrowing base consisting of the sum of (i) 85% of Eligible Domestic Accounts; (ii) 70% of Eligible Foreign Accounts; and (iii) 60% of Eligible Inventory (the "Borrowing Base"). Finance Co. used the proceeds of borrowings under the Bank Credit Agreement to finance a portion of the purchase price of the Acquisition, to repay existing indebtedness of the Company, and to pay a portion of the fees and expenses related to the Transactions. Finance Co. also borrowed the full amount of the ESOP Term Loan and then lent such amount to the ESOP. The ESOP then used those funds to purchase Common Stock at the Closing.

  The Revolving Credit Facility, Acquisition Facility, Term Loan and ESOP Term Loan (collectively, the "Loans") may bear interest at an Alternate Base Rate, based in part on a Prime Rate, or at a LIBOR Rate, in each case plus an applicable margin, which is initially 2.25% for LIBOR Rate Advances and 1.00% for Alternate Base Rate Advances. The applicable margin may be adjusted based on the ratio of Total Debt to EBITDA and will range from 0% to 1.00% for Alternate Base Rate Advances and 1.00% to 2.25% for LIBOR Rate Advances. The default rate is the sum of the Alternate Base Rate or LIBOR Rate plus the applicable margin plus 2.00%.

AMORTIZATION; PREPAYMENTS

  All principal and interest on the Loans are due in 2004, except the ESOP Term Loan, which is due in 2002, and are subject to certain mandatory prepayments and scheduled payments. Accrued interest under the Loans is due quarterly (and at the end of the relevant interest period in the case of LIBOR Rate Advances). The Term Loan matures June 30, 2004 with quarterly amortization payments commencing December 31, 1998. Certain amounts of principal on notes issued under the Acquisition Facility are due on the last day of each September, December, March and June, from September 2001 to June 2004. The Bank Credit Agreement allows prepayments with notice and reimbursement for certain costs, and requires prepayments to the extent cash proceeds from certain events exceed amounts determined by certain formulas.

  The Acquisition Facility Loans are subject to certain conditions precedent, including delivering certain information to the Lenders about the proposed acquisition, the delivery of guarantees and security documents as to the proposed acquisition and the conformance of the acquisition to certain criteria.

FEES, EXPENSES AND COSTS

  The Bank Credit Agreement requires the Company to pay the following fees:
(i) commitment fees to be paid to the Lenders in amounts equal to 0.375% of the average daily unused amount under the Revolving Credit Facility and Acquisition Facility, payable quarterly in arrears until such time as such commitments thereunder are terminated; (ii) letter of credit fees and (iii) administration fees payable annually to the Agent. In addition, the Company paid various underwriting and arrangement fees and closing costs on the Closing Date in connection with the origination and syndication of the Bank Credit Agreement and other customary fees and expenses.

COVENANTS

  The Bank Credit Agreement contains restrictive covenants limiting the ability (subject to certain exceptions) of the Company and its Subsidiaries to, among other things: (i) incur debt or contractual contingent obligations;
(ii) pay certain subordinated debt or amend subordinated debt documents without the prior consent of the Lenders; (iii) create or allow to exist liens or other encumbrances; (iv) transfer assets outside the Company except for sales and other transfers of inventory or surplus, immaterial or obsolete assets in the ordinary course of business of the Company; (v) enter into mergers, consolidations and asset dispositions of all or substantially all of its properties; (vi) make Investments; (vii) sell, transfer or otherwise dispose of any class of stock or the voting rights of any subsidiary of the Company; (viii) enter into transactions with related parties other than in the ordinary course of business on an arm's-length basis on terms no less favorable to the Company than those available from third parties; (ix) amend certain agreements, unless such amendment is not expected to have a Material Adverse Effect; (x) make any material change in the general nature of the business conducted by the Company; (xi) pay cash dividends or redeem shares of capital stock; (xii) make capital expenditures and (xiii) pay dividends or repurchase stock.

  Under the Bank Credit Agreement, the Company is required to satisfy the following financial covenants: (i) a Fixed Charge Coverage Ratio of at least
1.05 to 1; (ii) a minimum Net Worth test (a) at September 30, 1998 of at least $24 million and (b) at each quarter thereafter of at least $24 million plus 75% of positive net income plus 75% of any equity offering; (iii) a ratio of Total Debt to EBITDA (a) at each quarter until June 30, 2001 of 5.75 to 1 and
(b) declining annually thereafter to 5.5 to 1 and 5.25 to 1; and (iv) a Minimum Interest Coverage Ratio (a) at December 31, 1999 of at least 1.75 to 1 and (b) increasing thereafter semiannually to 1.85 to 1 and 1.95 to 1.

SECURITY; GUARANTIES

  Obligations under the Bank Credit Agreement are guaranteed by the same Subsidiaries that guarantee the Notes, and are secured by a first priority lien on the capital stock of the Company and its Subsidiaries and on substantially all of the assets of such companies (other than foreign subsidiaries).

EVENTS OF DEFAULT

  Events of Default under the Bank Credit Agreement include, subject to applicable notice, grace and cure periods, the following: (i) a default in the payment when due of any principal, interest or fees under the Bank Credit Agreement; (ii) a default by the Company under any debt instruments in excess of a certain amount, or the occurrence of any event or condition that enables the holder of such debt to accelerate the maturity thereof; (iii) any material breach of any representation, warranty or statement in, or failure to perform any duty or covenant under the Bank Credit Agreement or any of the other Loan Documents; (iv) commencement of voluntary or involuntary bankruptcy, insolvency or similar proceedings by or against AXIA Group, the Company or any subsidiary thereof; (v) the Loans cease to be secured by substantially all of the assets of the Company and its domestic subsidiaries; (vi) material defaults related to employee benefits plans subject to the Employee Retirement Income Security Act of 1974, as amended; (vii) any uninsured judgment or order in excess of a certain amount remaining undischarged or unstayed for longer than certain periods; (viii) a default by the Company in the payment when due of principal, interest or premium, if any, on the Notes, or the failure to observe, perform or comply with any agreement beyond any grace period with respect thereto that enables the holder of such debt to accelerate the maturity thereof or the Company becoming obligated to redeem, repurchase, or repay all or any portion of any principal, interest or premium on the Notes prior to its scheduled payment and
(ix) the occurrence of any change of control.

                           DESCRIPTION OF THE NOTES

  The Notes will be issued under an Indenture (the "Indenture") dated as of July 22, 1998 among the Company, Finance Co., the Guarantors and State Street Bank and Trust Company, as trustee (the "Trustee"). The following summary of certain provisions of the Indenture and the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the Indenture and the Registration Rights Agreement, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions."

GENERAL

  The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. See "Book Entry; Delivery and Form." The Company has appointed the Trustee to serve as registrar and paying agent under the Indenture at its offices in the Borough of Manhattan, the City of New York. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

RANKING

  The Notes will rank junior to, and be subordinated in right of payment to, all existing and future Senior Indebtedness of the Company, pari passu in right of payment with all senior subordinated Indebtedness of the Company and senior in right of payment to all Subordinated Indebtedness of the Company. At June 30, 1998, on a pro forma basis after giving effect to the Transactions, the Company would have had approximately $39.7 million of Senior Indebtedness outstanding. All debt incurred under the Bank Credit Agreement will be Senior Indebtedness of the Company, will be guaranteed by each of the Guarantors on a senior basis and will be secured by substantially all of the assets of the Company and the Guarantors.

MATURITY, INTEREST AND PRINCIPAL OF THE NOTES

  The maximum aggregate principal amount of Notes to be issued under the Indenture will be $150.0 million, of which an aggregate principal amount of $100.0 million of Original Notes were issued. Additional Notes may be issued from time to time subject to the limitations set forth under "Certain Covenants--Limitation on Indebtedness." The Notes will mature on July 15, 2008. Cash interest on the Notes will accrue at a rate of 10 3/4% per annum and will be payable semi-annually in arrears on each January 15 and July 15, commencing January 15, 1999, to the Holders of record of Notes at the close of business on the January 1 and July 1, respectively, immediately preceding such interest payment date. Cash interest will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from July 22, 1998. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

OPTIONAL REDEMPTION

  The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 2003, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

                                                                      REDEMPTION
      YEAR                                                              PRICE
      ----                                                            ----------
      2003...........................................................  105.375%
      2004...........................................................  103.583%
      2005...........................................................  101.792%
      2006 and thereafter............................................  100.000%

  In addition, at any time and from time to time on or prior to July 15, 2001, the Company may redeem in the aggregate up to 35% aggregate principal amount of the Notes with the net proceeds of one or more Public Equity Offerings by the Company or AXIA Group at a redemption price (expressed as a percentage of principal amount) equal to 110.75% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that at least 65% aggregate principal amount of the Notes must remain outstanding immediately after giving effect to each such redemption (excluding any Notes held by the Company or any of its Affiliates); provided, further, that if the Public Equity Offering is by AXIA Group, the proceeds thereof to be used to redeem the Notes shall have been contributed as common equity or as a capital contribution to the Company on or prior to the date of redemption. Notice of any such redemption must be given within 60 days after the date of the closing of the relevant Public Equity Offering of the Company.

  The Bank Credit Agreement prohibits the Company from making an optional redemption of the Notes without the consent of the Lenders.

SELECTION AND NOTICE OF REDEMPTION

  In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, however, that if a partial redemption is made with the net cash proceeds of a Public Equity Offering by the Company, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. See "Book Entry; Delivery and Form." If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SUBORDINATION OF THE NOTES

  The payment of the principal of, premium, if any, and interest on the Notes is subordinated in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full in cash of all Senior Indebtedness.

  Upon any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any payment from the trust described under "Satisfaction and Discharge of Indenture; Defeasance" (a "Defeasance Trust Payment")), upon any dissolution or winding-up or total liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Senior Indebtedness shall first be paid in full in cash before the Holders of the Notes or the Trustee on behalf of such Holders shall be entitled to receive any payment by the Company of the principal of, premium, if any, or interest on the Notes, or any payment by the Company to acquire any of the Notes for cash, property or securities, or any distribution by the Company with respect to the Notes of any cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment). Before any payment may be made by, or on behalf of, the Company of the principal of, premium, if any, or interest on the Notes upon any such dissolution or winding-up or total liquidation or reorganization, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment), to which the Holders of the Notes or the Trustee on their behalf would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to the trustee or trustees or agent or agents under any agreement or indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Senior Indebtedness in full in cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

  No direct or indirect payment (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment) by or on behalf of the Company of principal of, premium, if any, or interest on the Notes, whether pursuant to the terms of the Notes, upon acceleration, pursuant to an Offer to Purchase or otherwise, will be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Designated Senior Indebtedness, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Designated Senior Indebtedness. In addition, during the continuance of any non-payment event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be immediately accelerated, and upon receipt by the Trustee of written notice (a "Payment Blockage Notice") from the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of the holders of such Designated Senior Indebtedness, then, unless and until such event of default has been cured or waived or has ceased to exist or such Designated Senior Indebtedness has been discharged or repaid in full in cash or the benefits of these provisions have been waived by the holders of such Designated Senior Indebtedness, no direct or indirect payment (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment) will be made by or on behalf of the Company of principal of, premium, if any, or interest on the Notes, to such Holders, during a period (a "Payment Blockage Period") commencing on the date of receipt of such notice by the Trustee and ending 179 days thereafter. Notwithstanding anything in the subordination provisions of the Indenture or the Notes to the contrary, (x) in no event will a Payment Blockage Period extend beyond 179 days from the date the Payment Blockage Notice in respect thereof was given, (y) there shall be a period of at least 181 consecutive days in each 360-day period when no Payment Blockage Period is in effect and
(z) not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days. No event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period (to the extent the holder of Designated Senior Indebtedness, or trustee or agent, giving notice commencing such Payment Blockage Period had knowledge of such existing or continuing event of default) may be, or be made, the basis for the commencement of any other Payment Blockage Period by the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days.

  The failure to make any payment or distribution for or on account of the Notes by reason of the provisions of the Indenture described under this "Subordination of the Notes" heading will not be construed as preventing the occurrence of any Event of Default in respect of the Notes. See "Events of Default" below.

  By reason of the subordination provisions described above, in the event of insolvency of the Company, funds which would otherwise be payable to Holders of the Notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash, and the Company may be unable to meet fully its obligations with respect to the Notes.

  Subject to the restrictions set forth in the Indenture, in the future the Company may issue additional Senior Indebtedness to refinance existing Indebtedness or for other corporate purposes.

GUARANTEES OF THE NOTES

  The Indenture provides that each of the Guarantors will unconditionally guarantee on a joint and several basis (the "Guarantees") all of the Company's obligations under the Notes, including its obligations to pay principal, premium, if any, and interest with respect to the Notes. The Guarantors will also be guaranteeing all obligations of the Company under the Bank Credit Agreement, and each Guarantor will be granting a security interest in all or substantially all of its assets to secure the obligations under the Bank Credit Agreement. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the net assets of each Guarantor determined in accordance with GAAP. Except as provided in "Certain Covenants" below, the Company is not restricted from selling or otherwise disposing of any of the Equity Interests of the Guarantors.

  The Indenture provides that each of the Company's Subsidiaries (excluding Unrestricted Subsidiaries and Foreign Subsidiaries) on the Issue Date and each of the Company's Subsidiaries (excluding Unrestricted Subsidiaries and Foreign Subsidiaries) formed or acquired thereafter are required to be Guarantors. The Company shall cause each Restricted Subsidiary issuing a Guarantee after the Issue Date to (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall become a party to the Indenture and thereby unconditionally guarantee all of the Company's Obligations under the Notes and the Indenture on the terms set forth therein and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary (which opinion may be subject to customary assumptions and qualifications). Thereafter, such Restricted Subsidiary shall (unless released in accordance with the terms of this Indenture) be a Guarantor for all purposes of the Indenture.

  The Indenture provides that if the Notes thereunder are defeased in accordance with the terms of the Indenture, or if, subject to the requirements of the first paragraph under "Certain Covenants--Merger, Sale of Assets, Etc.," all or substantially all of the assets of any Guarantor or all of the Equity Interests of any Guarantor are sold (including by issuance or otherwise) by the Company in a transaction constituting an Asset Sale, and if
(x) the Net Cash Proceeds from such Asset Sale are used in accordance with the covenant described under "Certain Covenants--Disposition of Proceeds of Asset Sales" or (y) the Company delivers to the Trustee an Officers' Certificate representing that the Net Cash Proceeds from such Asset Sale shall be used in accordance with the covenant described under "Certain Covenants--Disposition of Proceeds of Asset Sales" and within the time limits specified by such covenant, then such Guarantor (in the event of a sale or other disposition of all of the Equity Interests of such Guarantor) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be automatically and unconditionally released and discharged of its Guarantee obligations in respect of the Indenture and the Notes.

  The Guarantees will be general unsecured obligations of the Guarantors. The obligations of each Guarantor under its Guarantee will be subordinated and junior in right of payment to the prior payment in full of all existing and future Guarantor Senior Indebtedness of such Guarantor to substantially the same extent as the Notes are subordinated to all existing and future Senior Indebtedness. In particular, the Guarantee will rank subordinate to the Guarantor's guarantee of obligations under the Bank Credit Agreement.

  Any Guarantor that is designated an Unrestricted Subsidiary pursuant to and in accordance with "Certain Covenants--Designation of Unrestricted Subsidiaries" below shall upon such Designation be released and discharged of its Guarantee obligations in respect of the Indenture and the Notes and any Unrestricted Subsidiary (other than a Foreign Subsidiary) whose Designation is revoked pursuant to "Certain Covenant--Designation of Unrestricted Subsidiaries" below will be required to become a Guarantor in accordance with the procedure described in the third preceding paragraph.

OFFER TO PURCHASE UPON CHANGE OF CONTROL

  Following the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company shall notify the Holders of the Notes of such occurrence in the manner prescribed by the Indenture and shall, within 30 days after the Change of Control Date, make an Offer to Purchase all Notes then outstanding, and shall purchase all Notes validly tendered, at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

  If a Change of Control occurs which also constitutes an event of default under the Bank Credit Agreement, the lenders under the Bank Credit Agreement will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the terms of the Bank Credit Agreement. Accordingly, any claims of such lenders with respect to the assets of the Company will be prior to any claim of the Holders of the Notes with respect to such assets.

  If an Offer to Purchase is made, there can be no assurance that the Company will have available funds sufficient to pay for all of the Notes that might be tendered by Holders of Notes seeking to accept the Offer to Purchase. If the Company fails to repurchase all of the Notes tendered for purchase, such failure will constitute an Event of Default under the Indenture. See "Events of Default" below.

  If the Company makes an Offer to Purchase, the Company will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable Federal or state securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed, and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that, with the passing of time or giving of notice, or both, would constitute an Event of Default.

  The use of the terms "all or substantially all" and "substantially as an entirety" in Indenture provisions such as clause (ii) of the definition of "Change of Control" and under "--Merger, Sale of Assets, etc." has no clearly established meaning under New York law (which governs the Indenture) and has been the subject of limited judicial interpretation in few jurisdictions. Accordingly, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person, or a disposition of such assets "substantially as an entirety," which uncertainty should be considered by prospective investors in the Notes.

  The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company or AXIA Group would decided to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that would increase the amount of indebtedness outstanding at such time or otherwise affect the Company's or AXIA Group's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenant described under "-- Limitation on Indebtedness." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture will not contain any covenants or protections that may afford Holders of the Notes protection in the event of a highly leveraged transaction. The Indenture will not contain covenants that restrict the ability of AXIA Group to incur Indebtedness.

  Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

CERTAIN COVENANTS

  Limitation on Restricted Payments. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly,

    (i) declare or pay any dividend or any other distribution on any Equity Interests of the Company or any Restricted Subsidiary or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Equity Interests of the Company or any Restricted Subsidiary (other than any dividends, distributions and payments made to the Company or any Restricted Subsidiary and dividends or distributions payable to any Person solely in Qualified Equity Interests of the Company or any Restricted Subsidiary which is a Guarantor, or in options, warrants or other rights to purchase Qualified Equity Interests of the Company and any Restricted Subsidiary which is a Guarantor, and other than pro rata dividends or distributions made by a Subsidiary that is not a wholly-owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that in not a corporation));

    (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary (other than any such Equity Interests owned by the Company or any Restricted Subsidiary);

    (iii) purchase, redeem, defease or retire for value, or make any principal payment on, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than any Subordinated Indebtedness held by the Company or any Restricted Subsidiary or Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund payment due within two years of such acquisition); or

   (iv) make any Investment (other than Permitted Investments) in any Person (other than in the Company, any Restricted Subsidiary or a Person that becomes a Restricted Subsidiary, or is merged with or into or consolidated with the Company or a Restricted Subsidiary (provided the Company or a Restricted Subsidiary is the survivor), as a result of or in connection with such Investment)

(any such payment or any other action (other than any exception thereto) described in (i), (ii), (iii) or (iv) each, a "Restricted Payment"), unless

      (a) no Default shall have occurred and be continuing at the time or immediately after giving effect to such Restricted Payment;

      (b) immediately after giving effect to such Restricted Payment, the Company would be able to Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of "Limitation on Indebtedness" below; and

      (c) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date does not exceed an amount equal to the sum of (1) 50% of cumulative Consolidated Net Income determined for the period (taken as one period) commencing on the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial information of the Company is available (or if such cumulative Consolidated Net Income shall be a loss, minus 100% of such loss), plus
    (2) the aggregate net cash proceeds received by the Company either (x) as capital contributions to the Company after the Issue Date or (y) from the issue and sale (other than to a Restricted Subsidiary) of its Qualified Equity Interests after the Issue Date (excluding the net proceeds from any issuance and sale of Qualified Equity Interests financed, directly or indirectly, using funds borrowed from the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid), plus (3) the principal amount (or accreted amount (determined in accordance with GAAP), if less) of any Indebtedness of the Company or any Restricted Subsidiary Incurred after the Issue Date which has been converted into or exchanged for Qualified Equity Interests of the Company, plus (4) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of: (x) the return of capital with respect to such Investment and (y) the amount of such Investment which was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment, plus (5) so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with "Designation of Unrestricted Subsidiaries" below, the Company's proportionate interest in an amount equal to the excess of (x) the total assets of such Subsidiary, valued on an aggregate basis at Fair Market Value, over (y) the total liabilities of such Subsidiary, determined in accordance with GAAP (and provided that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation), plus (6) (to the extent not included in the computation of Consolidated Net Income) the amount of cash dividends or cash distributions (other than to pay taxes) received from any Unrestricted Subsidiary since the Issue Date, minus (7) the greater of (x) $0 and (y) the Designation Amount (measured as of the date of Designation) with respect to any Subsidiary of the Company which has been designated as an Unrestricted Subsidiary after the Issue Date in accordance with "Designation of Unrestricted Subsidiaries" below.

  The foregoing provisions will not prevent (i) the payment of any dividend or distribution on, or redemption of, Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of such formal notice such payment or redemption would comply with the provisions of the Indenture; (ii) a payment to AXIA Group to allow AXIA Group to purchase, redeem, retire or otherwise acquire any Equity Interests of AXIA Group or the Company in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of, Qualified Equity Interests of the Company or out of the net cash proceeds received by the Company as capital contributions to the Company after the Issue Date; provided, however, that any such net cash proceeds and the value of any Qualified Equity Interests issued in exchange for such retired Equity Interests are excluded from clause (c)(2) of the preceding paragraph (and were not included therein at any time); (iii) the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness, or any other payment thereon, made in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of (x) Qualified Equity Interests of the Company or out of the net cash proceeds received by the Company as capital contributions to the Company after the Issue Date; provided, however, that any such net cash proceeds and the value of any Qualified Equity Interests issued in exchange for Subordinated Indebtedness are excluded from clauses (c)(2) and (c)(3) of the preceding paragraph (and were not included therein at any time) or (y) other Subordinated Indebtedness having no stated maturity for the payment of principal thereof prior to the final stated maturity of the Notes; (iv) any Investment to the extent that it is funded with the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of Qualified Equity Interests of the Company; provided, however, that any such net cash proceeds are excluded from clause (c)(2) of the preceding paragraph (and were not included therein at any time); (v) payments to AXIA Group (for purposes of AXIA Group making payments to the ESOP) or to the ESOP on behalf of the employees of the Company or its Restricted Subsidiaries; provided, however, that all such payments by the Company and its Restricted Subsidiaries may not exceed, during any fiscal year, 10% of the aggregate compensation expense during such fiscal year attributable to employees of the Company and its Restricted Subsidiaries who are eligible to participate in the ESOP; (vi) a payment to AXIA Group to pay its operating and administrative expenses including, without limitation, directors fees, legal and audit expenses, SEC compliance expenses and corporate franchise and other taxes, in an amount not to exceed the greater of $1.0 million per fiscal year and 1% of revenues of the Company for the proceeding fiscal year; (vii) a payment by the Company to AXIA Group or the ESOP, or directly by the Company, to be used to repurchase the Equity Interests distributed to participants and beneficiaries of the ESOP as required by and in accordance with the ESOP and
Section 409(h)(i)(B) of the Code and the regulations thereunder; (viii) a payment by the Company to AXIA Group, any Restricted Subsidiary or the ESOP, or directly by the Company, to be used to repurchase, redeem, acquire or retired for value any Equity Interest of the Company pursuant to any stockholder's agreement, management equity subscription plan or agreement, stock option plan or agreement or employee benefit plan in effect as of the Issue Date or such employee plan or agreement or employee benefit plan as may be adopted by the Company or the Company from time to time, provided, however, that the aggregate price paid for all Equity Interests repurchased, redeemed, acquired or retired by the Company or on behalf of AXIA Group or the Company shall not exceed $1.5 million in any fiscal year plus the aggregate amount unused for such purpose in prior fiscal years; and provided, further, however, that such amount, to the extent related to the ESOP, shall be excluded in the calculation of Restricted Payments; (ix) a payment to AXIA Group pursuant to the Tax Sharing Agreement as the same may be amended from time to time in a manner not materially adverse to the Company; (x) any payment to AXIA Group to permit AXIA Group to make payments for advisory services owned to Sterling pursuant to the Management Agreement and (xi) Restricted Payments not to exceed $5.0 million in the aggregate; provided, however, that in the case of each of clauses (iii), (viii), (x), and (xi) (except in the case of any Restricted Payments consisting of Investments), no Default shall have occurred and be continuing or would arise therefrom.

  In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (i) and (xi) of the immediately preceding paragraph shall be included as Restricted Payments and amounts expended pursuant to clauses (ii), (iii), (iv), (v), (vi), (vii), (viii) (to the extent set forth in the immediately preceding paragraph), (ix) and (x) shall be excluded. The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of the making of such Restricted Payment.

  Limitation on Indebtedness. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any Disqualified Equity Interests, except for Permitted Indebtedness; provided, however, that
(i) the Company and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) and (ii) the Company may issue Disqualified Equity Interests if, in any such case, at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness or issuance of Disqualified Equity Interests and the application of the proceeds therefrom, the Company's Consolidated Coverage Ratio would be greater than (a) 1.75 to 1.0, if such Incurrence occurs on or prior to July 15, 2000, or (b) 2.0 to 1.0, if such Incurrence occurs after July 15, 2000.

  The foregoing limitations will not apply to the Incurrence of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

    (a) Indebtedness under the Notes issued hereby on the Issue Date, the Guarantees and the Indenture;

    (b) Existing Indebtedness;

    (c) Indebtedness of the Company, and its Subsidiaries pursuant to (x) the Term Loan Facilities of the Bank Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed $62.0 million and (y) the revolving loan facilities of the Bank Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed the greater of
  (I) $15.0 million and (II) the sum of (A) 85% of the net book value of the accounts receivable of the Company and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP and (B) 50% of the net book value (determined on a consolidated basis in accordance with GAAP) of (i) the inventory of the Company and the Restricted Subsidiaries and (ii) the ATF tools owned by the Company and its Restricted Subsidiaries;

    (d) Indebtedness of any Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary and Indebtedness of the Company owed to and held by any Restricted Subsidiary, which Indebtedness is unsecured and subordinated in right of payment to the payment and performance of the Company's obligations under any Senior Indebtedness, the Indenture and the Notes; provided, however, that an Incurrence of Indebtedness that is not permitted by this clause (d) shall be deemed to have occurred upon (i) any sale or other disposition of any Indebtedness of the Company or any Restricted Subsidiary referred to in this clause (d) to a Person (other than the Company or any Restricted Subsidiary), and (ii) the designation of a Restricted Subsidiary which holds Indebtedness of the Company or any other Restricted Subsidiary as an Unrestricted Subsidiary;

    (e) the Guarantees and guarantees by any Guarantor of Indebtedness of the Company; provided, however, that if such guarantee is of Subordinated Indebtedness, then the Guarantee of such Guarantor shall be senior to such Guarantor's guarantee of Subordinated Indebtedness;

    (f) Hedging Obligations of the Company and the Restricted Subsidiaries;

    (g) Purchase Money Indebtedness and Capitalized Lease Obligations (and refinancings thereof) of the Company and the Restricted Subsidiaries which do not exceed the greater of (x) $10.0 million in the aggregate or (y) 5% of the consolidated tangible net assets of the Company at any one time outstanding;

    (h) Guarantees of the Company of Indebtedness incurred by Restricted Subsidiaries;

    (i) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets permitted under the Indenture;

    (j) Indebtedness of the Company or a Restricted Subsidiary to the extent representing a replacement, renewal, refinancing or extension (collectively, a "refinancing") of outstanding Indebtedness Incurred in compliance with the Consolidated Coverage Ratio of the first paragraph of this covenant or clause (a) or (b) of this paragraph of this covenant; provided, however, that (i) any such refinancing shall not exceed the sum of the principal amount (or accreted amount (determined in accordance with GAAP), if less) of the Indebtedness or Disqualified Equity Interests being refinanced, plus the amount of accrued interest or dividends thereon, plus the amount of any prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith, (ii) Indebtedness representing a refinancing of Indebtedness other than Senior Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced; (iii) Indebtedness that is pari passu with the Notes may only be refinanced with Indebtedness that is made pari passu with or subordinate in right of payment to the Notes and Subordinated Indebtedness may only be refinanced with Subordinated Indebtedness or Disqualified Equity Interests and Disqualified Equity Interests may only be refinanced with other Disqualified Equity Interests; and (iv) refinancing Indebtedness incurred by a Restricted Subsidiary which is not a Guarantor may only be used to refinance Indebtedness of a Restricted Subsidiary which is not a Guarantor; and

    (k) in addition to the items referred to in clauses (a) through (j) above, Indebtedness of the Company (including any Indebtedness under the Bank Credit Agreement that utilizes this subparagraph (k)) having an aggregate principal amount not to exceed $15.0 million at any time outstanding.

  Limitation on Layering. The Company shall not, directly or indirectly, Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Notes and expressly rank subordinate in right of payment to any other Indebtedness of the Company.

  The Company shall not permit any Guarantor to, and no Guarantor shall, directly or indirectly, Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Guarantee of such Guarantor and expressly rank subordinate in right of payment to any Guarantor Senior Indebtedness of such Guarantor.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (b) make loans or advances to, or guarantee any Indebtedness or other obligations of, the Company or any other Restricted Subsidiary or (c) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) the Bank Credit Agreement, or any other agreement of the Company or the Restricted Subsidiaries outstanding on the Issue Date, in each case as in effect on the Issue Date, and any amendments, restatements, renewals, replacements or refinancings thereof; provided, however, that any such amendment, restatement, renewal, replacement or refinancing is no more restrictive in the aggregate with respect to such encumbrances or restrictions than those contained in the agreement being amended, restated, renewed, replaced or refinanced; (ii) applicable law; (iii) any instrument governing Indebtedness or Equity Interests of an Acquired Person acquired by the Company or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent any such Indebtedness or Equity Interests were Incurred by such Acquired Person in connection with, as a result of or in contemplation of such acquisition); provided, however, that such encumbrances and restrictions are not applicable to any Restricted

Subsidiary, or the properties or assets of any Restricted Subsidiary, other than an Acquired Person; (iv) customary non-assignment provisions in leases entered into in the ordinary course of business; (v) Purchase Money Indebtedness for property acquired in the ordinary course of business that only imposes encumbrances and restrictions on the property so acquired; (vi) any agreement for the sale or disposition of the Equity Interests or assets of any Restricted Subsidiary; provided, however, that such encumbrances and restrictions described in this clause (vi) are only applicable to such Restricted Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with "Disposition of Proceeds of Asset Sales" below to the extent applicable thereto; (vii) refinancing Indebtedness permitted under clause (j) of the second paragraph of "Limitation on Indebtedness" above; provided, however, that such encumbrances and restrictions contained in the agreements governing such Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing; (viii) the Indenture; or (ix) contained in any other indenture governing debt securities that are no more restrictive than those contained in the Indenture.

  Designation of Unrestricted Subsidiaries. The Company may designate after the Issue Date any Subsidiary of the Company as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if (a) immediately prior to such Designation the Subsidiary to be so designated has total assets of $10,000 or less or (b):

    (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

    (ii) at the time of and after giving effect to such Designation, the Company could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of "Limitation on Indebtedness" above; and

    (iii) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the Fair Market Value of the Company's aggregate Investment in such Subsidiary on such date.

  Neither the Company nor any Restricted Subsidiary shall at any time (x) provide credit support for, subject any of its property or assets (other than the Equity Interests of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary, except for any non-recourse guarantee given solely to support the pledge by the Company or any Restricted Subsidiary of the capital stock of any Unrestricted Subsidiary. All Subsidiaries of Unrestricted Subsidiaries shall be automatically deemed to be Unrestricted Subsidiaries.

  The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

    (i) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

    (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture.

  All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Company, delivered to the Trustee certifying compliance with the foregoing provisions.

  Limitation on Liens. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist any Liens of any kind against or upon any of their respective properties or assets now owned or hereafter acquired, or any proceeds therefrom or any income or profits therefrom, to secure any Indebtedness unless contemporaneously therewith effective provision is made, in the case of the Company, to secure the Notes, and in the case of a Restricted Subsidiary which is a Guarantor, to secure such Restricted Subsidiary's Guarantee of the Notes, equally and ratably with such Indebtedness (or, in the event that such Indebtedness is subordinated in right of payment to the Notes or such Guarantor's Guarantee, prior to such Indebtedness) with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien, except for (i) Liens securing any Senior Indebtedness or any guarantee of Senior Indebtedness by any Guarantor; (ii) Liens securing any Acquired Indebtedness properly incurred under the Indenture, provided that any such Lien securing Acquired Indebtedness only extends to the assets that were subject to such Lien prior to the related acquisition by the Company or its Restricted Subsidiaries and was not created, incurred or assumed in connection with or in contemplation of such transaction and (iii) Permitted Liens.

  Disposition of Proceeds of Asset Sales. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale, unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and (ii) at least 75% of such consideration consists of (A) cash or Cash Equivalents,
(B) properties and capital assets to be used in the business of the Company, or (C) Equity Interests in any Person which thereby becomes a Restricted Subsidiary. The amount of any (i) Indebtedness (other than any Subordinated Indebtedness) of the Company or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries and (ii) notes or other similar obligations received by the Company or the Restricted Subsidiaries from such transferee that are immediately converted, sold or exchanged (or are converted, sold or exchanged within 90 days of the related Asset Sale) by the Company or the Restricted Subsidiaries into cash shall be deemed to be cash, in an amount equal to the net cash proceeds realized upon such conversion, sale or exchange for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries.

  The Company or such Restricted Subsidiary, as the case may be, may (i) apply the Net Cash Proceeds of any Asset Sale within 365 days of receipt thereof to repay Senior Indebtedness, (ii) commit in writing within 365 days of receipt thereof to acquire, construct or improve properties and capital assets to be used in a Related Business (and so apply such Net Cash Proceeds within 180 days after the commitment thereof) or (iii) apply the Net Cash Proceeds of any Asset Sale within 365 days of receipt thereof or repay Pari Passu Debt not exceeding the Pari Passu Debt Pro Rata Share.

  To the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied as described in clause (i), (ii) or (iii) of the immediately preceding paragraph (such Net Cash Proceeds, the "Unutilized Net Cash Proceeds"), the Company shall, within 30 days after the expiration of such period, make an Offer to Purchase outstanding Notes up to a maximum principal amount (expressed as a multiple of $1,000) of Notes equal to such Unutilized Net Cash Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date; provided, however, that the Offer to Purchase may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $5.0 million, at which time the entire amount of such Unutilized Net Cash Proceeds, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to this paragraph.

  After an Offer to Purchase has been made pursuant to the requirements of the paragraph above, the Company may defer any future Offer to Purchase required pursuant to an Asset Sale until there are new aggregate Unutilized Net Cash Proceeds equal to or in excess of $5.0 million, at which time the entire amount of such Unutilized Net Cash Proceeds and not just the amount in excess of $5.0 million, shall be applied as required pursuant the paragraph above.

  With respect to any Offer to Purchase effected pursuant to this covenant, to the extent the aggregate principal amount of Notes tendered pursuant to such Offer to Purchase exceeds the Unutilized Net Cash Proceeds to be applied to the repurchase thereof, such Notes shall be purchased pro rata based on the aggregate principal amount of such Notes tendered by each Holder. To the extent the Unutilized Net Cash Proceeds exceed the aggregate amount of Notes tendered by the Holders of the Notes pursuant to such Offer to Purchase, the Company may retain and utilize any portion of the Unutilized Net Cash Proceeds not applied to repurchase the Notes for any purpose consistent with the other terms of the Indenture.

  In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act, and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

  Each Holder shall be entitled to tender all or any portion of the Notes owned by such Holder pursuant to the Offer to Purchase, subject to the requirement that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount and subject to any proration among tendering Holders as described above.

  Merger, Sale of Assets, etc. The Company shall not consolidate with or merge with or into (whether or not the Company is the Surviving Person) any other Person and the Company shall not directly or indirectly sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Company's and the Restricted Subsidiaries' properties and assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) to any entity in a single transaction or series of related transactions, unless:
(i) either (x) the Company shall be the Surviving Person or (y) the Surviving Person (if other than the Company) shall be a Person organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall expressly assume by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Indenture and the Registration Rights Agreement to be performed or observed on the part of the Company; (ii) immediately thereafter, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to any such transaction including the Incurrence by the Company or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any Restricted Subsidiary in connection with or as a result of such transaction as having been Incurred at the time of such transaction), the Surviving Person could Incur, on a pro forma basis after giving effect to such transaction, at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of "Limitation on Indebtedness" above; (iv) immediately after giving effect to such transaction, the Surviving Person will have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and (v) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

  Notwithstanding the foregoing clauses (iii) and (iv) of the immediately preceding paragraph, any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company. In addition, at any time, and notwithstanding the provisions of the immediately preceding paragraph, Acquisition Co. may merge with and into the Company; provided, that, immediately prior to such merger, neither corporation has any Indebtedness outstanding.

  For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the properties and assets of one or more Restricted Subsidiaries the Equity Interests of which constitute all or substantially all the properties and assets of the Company shall be deemed to be the transfer of all or substantially all the properties and assets of the Company.

  In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which the Company or a Guarantor, as the case may be, is not the Surviving Person and the Surviving Person is to assume all the Obligations of the Company under the Notes, the Indenture and the Exchange and Registration Rights Agreement or of such Guarantor under its Guarantee, the Indenture and the Exchange and Registration Rights Agreement, as the case may be, pursuant to a supplemental indenture, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, and the Company shall be automatically and unconditionally released and discharged from its Obligations under the Indenture and the Notes or such Guarantor shall be automatically and unconditionally released and discharged from its Obligations under the Indenture and its Guarantee.

  Transactions with Affiliates. The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction (or series of related transactions) with or for the benefit of any of their respective Affiliates of the Company (each an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms which are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction with an unaffiliated third party and (ii) if such Affiliate Transaction or series of related Affiliate Transactions (other than any such Affiliate Transactions between the Company or a Restricted Subsidiary and an Unrestricted Subsidiary or an Accounts Receivable Subsidiary in the ordinary course of business) involves aggregate payments or other consideration having a Fair Market Value in excess of $2.5 million, such Affiliate Transaction is in writing and a majority of the disinterested members of the Board of Directors of the Company shall have approved such Affiliate Transaction. In addition, any Affiliate Transaction (other than an Affiliate Transaction between the Company or a Restricted Subsidiary and an Unrestricted Subsidiary or an Accounts Receivable Subsidiary in the ordinary course of business) involving aggregate payments or other consideration having a Fair Market Value in excess of $5.0 million will also require a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Company or the Restricted Subsidiary involved in such Affiliate Transaction, as the case may be.

  Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries; (ii) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into in the ordinary course of business (including customary benefits thereunder) and payments under any indemnification arrangements permitted by applicable law; (iii) payments to AXIA Group to permit AXIA Group to make payments to The Sterling Group for advisory services pursuant to the Management Agreement; (iv) the issue and sale by the Company to its stockholders of Qualified Equity Interests; (v) any Restricted Payments made in compliance with "Limitation on Restricted Payments" above; (vii) intercompany sales between the

Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries provided that such sales are in the ordinary course of business and on an arm's--length basis; (vi) the Incurrence of intercompany Indebtedness permitted pursuant to clause (d) of the second paragraph of "Limitation on Indebtedness" above and
(viii) loans or advances to employees in the ordinary course of business.

  Limitation on the Sale or Issuance of Equity Interests of Restricted Subsidiaries. The Company shall not sell any Equity Interest of a Restricted Subsidiary, and shall not cause or permit any Restricted Subsidiary, directly or indirectly, to issue or sell any Equity Interests, except: (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary remains a Restricted Subsidiary; or (iii) if all Equity Interests of such Restricted Subsidiary are sold or otherwise disposed of. Notwithstanding the foregoing, the Company is permitted to sell all the Equity Interests of a Restricted Subsidiary as long as the Company is in compliance with the terms of the covenant described under "--Disposition of Proceeds of Asset Sales" above.

  Provision of Financial Information. Whether or not the Company is subject to
Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the SEC (if permitted by SEC practice and applicable law and regulations) the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) (each, an "Exchange Act Report") or any successor provision thereto if the Company were so subject, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. If, at any time prior to the consummation of the Exchange Offer when the Company is not subject to such
Section 13(a) or 15(d), the information which would be required in an Exchange Act Report is included in a public filing of the Company under the Securities Act at the applicable Required Filing Date, such public filing shall fulfill the filing requirement with the SEC with respect to the applicable Exchange Act Report. The Company shall also in any event (a) within 15 days of each Required Filing Date (whether or not permitted or required to be filed with the SEC) (i) transmit (or cause to be transmitted) by mail to all Holders, as their names and addresses appear in the Note register, without cost to such Holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company is required to file with the SEC pursuant to this covenant, or, if such filing is not so permitted (or, prior to the consummation of the Exchange Offer, when the Company is not subject to Section 13(d) or 15(d) of the Exchange Act), information and data of a similar nature, and (b) if, notwithstanding the preceding sentence, filing such documents by the Company with the SEC is not permitted by SEC practice or applicable law or regulations, promptly upon written request supply copies of such documents to any Holder. In addition, for so long as any Notes remain outstanding, the Company will furnish to the Holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT

  The occurrence of any of the following is defined as an "Event of Default" under the Indenture: (a) failure to pay principal of (or premium, if any, on) any Note when due (whether or not prohibited by the provisions of the Indenture described under "Subordination of the Notes" above); (b) failure to pay any interest on any Note when due, continued for 30 days or more (whether or not prohibited by the provisions of the Indenture described under "Subordination of the Notes" above); (c) default in the payment of principal of or interest on any Note required to be purchased pursuant to any Offer to Purchase required by the Indenture when due and payable or failure to pay on the Purchase Date the Purchase Price for any Note validly tendered pursuant to any Offer to Purchase (whether or not prohibited by the provisions of the Indenture described under "Subordination of the Notes" above); (d) failure to perform or comply with any of the provisions described under "Certain Covenants--

Merger, Sale of Assets, etc." above; (e) failure to comply for 30 days with any covenants described under "Offer to Purchase upon Change of Control" (other than a failure to purchase Notes), under "--Limitation on Restricted Payments," under "--Limitation on Indebtedness," under "--Limitation on Layering," under "--Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries," under "--Designation of Unrestricted Subsidiaries," under "--Limitation on Liens," under "--Disposition of Proceeds of Asset Sales," under "--Transactions with Affiliates," under "--Limitation on the Sale or Issuance of Equity Interests of Restricted Subsidiaries," or under "--Provision of Financial Information;" (f) failure for 60 days to perform or comply with any other covenant or agreement of the Company under the Indenture or in the Notes or of the Guarantors under the Indenture or in the Guarantees; (g) default or defaults under the terms of one or more instruments evidencing or securing Indebtedness of the Company or any of its Significant Restricted Subsidiaries having an outstanding principal amount of $5.0 million or more individually or in the aggregate that have resulted in the acceleration of the payment of such Indebtedness or failure by the Company or any of its Significant Restricted Subsidiaries to pay principal when due at the stated maturity of any such Indebtedness; (h) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its Significant Restricted Subsidiaries in an amount of $5.0 million or more (net of any amounts covered by reputable and creditworthy insurance companies) which remain undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; (i) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Restricted Subsidiaries; or (j) other than as provided in or pursuant to any Guarantee or the Indenture, any Guarantee by any Significant Restricted Subsidiary ceases to be in full force and effect or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of termination of the Indenture or a release of such Guarantor from its Guarantee in accordance with the terms of the Indenture and such Guarantee). Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of Notes, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on such Trustee.

  If an Event of Default with respect to the Notes (other than an Event of Default with respect to the Company described in clause (i) of the preceding paragraph) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes, by notice in writing to the Company, may declare the unpaid principal of (and premium, if any) and accrued interest to the date of acceleration on all the outstanding Notes to be due and payable immediately and, upon any such declaration, such principal amount (and premium, if any) and accrued interest, notwithstanding anything contained in the Indenture or the Notes to the contrary, will become immediately due and payable; provided, however, that so long as the Bank Credit Agreement shall be in full force and effect, if an Event of Default shall have occurred and be continuing (other than an Event of Default with respect to the Company described in clause (i) of the preceding paragraph), the Notes shall not become due and payable until the earlier to occur of (x) five Business Days following delivery of written notice of such acceleration of the Notes to the agent under the Bank Credit Agreement and (y) the acceleration (ipso facto or otherwise) of any Indebtedness under the Bank Credit Agreement. If an Event or Default specified in clause (i) of the preceding paragraph with respect to the Company occurs under the Indenture, the Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Notes.

  Any such declaration with respect to the Notes may be annulled by the Holders of a majority in aggregate principal amount of the outstanding Notes upon the conditions provided in the Indenture. For information as to waiver of defaults, see "Modification and Waiver" below.

  The Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to the Notes outstanding, give the Holders of the Notes thereof notice of all uncured Defaults or Events of Default thereunder known to it; provided, however, that, except in the case of a Default or an Event of Default in payment with respect to the Notes or a Default or Event of Default in complying with "Certain Covenants--Merger, Sale of Assets, etc." above, the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders of the Notes.

  No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default thereunder and unless the Holders of at least 25% of the aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding, and the Trustee shall have not have received from the Holders of a majority in aggregate principal amount of such outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of such a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

  The Company is required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the Indenture and as to any default in such performance.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATOR AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company or any of its Affiliates, as such, shall have any liability for any obligations of the Company or any of its Affiliates under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

  The Company may terminate its and the Guarantors' substantive obligations in respect of the Notes by delivering all outstanding Notes to the Trustee for cancellation and paying all sums payable by it on account of principal of, premium, if any, and interest on all Notes or otherwise. In addition to the foregoing, the Company may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (i) of "Events of Default" above, occurs at any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) under the Indenture and provided that no default under any Senior Indebtedness would result therefrom, terminate its and the Guarantors' substantive obligations in respect of the Notes (except for its obligations to pay the principal of (and premium, if any, on) and the interest on the Notes and the Guarantors' Guarantee thereof) by (i) depositing with the Trustee, under the terms of an irrevocable trust or escrow agreement, money or United States Government Obligations or a combination thereof sufficient (without reinvestment) to pay all remaining Indebtedness on such Notes; (ii) delivering to the Trustee either an Opinion of Counsel or a ruling of the Internal Revenue Service to the effect that the Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and termination of obligations; (iii) delivering to the Trustee an Opinion of Counsel to the effect that the Company's exercise of its option under this paragraph will not result in any of the Company, the Trustee or the trust or escrow created by the Company's deposit of funds pursuant to this provision becoming or being deemed to be an

"investment company" under the Investment Company Act of 1940, as amended (the "Investment Act"); and (iv) complying with certain other requirements set forth in the Indenture (the foregoing being referred to as a "covenant defeasance"). In addition, the Company may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (i) of "Events of Default" above, occurs at any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) under the Indenture and provided that no default under any Senior Indebtedness would result therefrom, terminate all of its and the Guarantors' substantive obligations in respect of the Notes (including its obligations to pay the principal of (and premium, if any, on) and interest on the Notes and the Guarantors' Guarantee thereof) by
(i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations or a combination thereof sufficient (without reinvestment) to pay all remaining Indebtedness on the Notes; (ii) delivering to the Trustee either a ruling of the Internal Revenue Service to the effect that the Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and termination of obligations or an Opinion of Counsel addressed to the Trustee based upon such a ruling or based on a change in the applicable Federal tax law since the date of the Indenture, to such effect; (iii) delivering to the Trustee an Opinion of Counsel to the effect that the Company's exercise of its option under this paragraph will not result in any of the Company, the Trustee or the trust or escrow created by the Company's deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Act; and (iv) complying with certain other requirements set forth in the Indenture (the foregoing being referred to as a "legal defeasance").

  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. In the event of either covenant defeasance or legal defeasance, payment of the Notes may not be accelerated because of an event specified as a Default or an Event of Default.

  The Company may make an irrevocable deposit pursuant to this provision only if at such time it is not prohibited from doing so under the subordination provisions of the Indenture or certain covenants in the Senior Indebtedness and the Company has delivered to the Trustee and any Paying Agent an Officers' Certificate to that effect.

GOVERNING LAW

  The Indenture, the Notes and the Guarantees are governed by the laws of the State of New York without regard to principles of conflicts of laws.

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company, the Guarantors, and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes); provided, however, that no such modification or amendment to the Indenture may, without the consent of the Holder of each Note affected thereby, (a) change the maturity of the principal of or any installment of interest on any such Note or alter the optional redemption or repurchase provisions of any such Note or the Indenture in a manner adverse to the Holders of the Notes;
(b) reduce the principal amount of (or the premium) of any such Note; (c) reduce the rate of or extend the time for payment of interest on any such Note; (d) change the place or currency of payment of principal of (or premium, if any) or interest on any such Note; (e) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture or the Notes subject thereto) or the right of the Holders of Notes to institute suit for the enforcement of any payment on or with respect to any such Note or any Guarantee in respect thereof or the modification and amendment provisions of the Indenture and the Notes (other than to add sections of the Indenture or the Notes which may not be amended, supplemented or waived without the consent of each Holder therein affected); (f) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default in respect thereof; (g) waive a default in the payment of principal of, interest on, or redemption payment with respect to, the Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration); (h) modify the ranking or priority of any Note or the Guarantee in respect thereof of any Guarantor or modify the definition of Senior Indebtedness or Guarantor Senior Indebtedness or amend or modify the subordination provisions of the Indenture, in any case in any manner adverse to the Holders of the Notes; (i) modify the provisions of any covenant (or the related definitions) in the Indenture requiring the Company to make an Offer to Purchase following an event or circumstance which may give rise to the requirement to make an Offer to Purchase in a manner materially adverse to the Holders of Notes affected thereby otherwise than in accordance with the Indenture; or (j) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the Indenture.

  The Holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all Holders of Notes, may waive compliance by the Company and the Guarantors with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the Holders of a majority in aggregate principal amount of the Notes, on behalf of all Holders, may waive any past default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the Notes), except a default in the payment of principal, premium, if any, or interest or a default arising from failure to purchase any Notes tendered pursuant to an Offer to Purchase, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the Holder of each Note that is affected.

THE TRUSTEE

  Except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of a Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, any Guarantor or any other obligor upon the Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or an Affiliate of the Company; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture
Act), it must eliminate such conflict or resign.

  The address of the Trustee is Goodwin Square, 225 Asylum Street, 23rd Floor, Hartford, Connecticut 06103.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Accounts Receivable Subsidiary" means any Subsidiary of the Company that is, directly or indirectly, wholly owned by the Company (other than director qualifying shares) and organized solely for the purpose of and engaged in (i) purchasing, financing and collecting accounts receivable obligations of customers of the Company or its Subsidiaries, (ii) the sale or financing of such accounts receivable or interest therein and (iii) other activities incident thereto.

  "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Acquisition from such Person or (b) existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Company or any Restricted Subsidiary.

  "Acquired Person" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

  "Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary to any other Person, or any acquisition or purchase of Equity Interests of any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated with or merged into the Company or any Restricted Subsidiary or (ii) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

  "Additional Interest" has the meaning provided in Section 4(a) of the Registration Rights Agreement.

  "Affiliate" of any specified person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

  "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition, including a sale leaseback transaction) or other disposition (including, without limitation, by means of any merger or consolidation) to any Person other than the Company or a Wholly Owned Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Equity Interest (other than directors' qualifying shares) of any Restricted Subsidiary; (ii) any assets of the Company or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Company or any Restricted Subsidiary; or (iii) any other property or asset of the Company or any Restricted Subsidiary outside of the ordinary course of business, provided in each case that the aggregate consideration for such sale, conveyance, transfer, lease or other disposition is equal to $1.5 million or more. For the purposes of this definition, the term "Asset Sale" shall not include (a) any transaction consummated in compliance with "Certain Covenants--Merger, Sale of Assets, etc." above and the creation of any Lien not prohibited by "Certain Covenants--Limitation on Liens" above; provided, however, that any transaction consummated in compliance with "Certain Covenants--Merger, Sale of Assets, etc." above involving a sale, conveyance, assignment, transfer, lease or other disposal of less than all of the properties or assets of the Company shall be deemed to be an Asset Sale with respect to the properties or assets of the Company and the Restricted Subsidiaries that are not so sold, conveyed, assigned, transferred, leased or otherwise disposed of in such transaction; (b) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary; (c) any transaction consummated in compliance with "Certain Covenants--Limitation on Restricted Payments" above; (d) sales of accounts receivable for cash at fair market value; and (e) any sale, conveyance or transfer of accounts receivable in the ordinary course of business to an Accounts Receivable Subsidiary or to third parties that are not Affiliates of the Company or any Subsidiary of the Company.

  "AXIA Group" means AXIA Group, Inc.

  "Bank Credit Agreement" means the credit facility between the Company, the Guarantors, the lenders named therein, and Paribas, as Administrative Agent, including any deferrals, renewals, extensions, substitutions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto and any agreement providing therefor (including any restatements thereof and any increases in the amount of commitments thereunder), whether by or with the same or any other lender, creditor, group of lenders or group of creditors, and including related notes, guarantee and note agreements and other instruments and agreements executed in connection therewith.

  "Board Resolution" means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

  "Cash Equivalents" means with respect to the Company and its Restricted
Subsidiaries: (a) U.S. dollars and any other currency that is convertible into U.S. dollars without legal restrictions; (b) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof; (c) certificates of deposit and time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof); (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause
(c) above; (e) commercial paper rated P-1, A-1 or the equivalent thereof by Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Corporation ("S&P"), respectively, and in each case maturing within six months after the date of acquisition; (f) with respect to any Foreign Subsidiary organized in Canada; commercial paper of Canadian companies rated R-1 High or the equivalent thereof by Dominion Bond Rating Services with maturities of less than one year; and (g) with respect to Foreign Subsidiaries not organized in Canada, government obligations of another country whose debt securities are rated by S&P and/or Moody's "A-1" or "P-1", or the equivalent thereof (if a short-term debt rating is provided by either) or at least "AA" or "AA2", or the equivalent thereof (if a long-term unsecured debt rating is provided by either), in each case, with maturities of less than 12 months.

  "Change of Control" means the occurrence of any of the following events (whether or not approved by the Board of Directors of the Company): (i) any Person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total voting power of the then outstanding Voting Equity Interests of the Company or, so long as AXIA Group owns a majority of the Voting Equity Interests of the Company, AXIA Group; (ii) the Company consolidates with, or merges with or into, another Person (other than a Guarantor which is a Wholly Owned Restricted Subsidiary or a Person that is controlled by the Permitted Holders) or the Company directly or indirectly sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company and the Restricted Subsidiaries (determined on a consolidated basis) to any Person (other than the Company or a Guarantor which is a Wholly Owned Restricted Subsidiary or a Person that is controlled by the

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

Permitted Holders), in each case other than any such transaction where immediately after such transaction the Person or Persons that "beneficially owned" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) immediately prior to such transaction, directly or indirectly, the then outstanding Voting Equity Interests of the Company "beneficially own" (as so determined), directly or indirectly, a majority of the total voting power of the then outstanding Voting Equity Interests of the surviving or transferee Person; or (iii) following the first public offering of $20.0 million or more of Voting Equity Interests of the Company, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

  "Change of Control Date" has the meaning set forth under "Offer to Purchase upon Change of Control" above.

  "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the four quarter period of the most recent four consecutive fiscal quarters ending prior to the date of such determination (the "Four Quarter Period") to (ii) Consolidated Interest Expense for such Four Quarter Period; provided, however, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such Four Quarter Period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, Consolidated EBITDA and Consolidated Interest Expense for such Four Quarter Period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such Four Quarter Period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such Four Quarter Period, (2) if since the beginning of such Four Quarter Period the Company or any Restricted Subsidiary shall have made any Asset Sale, the Consolidated EBITDA for such Four Quarter Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Sale for such Four Quarter Period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such Four Quarter Period and Consolidated Interest Expense for such Four Quarter Period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Sale for such Four Quarter Period (or, if the Equity Interests of any Restricted Subsidiary are sold, the Consolidated Interest Expense for such Four Quarter Period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such Four Quarter Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA and Consolidated Interest Expense for such Four Quarter Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such Four Quarter Period and (4) if since the beginning of such Four Quarter Period any Person (that subsequently

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became a Restricted Subsidiary or was merged with or into the Company or any
Restricted Subsidiary since the beginning of such Four Quarter Period) shall have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such Four Quarter Period, Consolidated EBITDA and Consolidated Interest Expense for such Four Quarter Period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition of assets occurred on, with respect to any Investment or acquisition, the first day of such Four Quarter Period and, with respect to any Asset Sale, the day prior to the first day of such Four Quarter Period. For purposes of this definition, whenever pro forma effect is to be given to an Asset Sale or Investment or other acquisition of assets (including pursuant to the Transactions), the amount of income or earnings and any net cost savings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in accordance with Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any agreement under which Hedging Obligations relating to interest are outstanding applicable to such Indebtedness if such agreement under which such Hedging Obligations are outstanding has a remaining term as at the date of determination in excess of 12 months).

  "Consolidated EBITDA" means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Income Tax Expense for such period;
(ii) Consolidated Interest Expense for such period; (iii) depreciation expense for such period; (iv) amortization expense for such period; (v) all costs and expenses incurred by the Company on or prior to the Issue Date related to the Transactions (to the extent such items were incurred during the relevant Four Quarter Period); and (vi) all other non-cash items which are not expected by the Company to result in any cash expenditures in future periods, minus all non-cash items having the effect of increasing Consolidated Net Income during the period and which were not deducted in calculating Consolidated Net Income for any prior period.

  "Consolidated Income Tax Expense" means, with respect to the Company for any period, the provision for Federal, state, local and foreign income taxes payable by the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" means, with respect to the Company for any period, without duplication, the sum of (i) the interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Hedging Obligations relating to interest (including any amortization of discounts), (c) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (d) all capitalized interest and all accrued interest, (ii) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (iii) dividends and distributions in respect of Disqualified Equity Interests of the Company during such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means, for any period, the consolidated net income
(loss) of the Company and its Subsidiaries determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net
Income: (i) any net income (loss) of any Person if such person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included

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

in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent of any Investment made by the Company or any Restricted Subsidiary to such Person during such period; (ii) any net income (loss) of any person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain or loss realized upon the sale or other disposition of any asset of the Company or the Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Equity Interests of any Person; (v) any extraordinary gain or loss; and (vi) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for purposes of the covenant described under "--Certain Covenants-- Limitations on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) of the first paragraph thereof.

  "Consolidated Net Worth" of the Company means the stockholders' equity of the Company and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, less amounts attributed to Disqualified Equity Interests.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Designated Senior Indebtedness" means (a) any Indebtedness outstanding under the Bank Credit Agreement and (b) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $25.0 million, if the instrument governing such Senior Indebtedness expressly states that such Indebtedness is "Designated Senior Indebtedness" for purposes of the Indenture.

  "Designation" has the meaning set forth under "Certain Covenants-- Designation of Unrestricted Subsidiaries" above.

  "Designation Amount" has the meaning set forth under "Certain Covenants-- Designation of Unrestricted Subsidiaries" above.

  "Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

  "Disqualified Equity Interest" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part on or prior to the Maturity Date, or exchangeable into Indebtedness on or prior to the Maturity Date; provided, however, that any Equity Interest that would not constitute a Disqualified Equity Interest but for provisions thereof giving holders thereof the right to require the issuing Person to repurchase or redeem such Equity Interest upon the occurrence of an "asset sale" or "change of control" occurring prior to the Maturity Date shall not constitute a Disqualified Equity Interest if (i) the "asset sale" or "change of control" provisions applicable to such Equity Interest are not more favorable to the holders of such Equity Interest than the comparable provisions described under "--Certain Covenants--Disposition of Proceeds of Asset Sales" and "--Certain Covenants--Change of Control" and (ii) the Company shall have complied in full with all of its obligations in respect of such covenants prior to any payment in respect of the comparable provisions of such Equity Interest.

  "Equity Interest" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests.

  "ESOP" means the employee stock ownership plan of the Company as in effect on the Issue Date or any subsequent employee stock ownership plan, as defined under ERISA, which is adopted by the Company or any Restricted Subsidiary.

  "ESOP Loan" means any loan or advance by the Company or any Restricted Subsidiary to the ESOP.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Existing Indebtedness" means any Indebtedness (or agreements relating thereto) of the Company and its Restricted Subsidiaries in existence on the Issue Date.

  "Expiration Date" has the meaning set forth in the definition of "Offer to Purchase" below.

  "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction between a willing seller and a willing buyer, neither of which is under any compulsion to complete the transaction; provided, however, that the Fair Market Value of any such asset or assets shall be determined conclusively by the Board of Directors of the Company acting in good faith.

  "Foreign Subsidiary" means a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a State thereof or the District of Columbia.

  "Four Quarter Period" has the meaning set forth in the definition of "Consolidated Coverage Ratio" above.

  "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable at the date of determination and which are consistently applied for all applicable periods.

  "Guarantor" means (i) each of the Subsidiaries of the Company (excluding Unrestricted Subsidiaries and Foreign Subsidiaries) as of the Issue Date and their respective successors, and (ii) each other Restricted Subsidiary, formed, created or acquired before or after the Issue Date, required to become a Guarantor after the Issue Date pursuant to "Guarantees of the Notes" above.

  "Guarantor Senior Indebtedness" means, with respect to any Guarantor, at any date, (a) all Obligations of such Guarantor under the Bank Credit Agreement;
(b) all Hedging Obligations of such Guarantor; (c) all Obligations of such Guarantor under stand-by letters of credit; and (d) all other Indebtedness of such Guarantor for borrowed money, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness unless the instrument under which such Indebtedness of such Guarantor for money borrowed is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to such Guarantor's Guarantee of the Notes, and all renewals, extensions, substitutions, modifications, amendments or refinancings thereof. Notwithstanding the foregoing, Guarantor Senior Indebtedness shall not include
(a) to the extent that it may constitute Indebtedness, any Obligation for Federal, state, local or other taxes; (b) any Indebtedness among or between such Guarantor and any Subsidiary of such Guarantor; (c) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (d) Indebtedness evidenced by such Guarantor's Guarantee of the Notes; (e) Indebtedness of such Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness of such Guarantor; (f) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capitalized Lease Obligations) or management agreements; and (g) any obligation that by operation of law is subordinate to any general unsecured obligations of such Guarantor.

  "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee shall include, without limitation, any agreement to maintain or preserve any other Person's financial condition or to cause any other Person to achieve certain levels of operating results.

  "Guarantee" means the guarantee of the Notes by each Guarantor under the Indenture.

  "Hedging Obligations" means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates and (iii) foreign currency or commodity hedges, exchange or similar protection agreements (agreements referred to in this definition being referred to herein as "Hedging Agreements").

  "Holder" means the registered holder of any Note.

  "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Restricted Subsidiary (or is merged into or consolidated with the Company or any Restricted Subsidiary), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such Acquired Person becoming a Restricted Subsidiary (or being merged into or consolidated with the Company or any Restricted Subsidiary), shall be deemed Incurred at the time any such Acquired Person becomes a Restricted Subsidiary or merges into or consolidates with the Company or any Restricted Subsidiary.

  "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (a) every obligation of such Person for the principal amount of money borrowed; (b) every obligation of such Person evidenced by the principal amount of bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person (except to the extent not drawn on); (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding (x) earnout or other similar obligations until such time as the amount of such obligation is capable of being determined, (y) trade accounts payable incurred in the ordinary course of business, or (z) other accrued liabilities arising in the ordinary course of business); (e) every Capital Lease Obligation of such Person; (f) every net obligation under Hedging Agreements of such Person; (g) every obligation of the type referred to in clauses (a) through (f) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise; and (h) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a) through (g) above. Indebtedness (a) shall never be calculated taking into account any cash and Cash Equivalents held by such Person; (b) shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within ten Business Days of their incurrence, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and (z) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents; (c) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be incurred or outstanding in an amount equal to the accreted value thereof at the date of determination; (d) shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Equity Interests of the Company or any Restricted Subsidiary; and
(e) shall not include obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, letters of credit or similar obligations, incurred in the ordinary course of business. For purposes of determining compliance with any U.S. dollar- denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the U.S. dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred. If such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

  "Independent Financial Advisor" means a nationally recognized accounting, appraisal, investment banking firm or consultant that is, in the judgment of the Company's Board of Directors, qualified to perform the task for which it has been engaged (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

  "Insolvency or Liquidation Proceeding" means, with respect to any Person, any liquidation, dissolution or winding up of such Person, or any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to such Person, whether voluntary or involuntary.

  "interest" means, with respect to the Notes, the sum of any cash interest and any Additional Interest on the Notes.

  "Investment" means, with respect to any Person, any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property or assets to others or payments for property or services for the account or use of others, or otherwise, but other than advances to customers in the ordinary course of business recorded as an account receivable on the books of the Person making the advance), or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any property or asset other than cash, such property shall be valued at its fair market value at the time of such transfer, as determined in good faith by the Board of Directors (or comparable body) of the Person making such transfer.

  "Issue Date" means the original issue date of the Notes.

  "Lien" means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof).

  "Management Agreement" means the management agreement dated June 23, 1998 between AXIA Group and Sterling.

  "Maturity Date" means July 15, 2008.

  "Net Cash Proceeds" means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and expenses, and sales commissions) and any relocation or severance expenses incurred as a result thereof; (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (c) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale; (d) amounts deemed, in good faith, appropriate by the Board of Directors of the Company to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve); and (e) with respect to Asset Sales by Restricted Subsidiaries, the portion of such cash payments attributable to Persons holding a minority interest in such Restricted Subsidiary.

  "Obligations" means any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

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

  "Offer" has the meaning set forth in the definition of "Offer to Purchase" below.

  "Offer to Purchase" means a written offer (the "Offer") sent by or on behalf of the Company by first-class mail, postage prepaid, to each holder at his address appearing in the register for the Notes on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase, which shall be not less than 20 Business Days nor more than 60 days after the date of such Offer, and a settlement date (the "Purchase Date") for purchase of Notes to occur no later than five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall also contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such Holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the Indenture (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Company to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state: (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made; (2) the Expiration Date and the Purchase Date; (3) the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount"); (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price"); (5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount; (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase; (7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue; (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date; (9) that each Holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing); (10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender; (11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the

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

Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 principal amount or integral multiples thereof shall be purchased); and (12) that in the case of any Holder whose
Note is purchased only in part, the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

  An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

  "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

  "Pari Passu Debt" means Indebtedness of the Company or any Guarantor that neither constitutes Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, or Subordinated Indebtedness.

  "Pari Passu Debt Pro Rata Share" means the amount of the applicable Net Cash Proceeds obtained by multiplying the amount of such Net Cash Proceeds by a fraction, (i) the numerator of which is the aggregate accreted value and/or principal amount, as the case may be, of all Pari Passu Debt outstanding at the time of the applicable Asset Sale with respect to which the Company is required to use Net Cash Proceeds to repay or make an offer to purchase or repay and (ii) the denominator of which is the sum of (a) the aggregate principal amount of all Notes outstanding at the time of the applicable Asset Sale and (b) the aggregate principal amount or the aggregate accreted value, as the case may be, of all Pari Passu Debt outstanding at the time of the applicable Offer to Purchase with respect to which the Company is required to use the applicable Net Cash Proceeds to offer to repay or make an offer to purchase or repay.

  "Permitted Holder" means (i) the purchasers in the Equity Investment, (ii) any Person who on the date of issuance of the Notes is an officer, director, stockholder, employee or consultant of the Company or Sterling, (iii) any Permitted Transferee with respect to any Person covered by the preceding clauses (i) and (ii); (iv) the ESOP; (v) any savings or investment plan sponsored by the Company or AXIA Group; or (vi) any entity a majority of the outstanding Voting Equity Interests of which are owned directly or indirectly by Permitted Holders.

  "Permitted Indebtedness" has the meaning set forth in the second paragraph of "Certain Covenants--Limitation on Indebtedness" above.

  "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) Hedging Obligations; (d) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under "Certain Covenants--Disposition of Proceeds of Asset Sales" above; (e) transactions with officers, directors and employees of the Company or any Restricted Subsidiary entered into in the ordinary course of business (including compensation or employee benefit arrangements with any such director or employee); (f) Investments existing as of the Issue Date and any amendment, extension, substitution, renewal or modification thereof to the extent that any such amendment, extension, substitution, renewal or modification does not require the Company or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith; (g) any Investment to the extent that the consideration therefor consists of Qualified Equity Interests of the Company or AXIA Group; (h) any Investment consisting of a guarantee by a Guarantor of Senior Indebtedness or any guarantee permitted under clause (e) of the second paragraph of "Limitation on Indebtedness" above; (i) Investments in an aggregate amount not to exceed the greater of (x) $15.0 million or (y) 5% of the Company's consolidated tangible net assets at any one time outstanding; provided that the Company and/or the Restricted Subsidiaries own at least one-third of the outstanding Voting Equity Interests of each such Person; (j) Investments in the form of the sale (on a "true sale" non-recourse basis) or the servicing of receivables transferred from the Company or any Restricted Subsidiary, or transfers of cash, to an Accounts Receivable Subsidiary as a capital contribution or in exchange for Indebtedness of such Accounts Receivable Subsidiary or cash, in each case in the ordinary course of business; (k) loans and advances to employees made in the ordinary course of business; (l) payments to AXIA Group or Acquisition Co. to pay the merger consideration due, and out-of-pocket expenses related to, the Transactions; and (m) the ESOP Loan not to exceed $2.5 million at any one time outstanding.

  "Permitted Junior Securities" means any securities of the Company or any other Person that are (i) equity securities without special covenants or (ii) subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding, to substantially the same extent as, or to a greater extent than, the Notes are subordinated as provided in the Indenture, in any event pursuant to a court order so providing and as to which (a) the rate of interest on such securities shall not exceed the effective rate of interest on the Notes on the date of the Indenture, (b) such securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such securities than those in effect with respect to the Notes on the date of the Indenture and (c) such securities shall not provide for amortization (including sinking fund and mandatory prepayment provisions) commencing prior to the date six months following the final scheduled maturity date of the Senior Indebtedness (as modified by the plan of reorganization or readjustment pursuant to which such securities are issued).

  "Permitted Liens" means (a) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation; (b) Liens imposed by law such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith and by appropriate proceedings; (c) Liens existing on the Issue Date; (d) Liens securing only the Notes; (e) Liens in favor of the Company or any Restricted Subsidiary; (f) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (g) easements, reservation of rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Company and the Restricted Subsidiaries; (h) Liens resulting from the deposit of cash or notes in connection with contracts, tenders or expropriation proceedings, or to secure workers' compensation, surety or appeal bonds, costs of litigation when required by law and public and statutory obligations or obligations under franchise arrangements entered into in the ordinary course of business; (i) Liens securing Indebtedness under the Bank Credit Agreement; (j) Liens securing Indebtedness consisting of Capitalized Lease Obligations, Purchase Money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Company or the Restricted Subsidiaries, or repairs, additions or improvements to such assets, provided, however, that (I) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness), (II) such Liens do not extend to any other assets of the Company or the Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (III) the Incurrence of such Indebtedness is permitted by "Certain Covenants--Limitation on Indebtedness" above and (IV) such Liens attach within 90 days of such purchase, construction, installation, repair, addition or improvement; (k) Liens to secure any refinancings, renewals, extensions, modifications or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto); (l) Liens securing letters of credit entered into in the ordinary course of business; and (m) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary.

  "Permitted Transferee" means with respect to any Person, (i) in the case of an entity, any Affiliate of such Person, and (ii) in the case of any individual, any person related by lineal or collateral consanguinity to such individual or to the spouse of such individual (adopted persons shall be considered the natural born child of their adoptive parents; lineal consanguinity is that relationship that exists between persons of whom one is descended (or ascended) in a direct line from the other, as between son, father, grandfather, great-grandfather; and collateral consanguinity is that relationship that exists between persons who have the same ancestors, but who do not descend (or ascend) from the other, as between uncle and nephew, or cousin and cousin), in each case to whom such Person has transferred Equity Interests of the Company.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Post-Petition Interest" means, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any Insolvency or Liquidation Proceeding against such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

  "Preferred Equity Interest," in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

  "Public Equity Offering" means a primary public offering of $20.0 million or more of Qualified Equity Interests of the Company or AXIA Group pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (excluding registration statements filed on Form S-8).

  "Purchase Amount" has the meaning set forth in the definition of "Offer to Purchase" above.

  "Purchase Date" has the meaning set forth in the definition of "Offer to Purchase" above.

  "Purchase Money Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of any property, provided that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of refinancing.

  "Purchase Price" has the meaning set forth in the definition of "Offer to Purchase" above.

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

  "Qualified Equity Interest" in any Person means any Equity Interest in such Person other than any Disqualified Equity Interest.

  "Redemption Date" has the meaning set forth in the third paragraph of "Optional Redemption" above.

  "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a resolution of the Board of Directors of the Company delivered to the Trustee, as an Unrestricted Subsidiary pursuant to "Certain Covenants--Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

  "SEC" means the Securities and Exchange Commission.

  "Senior Indebtedness" means, at any date, (a) all Obligations of the Company under the Bank Credit Agreement; (b) all Hedging Obligations of the Company;
(c) all Obligations of the Company under stand-by letters of credit; and (d) all other Indebtedness of the Company for borrowed money, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness, unless the instrument under which such Indebtedness of the Company for money borrowed is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the Notes, and all renewals, extensions, modifications, amendments or refinancings thereof. Notwithstanding the foregoing, Senior Indebtedness shall not include (a) to the extent that it may constitute Indebtedness, any Obligation for Federal, state, local or other taxes; (b) any Indebtedness among or between the Company and any Subsidiary of the Company, unless and for so long as such Indebtedness has been pledged to secure Obligations under the Bank Credit Agreement; (c) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (d) Indebtedness evidenced by the Notes; (e) Indebtedness of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness of the Company; (f) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capital Lease Obligations) or management agreements; and (g) any obligation that by operation of law is subordinate to any general unsecured obligations of the Company.

  "Significant Restricted Subsidiary" means, at any date of determination, (a) any Restricted Subsidiary that, together with its Subsidiaries that constitute Restricted Subsidiaries (i) for the most recent fiscal year of the Company accounted for more than 10.0% of the consolidated revenues of the Company and the Restricted Subsidiaries or (ii) as of the end of such fiscal year, owned more than 10.0% of the consolidated assets of the Company and the Restricted Subsidiaries, all as set forth on the consolidated financial statements of the Company and the Restricted Subsidiaries for such year prepared in conformity with GAAP, and (b) any Restricted Subsidiary which, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Restricted Subsidiaries and as to which any event described in clause (g), (h) or (i) of "Events of Default" above has occurred, would constitute a Significant Restricted Subsidiary under clause (a) of this definition.

  "Stated Maturity," when used with respect to any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

  "Subordinated Indebtedness" means, with respect to the Company or any Guarantor, any Indebtedness of the Company or such Guarantor, as the case may be, which is expressly subordinated in right of payment to the Notes or such Guarantor's Guarantee, as the case may be.

  "Subsidiary" means, with respect to any Person, (a) any corporation of which the outstanding Voting Equity Interests having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of Voting Equity Interests are at the time, directly or indirectly, owned by such first named Person.

  "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

  "Tax Sharing Agreement" means the tax sharing agreement between the Company and AXIA Group.

  "Term Loan Facilities" means collectively the ESOP Term Loan, the acquisition facility and the term loan facility of the Bank Credit Agreement.

  "United States Government Obligations" means direct non-callable obligations of the United States of America for the payment of which the full faith and credit of the United States is pledged.

  "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to "Certain Covenants--Designation of Unrestricted Subsidiaries" above. Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

  "Unutilized Net Cash Proceeds" has the meaning set forth in the third paragraph under "Certain Covenants--Disposition of Proceeds of Asset Sales" above.

  "Voting Equity Interests" means Equity Interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other governing body of such corporation or Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment of final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding aggregate principal amount of such Indebtedness.

  "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Equity Interests of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary; provided, however, that a Foreign Subsidiary shall be a Wholly Owned Subsidiary if more than 90% of the Equity Interests and Voting Equity Interests thereof is owned by the Company or another Wholly Owned Subsidiary.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes certain material United States federal income tax consequences relevant to the purchase, ownership and disposition of the Notes and reflects the opinion provided by Bracewell & Patterson, L.L.P., counsel to the Company, as to these matters. This discussion is for general information only and does not address all aspects of federal income taxation that may be relevant to particular investors in light of their personal investment circumstances, nor does it address the federal income tax consequences which may be relevant to certain types of investors subject to special treatment under the federal income tax laws (for example, certain financial institutions, insurance companies, tax-exempt entities, broker-dealers, and taxpayers subject to the alternative minimum tax). In addition, this discussion does not discuss any aspects of state, local, or foreign tax laws. This discussion assumes that investors will hold their Notes as "capital assets" (generally, property held for investment), within the meaning of Section 1221 of the Code, and not as part of an integrated transaction (for example, a hedge, straddle or conversion transaction).

  No ruling from the Internal Revenue Service (the "IRS") will be requested with respect to any of the matters discussed herein. There can be no assurance that the IRS will not take a different position concerning the matters discussed below and that such positions would not be sustained. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF NOTES SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO HIS OR HER PARTICULAR TAX SITUATION AND AS TO ANY FEDERAL, FOREIGN, STATE, LOCAL OR OTHER TAX CONSIDERATIONS (INCLUDING ANY POSSIBLE CHANGES IN TAX LAW) AFFECTING THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

  This discussion is based on the provisions of the Code, existing and proposed Treasury regulations promulgated thereunder (the "Regulations"), judicial authority interpreting the Code, and current administrative rulings and pronouncements of the IRS now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be retroactively applied in a manner that could result in federal income tax consequences different from those discussed below and could adversely affect a holder of Notes.

EXCHANGE OF ORIGINAL NOTES FOR EXCHANGE NOTES

  The exchange of Original Notes for Exchange Notes should not constitute a significant modification of the terms of the Original Notes, and, accordingly, will not be treated as a taxable exchange for United States federal income tax purposes. Consequently, no gain or loss will be recognized by holders of Original Notes upon receipt of the Exchange Notes, and ownership of the Exchange Notes will be considered a continuation of ownership of the Original Notes. The Company will take this position and intends to report the transaction in this manner for federal income tax purposes. For purposes of determining gain or loss upon the subsequent sale or exchange of the Exchange Notes, a holder will have the same adjusted basis in an Exchange Note as the holder had in the Original Note exchanged therefor. In addition, a holder's holding period for an Exchange Note will include the holding period for the Original Note exchanged therefor.

  The remaining summary of federal income considerations relates to owning and disposing of Exchange Notes, and also applies to holders of Original Notes who do not accept the Exchange Offer.

UNITED STATES FEDERAL INCOME TAXATION OF UNITED STATES HOLDERS

  As used herein, the term "United States Holder" means a holder of a Note that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of source, (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

  Stated Interest. Stated interest on the Notes will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

  Amortizable Bond Premium. If a United States Holder purchases a Note for an amount that is greater than the sum of all payments payable on the Note after the purchase date, other than qualified stated interest, such United States Holder will be considered to have purchased such Note with

"amortizable bond premium" equal in amount to such excess. A United States Holder may elect to amortize such bond premium over the remaining term of such Note (or if it results in a smaller amount of amortizable bond premium, until an earlier call date, and in such case by reference to the amount payable on that date).

  Under new Regulations issued December 30, 1997, if bond premium is amortized, the amount of interest on the Note included in the United States Holder's income for each accrual period ending on an interest payment date or on the stated maturity of the Note, as the case may be, will be reduced by a portion of the bond premium allocable to such accrual period based on the Note's yield to maturity (or earlier call date, if reference to such call date produces a smaller amount of amortizable bond premium). If the amortizable bond premium allocable to such accrual period exceeds the amount of interest allocable to such accrual period, such excess would be allowed as a deduction for such accrual period, but only to the extent of the United States Holder's prior inclusion in income of interest payments on the Note. Any excess above such prior interest inclusions is generally carried forward to the next accrual period. A United States Holder who elects to amortize bond premium must reduce such United States Holder's tax basis in the Notes as described under "--Disposition of Notes." If such an election to amortize bond premium is not made, a United States Holder must include the full amount of each interest payment on the Note in income in accordance with its regular method of accounting and will receive a tax benefit from the bond premium only in computing such United States Holder's gain or loss upon disposition of the Note.

  An election to amortize bond premium will apply to all taxable debt obligations then held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A United States Holder should consult with such United States Holder's tax advisor with respect to the general applicability of the amortizable bond premium rules of Section 171 of the Code to such United States Holder, and whether such United States Holder should make an election under these rules.

  Market Discount. If a United States Holder purchases a Note for an amount that is less than its stated redemption price at maturity (i.e., the sum of all payments on the Note other than stated interest payments), the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a de minimis amount as specified by the Code. Under the market discount rules, a United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such Note.

  The Notes provide for optional redemption and (in the case of a Change in Control) mandatory offers to purchase, in whole or in part, prior to maturity. If the Notes were redeemed, a United States Holder generally would be required to include in gross income as ordinary income the portion of the gain recognized on the redemption attributable to accrued market discount, if any.

  Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Notes, unless the United States Holder elects to accrue market discount on a constant interest method. A United States Holder of a Note may elect to include market discount in income currently as it accrues (under either a ratable or constant interest method). This election to include currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a United States Holder of Notes makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of instruments, and with respect to the deferral of interest deductions incurred or maintained to purchase or carry such Notes, would not apply.

  Disposition of Notes. Upon the sale, exchange, retirement, redemption or other disposition of a Note, a United States Holder will recognize taxable gain or loss equal to the difference between (i) the amount of cash and the fair market value of property received in exchange therefor (except to the extent such amount is attributable to accrued but unpaid interest, which amount will generally be taxable as ordinary income) and (ii) the United States Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note will generally equal the United States Holder's purchase price for such Note, increased by any market discount previously included in income by the United States Holder and decreased by any principal payments received by the United States Holder, and any amortizable bond premium deducted over the term of the Note. Any gain or loss recognized on the sale, exchange, retirement or other disposition of a Note will generally be capital gain or loss (except to the extent of any accrued market discount). Under recently enacted legislation, capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation which may vary depending upon the holding period of such capital assets. The deduction of capital losses is subject to certain limitations. A United States Holder should consult such United States Holder's tax advisor regarding the treatment of capital gains or losses.

  Backup Withholding. Certain non-corporate United States Holders of Notes may be subject to backup withholding at the rate of 31% with respect to interest payments on the Notes and cash payments received in certain circumstances upon the disposition of such Notes. Generally, backup withholding is applied only when the taxpayer (i) fails to furnish or certify its correct taxpayer identification number to the payor in the manner required, (ii) is notified by the IRS that it has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a United States Holder's United States federal income tax liability, provided that such United States Holder furnished the required information to the IRS.

UNITED STATES FEDERAL INCOME TAXATION OF NON-UNITED STATES HOLDERS

  This section discusses certain special rules applicable to a holder of Notes that is a Non-United States Holder. For purposes of this discussion, a "Non-United States Holder" means a holder of Notes that is not (i) an individual citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of source, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

  Receipt of Stated Interest by Non-United States Holder. Subject to the discussion of backup withholding set forth below, payments of interest (including original issue discount) to a Non-United States Holder who is the beneficial owner of a Note generally will not be subject to the 30% U.S. withholding tax under the portfolio interest exemption of the Code; provided, that (i) beneficial owner of the Note does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code and the Regulations thereunder; (ii) such beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership;
(iii) such beneficial owner is not a bank whose receipt of interest on a Note is described in Section 881(c)(3)(A) of the Code; and (iv) such beneficial owner satisfies the certification requirement (described generally below) set forth in Section

871(h) (in the case of individuals) or Section 881(c) (in the case of foreign corporations) of the Code and the Regulations thereunder.

  To satisfy the certification requirement referred to in (iv) above, the beneficial owner of a Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, the Company or its paying agent, as the case may be, with a statement to the effect that the beneficial owner is a Non-United States Holder. Such requirement generally will be met if (1) the beneficial owner provides such beneficial owner's name and address, signs under penalties of perjury, and certifies that such beneficial owner is a Non-United States Holder (which certification may be made on IRS Form W-8 (or substitute Form W-8)) or (2) a securities clearing organization, a bank or other financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes the Company or its paying agent, as the case may be, with a copy thereof.

  Recently issued Regulations that will be effective with respect to payments made after December 31, 1999, will provide alternative methods for satisfying the certification requirement described above. The Regulations also would require, in the case of Notes held by a foreign partnership, that (i) the certification be provided by the partners rather than by the foreign partnership, and (ii) the partnership provide certain information, including a United States taxpayer identification number. Non-United States Holders are advised to consult their own tax advisors to discuss the effect of these Regulations in light of such Non-United States Holders' situation.

  If the Non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described above, payments of premium, if any, and interest made to Non-United States Holders with respect to the Notes will be subject to a 30% United States withholding tax unless the beneficial owner of a Note provides the Company or its paying agent, as the case may be, with, and keeps current (i) a properly executed IRS Form 1001 (or successor form) claiming an exemption from United States withholding tax under a United States income tax treaty, or (ii) a properly executed IRS Form 4224 (or successor form) claiming such premium and/or interest is exempt from United States withholding tax because such premium and/or interest is effectively connected with the conduct of a United States trade or business by the Non-United States Holder, in which case the premium and/or interest will be subject to the United States federal income tax on net income at the rates applicable to United States persons generally (and with respect to corporate holders and under certain circumstances, the 30% branch profits tax).

  Gain on Disposition of Notes. A Non-United States Holder will generally not be subject to United States federal income tax with respect to gain recognized on disposition of the Notes unless (i) the gain is effectively connected with a trade or business of the Non-United States Holder in the United States, (ii) in the case of a Non-United States Holder that is an individual, such holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met, or (iii) the Non-United States Holder is subject to tax pursuant to provisions of the United States federal income tax law applicable to certain United States expatriates.

  Information Reporting and Backup Withholding. In general, no United States information reporting or backup withholding tax will be required with respect to payments of principal or interest made by the Company to Non-United States Holders if the certification described above in (iv) under "--Receipt of Stated Interest by Non-United States Holder" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

  Payments of principal or interest to the beneficial owner of a Note by a United States office of a custodian, nominee or agent, or the payment by a United States office of a broker of the proceeds of a sale of the Note, is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that such owner is a Non-United States Holder or otherwise establishes an exemption.

  In general, backup withholding and information reporting will not apply if payments on a Note are paid or collected by a foreign office of a custodian, nominee, or other foreign agent on behalf of the beneficial owner of such Note, or if a foreign office of a broker (as defined in applicable Regulations) pays the proceeds of the sale of a Note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, or a controlled foreign corporation, or a foreign person 50% or more of whose gross income for certain periods is derived from activities that are effectively connected with the conduct of a trade or business in the United States, or, for taxable years beginning after December 31, 1999, a foreign partnership, in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or which is engaged in a trade or business in the United States, such payments will not be subject to backup withholding, but will be subject to information reporting unless (i) such nominee, custodian, agent or broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or (ii) the beneficial owner otherwise establishes an exemption, provided such broker does not have actual knowledge that the payee is a United States person. Non-United States Holders should consult their tax advisors regarding the application of these rules to their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

  The Treasury Department has issued final Regulations regarding the backup withholding and information reporting rules discussed above. In general, the final Regulations, which are generally effective for payments made after December 31, 1999, subject to certain transition rules, do not alter the substantive withholding and information reporting requirements but instead unify current forms and procedures.

  Any amounts withheld under backup withholding will be allowed as a credit against such Non-United States Holder's United States federal income tax liability and may entitle such holder to a refund, provided the required information is furnished to the IRS.

                                 LEGAL MATTERS

  Certain legal matters with respect to the issuance and sale of the Notes offered hereby will be passed upon for the Company by Bracewell & Patterson, L.L.P., Houston, Texas. Certain members of Bracewell & Patterson, L.L.P. own less than 1.0% of the outstanding Common Stock of AXIA Group.

                                    EXPERTS

  The consolidated financial statements of the Company and Subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein.

  The balance sheet of Finance Co. as of June 19, 1998 included in this Registration Statement has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein.

                         INDEX TO FINANCIAL STATEMENTS

AXIA Incorporated and Subsidiaries--Audited Consolidated Financial
 Statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997
  Report of Independent Public Accountants...............................  F-2
  Consolidated Balance Sheets............................................  F-3
  Consolidated Statements of Stockholder's Equity........................  F-4
  Consolidated Statements of Income......................................  F-5
  Consolidated Statements of Cash Flows..................................  F-6
  Notes to the Consolidated Financial Statements.........................  F-7
AXIA Incorporated and Subsidiaries--Unaudited Interim Consolidated
 Financial Statements as of June 30, 1998 and December 31, 1997 and for
 the six months ended June 30, 1998 and 1997
  Consolidated Balance Sheets............................................ F-32
  Consolidated Statements of Income...................................... F-33
  Consolidated Statements of Stockholder's Equity........................ F-34
  Consolidated Statements of Cash Flows.................................. F-35
  Notes to the Unaudited Interim Consolidated Financial Statements....... F-36
AXIA Finance Corp.
  Independent Auditors' Report........................................... F-46
  Balance Sheet as of June 19, 1998...................................... F-47

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of
Directors of AXIA Incorporated:

  We have audited the accompanying consolidated balance sheets of AXIA INCORPORATED (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AXIA INCORPORATED AND SUBSIDIARIES as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP
                                          ARTHUR ANDERSEN LLP

Chicago, Illinois
February 25, 1998
(except with respect to the matters discussed in Note 18, as to which the date is July 22, 1998)

                       AXIA INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                 AS OF DECEMBER 31, 1997 AND DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                            ASSETS                              1997     1996
                            ------                             -------  -------
CURRENT ASSETS:
  Cash and cash equivalents................................... $ 1,310  $ 1,716
  Accounts receivable, net....................................  12,759   10,687
  Inventories.................................................   9,155    9,086
  Prepaid income taxes and other current assets...............     436    1,695
  Deferred income tax assets..................................   2,593    3,027
                                                               -------  -------
    Total Current Assets...................................... $26,253  $26,211
                                                               -------  -------
PLANT AND EQUIPMENT, AT COST:
  Land........................................................ $   508  $   521
  Buildings and improvements..................................   6,620    6,509
  Machinery and equipment.....................................  24,741   23,149
  Equipment leased to others..................................   7,139    6,040
                                                               -------  -------
                                                               $39,008  $36,219
  Less: Accumulated depreciation..............................  14,938   11,346
                                                               -------  -------
    Net Plant and Equipment................................... $24,070  $24,873
                                                               -------  -------
OTHER ASSETS:
  Goodwill, net............................................... $33,505  $34,679
  Intangible assets, net......................................     703      377
  Deferred charges, net.......................................  12,182   12,213
  Investment in affiliate.....................................      --      900
  Other assets................................................      60       78
                                                               -------  -------
    Total Other Assets........................................ $46,450  $48,247
                                                               -------  -------
TOTAL ASSETS.................................................. $96,773  $99,331
                                                               =======  =======
             LIABILITIES AND STOCKHOLDER'S EQUITY
             ------------------------------------
CURRENT LIABILITIES:
  Current maturities of long-term debt........................ $10,925  $ 6,647
  Accounts payable............................................   4,021    3,655
  Accrued liabilities.........................................   7,219    8,547
  Accrued income taxes........................................     264       --
                                                               -------  -------
    Total Current Liabilities................................. $22,429  $18,849
                                                               -------  -------
NON-CURRENT LIABILITIES:
  Long-term debt, less current maturities..................... $20,439  $34,548
  Other non-current liabilities...............................  10,883   11,050
  Deferred income taxes.......................................   2,955    2,766
                                                               -------  -------
    Total Non-Current Liabilities............................. $34,277  $48,364
                                                               -------  -------
STOCKHOLDER'S EQUITY:
  Common stock, $.01 par value 100 shares issued and
   outstanding................................................ $    --  $    --
  Additional paid-in capital..................................  16,723   16,723
  Retained earnings...........................................  23,818   15,395
  Accumulated Other Comprehensive Income......................    (474)      --
                                                               -------  -------
    Total Stockholder's Equity................................ $40,067  $32,118
                                                               -------  -------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY.................... $96,773  $99,331
                                                               =======  =======

        The accompanying Notes to the Consolidated Financial Statements are an integral part of these balance sheets.

                       AXIA INCORPORATED AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

     FOR THE PERIODS ENDED DEC. 31, 1997, DEC. 31, 1996, AND DEC. 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                               OTHER COMPREHENSIVE INCOME
                                                           -----------------------------------
                                                                                  ACCUMULATED
                                       ADDITIONAL           MINIMUM  CUMULATIVE      OTHER
                          COMMON STOCK  PAID-IN   RETAINED  PENSION  TRANSLATION COMPREHENSIVE COMPREHENSIVE
                              PAR       CAPITAL   EARNINGS LIABILITY ADJUSTMENTS    INCOME        INCOME
                          ------------ ---------- -------- --------- ----------- ------------- -------------
BALANCE, DEC. 31, 1994..    $    --     $16,848   $ 3,644    $  --      $ 304        $ 304
                            =======     =======   =======    =====      =====        =====
 Net income.............         --          --     4,889       --         --           --        $4,889
 Cumulative translation
  adjustment............         --          --        --       --        322          322           322
 Other..................         --          --        --      (54)        --          (54)          (54)
                                                                                                  ------
 Comprehensive income...                                                                          $5,157
                                                                                                  ======
 Stock repurchase.......         --        (125)       --       --         --           --
                            -------     -------   -------    -----      -----        -----
BALANCE, DEC. 31, 1995..    $    --     $16,723   $ 8,533    $ (54)     $ 626        $ 572
                            =======     =======   =======    =====      =====        =====
 Net income.............         --          --     6,862       --         --           --        $6,862
 Cumulative translation
  adjustment............         --          --        --       --       (302)        (302)         (302)
 Other..................         --          --        --     (270)                   (270)         (270)
                                                                                                  ------
 Comprehensive income...                                                                          $6,290
                            -------     -------   -------    -----      -----        -----        ======
BALANCE, DEC. 31, 1996..    $    --     $16,723   $15,395    $(324)     $ 324        $  --
                            =======     =======   =======    =====      =====        =====
 Net income.............         --          --     8,423       --         --           --        $8,423
 Cumulative translation
  adjustment............         --          --        --       --       (616)        (616)         (616)
 Other..................         --          --        --      142         --          142           142
                                                                                                  ------
 Comprehensive income...                                                                           7,949
                            -------     -------   -------    -----      -----        -----        ======
BALANCE, DEC. 31, 1997..    $    --     $16,723   $23,818    $(182)     $(292)       $(474)
                            =======     =======   =======    =====      =====        =====


        The accompanying Notes to the Consolidated Financial Statements are an integral part of these statements.

                       AXIA INCORPORATED AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

     FOR THE PERIODS ENDED DEC. 31, 1997, DEC. 31, 1996, AND DEC. 31, 1995
                             (DOLLARS IN THOUSANDS)

                                          YEAR ENDED   YEAR ENDED   YEAR ENDED
                                         DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                             1997         1996         1995
                                         ------------ ------------ ------------
  Net sales.............................   $ 77,418     $ 79,771     $ 81,914
  Net rentals...........................     27,382       25,016       22,412
                                           --------     --------     --------
NET REVENUES............................   $104,800     $104,787     $104,326
  Cost of sales.........................     50,518       52,434       55,171
  Cost of rentals.......................      9,626        8,860        9,658
  Selling, general and administrative
   expenses.............................     25,302       25,146       24,181
                                           --------     --------     --------
INCOME FROM OPERATIONS..................   $ 19,354     $ 18,347     $ 15,316
  Interest expense......................      3,710        5,123        6,596
  Interest income.......................       (367)         (39)         (44)
  Other expense (income), net...........        404           57          537
                                           --------     --------     --------
INCOME BEFORE INCOME TAXES AND
 EXTRAORDINARY ITEM.....................   $ 15,607     $ 13,206     $  8,227
  Provision for income taxes............      6,412        5,730        3,338
                                           --------     --------     --------
INCOME BEFORE EXTRAORDINARY ITEM........   $  9,195     $  7,476     $  4,889

EXTRAORDINARY ITEM:
  Loss on early extinguishment of debt,
   net of income taxes of $479 and $410,
   respectively (see Notes 5 and 7).....        772          614           --
                                           --------     --------     --------
NET INCOME..............................   $  8,423     $  6,862     $  4,889
                                           ========     ========     ========


        The accompanying Notes to the Consolidated Financial Statements are an integral part of these statements.

                       AXIA INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

     FOR THE PERIODS ENDED DEC. 31, 1997, DEC. 31, 1996, AND DEC. 31, 1995
                             (DOLLARS IN THOUSANDS)

                                       JAN. 1, 1997  JAN. 1, 1996  JAN. 1, 1995
                                            TO            TO            TO
                                       DEC. 31, 1997 DEC. 31, 1996 DEC. 31, 1995
                                       ------------- ------------- -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...........................    $  8,423       $ 6,862       $ 4,889
Adjustments to reconcile net income
 to net cash provided by (used in)
 operating activities:
  Depreciation and amortization......       5,099         6,716         6,380
  Extraordinary item-write off of
   deferred financing costs and
   original issue discount...........         826         1,024            --
  Deferred income tax provision
   (benefit).........................         623           398           753
  Loss (gain) on disposal of fixed
   assets............................         159            14           184
  Gain on sale of investment.........        (559)           --            --
  Provision for losses on accounts
   receivable........................       2,169         1,499         1,049
  Provision for obsolescence of
   inventories.......................          79           592           (20)
  Credit to pension expense..........        (231)         (275)         (166)
  Changes in assets and liabilities:
   Accounts receivable...............      (4,557)          (15)       (1,291)
   Inventories.......................        (426)         (501)       (1,146)
   Accounts payable..................         442          (433)          651
   Accrued liabilities...............      (1,244)         (437)         (308)
   Other current assets..............         (14)          270          (706)
   Income taxes payable..............       1,532          (151)          569
   Other non-current assets..........        (642)         (176)         (408)
   Other non-current liabilities.....          51            25          (479)
                                         --------       -------       -------
     Net Cash Provided by Operating
      Activities.....................    $ 11,730       $15,412       $ 9,951

CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash used for capital expenditures.      (3,475)       (3,862)       (3,853)
  Proceeds from sale of fixed assets.         357            55           281
  Proceeds from sale of investment...       1,459            --            --
                                         --------       -------       -------
     Net Cash (Used in) Investing
      Activities.....................    $ (1,659)      $(3,807)      $(3,572)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from other long-term debt.         944        25,411           296
  Payments of other long-term debt...     (15,931)      (34,566)       (7,374)
  Net increase in Revolving Credit
   Loan..............................       4,500            --            --
  Payments of deferred financing
   costs.............................          --          (426)           --
  Other equity transactions..........          37          (301)         (166)
                                         --------       -------       -------
     Net Cash (Used in) Financing
      Activities.....................    $(10,450)      $(9,882)      $(7,244)

EFFECT OF EXCHANGE RATE CHANGES ON
 CASH................................         (27)          (52)           38

NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS....................    $   (406)      $ 1,671       $  (827)

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD.................       1,716            45           872
                                         --------       -------       -------
CASH AND CASH EQUIVALENTS AT END OF
 PERIOD..............................    $  1,310       $ 1,716       $    45
                                         ========       =======       =======

        The accompanying Notes to the Consolidated Financial Statements are an integral part of these statements.

                      AXIA INCORPORATED AND SUBSIDIARIES

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1997, 1996 AND 1995

NOTE 1

 Nature of Business

  AXIA Incorporated, the "Company," is a diversified manufacturer and marketer of (i) formed and coated wire products, material handling and storage equipment, (ii) specialized packaging machinery, and (iii) tools and other products for finishing drywall in new, manufactured, and renovated housing and commercial construction.

  On March 15, 1994, AXIA Incorporated (the "Predecessor Company") was acquired as part of a merger with a newly-formed company, AXIA Acquisition Corp. ("Acquisition"), a Delaware corporation, with the surviving corporation continuing under the name AXIA Incorporated (the "Company", including reference to the Predecessor Company where appropriate). The Company is 100% owned by AXIA Holdings Corporation ("Holdings"). Due to the substantial change in controlling interest in the Company, the Company reflected a complete change in its accounting basis of its assets and liabilities from Predecessor Company historical cost to estimated fair value as of March 15, 1994.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

 Estimates and Assumptions

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Principles of Consolidation

  The Consolidated Financial Statements include AXIA INCORPORATED AND SUBSIDIARIES (the "Company"). All significant intercompany items are eliminated in consolidation.

 Foreign Currency Translation

  Assets and liabilities of foreign subsidiaries are translated at the current rate of exchange at the balance sheet date. Revenues and expenses are translated at the average exchange rate for the period. Translation adjustments have been excluded from the results of operations and are reported as a separate component of Stockholder's Equity. Gains and losses resulting from foreign currency transactions, which are not material, are included in the Consolidated Statements of Income.

 Cash and Cash Equivalents

  Cash equivalents are carried at cost, which approximates market. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Inventories

  Inventories are stated at the lower of first-in, first-out (FIFO) cost or market.

                      AXIA INCORPORATED AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 2--SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

 Plant and Equipment

  Depreciation is provided over the following useful lives:

      Buildings and improvements..................................... 2-30 years
      Machinery and equipment........................................ 3-12 years
      Equipment leased to others.....................................  5-7 years

  Depreciation on plant and equipment is provided on the straight-line method over the estimated useful lives of the assets for financial reporting purposes. Accelerated methods and lives are used for income tax purposes. Expenditures for maintenance and repairs are charged to expense when incurred. Expenditures for renewals and betterments are capitalized and depreciated over the estimated remaining useful lives of the assets.

  The original cost and related accumulated depreciation of assets sold or retired are removed from the applicable accounts, with any gain or loss resulting from the transaction included in income.

 Income Taxes

  Income tax provisions are made for the estimated amount of income taxes on reported earnings which are payable currently and in the future.

  As required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), the deferred tax provision is determined using the liability method. Under this method, deferred tax assets and liabilities are recognized based on differences between the financial statements and the tax basis of assets and liabilities as determined using presently enacted tax laws and the appropriate tax rates.

 Deferred Charges, Intangible Assets and Goodwill

  Amortizable loan costs, organization costs, patents, customer lists, and other intangible assets and deferred charges are stated in the accompanying Consolidated Balance Sheets net of amortization and are amortized over their estimated useful lives, which range from 2 to 16 years.

  Goodwill represents the excess purchase price paid over the estimated fair value of the net assets acquired in the March 15, 1994 merger discussed Note
1. Goodwill is stated net of amortization and is being amortized on a straight-line basis for a period of not more than 40 years (see Note 5). Subsequent to its acquisition, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related business segment's undiscounted operating income (before goodwill amortization) over the remaining life of the goodwill in measuring whether the goodwill is recoverable.

 New Accounting Pronouncements

  In 1996, the Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121") "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The adoption of SFAS 121 did not have a material impact on the financial position or results of operations of the Company.

                      AXIA INCORPORATED AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 2--SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  In 1997, the Financial Accounting Standards Board issued two new disclosure standards. Results of operations and financial position will be unaffected by implementation of these new standards.

  Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," ("SFAS No. 130") establishes standards for reporting and display of comprehensive income, its components, and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. See subsequent event discussion in
Note 18.

  Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas, and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Due to the recent issuance of this standard, management has been unable to fully evaluate the impact, if any, it may have on future financial statement disclosures.

  Both of these new standards are effective for financial statements for periods beginning after December 15, 1997, and require comparative information for earlier years to be restated.

NOTE 3--ACCOUNTS RECEIVABLE

  Trade accounts receivable are stated net of allowance for doubtful accounts. Transactions affecting the allowance for doubtful accounts are shown in the following table (in thousands):

                                         DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                             1997         1996         1995
                                         ------------ ------------ ------------
      Balance, beginning of period......    $1,491       $1,140       $  942
      Additions, charged to income......     2,169        1,499        1,049
      Deductions, write-off of
       uncollectible accounts, net of
       recoveries.......................    (1,814)      (1,148)        (851)
                                            ------       ------       ------
      Balance, end of period............    $1,846       $1,491       $1,140
                                            ======       ======       ======

  The Company is a diversified distributor, marketer and manufacturer of a wide range of high quality products used in the construction industry and agricultural and durable goods businesses. As such, its customers range from individual entrepreneurs to large corporations.

                      AXIA INCORPORATED AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 4--INVENTORIES

  Inventories are stated at the lower of first-in, first-out (FIFO) cost or market. The cost elements included in inventories are material, labor and factory overhead.

  Inventories, net of reserves of $528,000 and $546,000 as of December 31, 1997 and 1996, respectively, consist of (in thousands):

                                                       DECEMBER 31, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
      Raw materials...................................    $4,146       $4,653
      Work in process.................................     1,058          854
      Finished goods..................................     3,951        3,579
                                                          ------       ------
          Total inventories...........................    $9,155       $9,086
                                                          ======       ======

NOTE 5--GOODWILL, INTANGIBLE ASSETS AND DEFERRED CHARGES

  Goodwill, intangible assets and deferred charges consist of the following (in thousands):

                                                       DECEMBER 31, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
      Goodwill........................................   $37,072      $37,380
      Less amortization...............................     3,567        2,701
                                                         -------      -------
        Goodwill, net.................................   $33,505      $34,679
                                                         =======      =======
      Patents.........................................   $   496      $   529
      Customer lists..................................       223          223
      Computer software...............................       711          310
      Other intangibles...............................       340          301
                                                         -------      -------
        Subtotal......................................   $ 1,770      $ 1,363
      Less amortization...............................     1,067          986
                                                         -------      -------
        Intangible assets, net........................   $   703      $   377
                                                         =======      =======
      Prepaid pension costs...........................   $ 8,049      $ 7,690
      Life insurance deposits.........................     3,467        3,297
      Deferred financing costs........................     1,040        1,632
      Other deferred charges..........................       161          147
                                                         -------      -------
        Subtotal......................................   $12,717      $12,766
      Less amortization...............................       535          553
                                                         -------      -------
        Deferred charges, net.........................   $12,182      $12,213
                                                         =======      =======

  Total amortization expense related to the above assets was $1,236,000, $1,842,000 and $2,113,000 for the periods ended December 31, 1997, 1996, and
1995, respectively. As a result of the early extinguishment of debt as discussed in Note 7, the Company wrote off $314,000 and $1,024,000 of unamortized deferred financing costs in 1997 and 1996, respectively.

                      AXIA INCORPORATED AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 6--ACCRUED LIABILITIES

  Accrued liabilities consist of the following (in thousands):

                                                      DECEMBER 31, DECEMBER 31,
                                                          1997         1996
                                                      ------------ ------------
      Salaries, wages, vacations and payroll taxes...    $2,588       $2,445
      Insurance......................................     1,546        1,509
      Other current liabilities......................     3,085        4,593
                                                         ------       ------
          Total accrued liabilities..................    $7,219       $8,547
                                                         ======       ======

NOTE 7--LONG-TERM DEBT

  Long-term debt, inclusive of capitalized lease obligations which are not material, is as follows (in thousands):

                                                       DECEMBER 31, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
      11.00% Senior Subordinated Notes................   $ 9,749      $18,343
      Term Loan.......................................    15,732       22,222
      Revolving Credit Loan...........................     4,500           --
      Other...........................................     1,383          630
                                                         -------      -------
        Total Debt....................................    31,364       41,195
      Less: Current maturities........................    10,925        6,647
                                                         -------      -------
          Total Long-Term Debt........................   $20,439      $34,548
                                                         =======      =======

  The Senior Subordinated Notes above are stated net of unamortized discounts of $501,000 and $1,157,000 as of December 31, 1997 and 1996, respectively. The carrying amount of the Term Loan approximates its fair value as the term notes bear interest at floating rates. The fair value of the Senior Subordinated Notes at December 31, 1997 was $10,701,000 as determined by market quotations. Other debt consists of a revolving line of credit for the Company's European operations and capitalized lease financing.

 Bank Credit Agreement

  On June 27, 1996, the Company and its domestic subsidiaries entered into a credit agreement (the "Bank Credit Agreement") which included a term loan ("Term Loan") with an original principal amount of $25,000,000 and a non-amortizing revolving credit loan ("Revolving Credit Loan") of up to $15,000,000, including up to $1,000,000 of letters of credit. The Company recorded a pre-tax charge of $1,024,000 representing the writeoff of unamortized deferred loan costs from its previous bank financing agreement. This charge, net of tax, is reflected as an extraordinary item in the accompanying Consolidated Statements of Income for the period ended December 31, 1996. The Bank Credit Agreement was amended in March 1997 to increase the Revolving Credit Loan availability to $20,000,000.

  Under the Bank Credit Agreement, the loans may, at the option of the Company, be either Base Rate borrowings, Eurodollar borrowings or a combination thereof. Base Rate borrowings bear interest at the prime rate or the Federal Funds rate plus 1.00%, whichever is higher, and Eurodollar borrowings bear interest at a rate of LIBOR plus 1.50%. In certain events defined in the agreement, the Eurodollar borrowing interest rate may be increased to LIBOR plus 1.75%. The Company pays a

                      AXIA INCORPORATED AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 7--LONG-TERM DEBT--(CONTINUED)

fee of .38% per annum on the unused balance of the line of credit. The Company can repay any borrowings at any time without penalty. The weighted average interest rates on all amounts outstanding under the Bank Credit Agreement as of December 31, 1997 was 7.56%. Substantially all of the assets of the Company, ATTS, and TapeTech act as collateral under the Bank Credit Agreement.

  Subsequent to a scheduled mandatory Term Loan payment of $210,000 in February 1998 due to an asset sale, the Term Loan will have scheduled maturities of $1,294,000 quarterly, maturing with a final payment of $1,288,000 on December 31, 2000. The Revolving Credit Loan also terminates on December 31, 2000. Interest payments are generally due quarterly. The Company is required to prepay portions of the Term Loan in the event of a major asset sale, as defined in the Bank Credit Agreement.

 11.00% Senior Subordinated Notes

  The 11.00% Senior Subordinated Notes were issued pursuant to a trust indenture (the "Indenture") between the Company, certain guarantors and a trustee bank and were sold to a group of private investors. Interest on the notes is payable semi-annually and the notes mature on March 15, 2001. The notes may be redeemed, at the Company's option, in full or in part, at a decreasing premium rate of 104.4% declining to 102.2% at March 15, 1998. A change of control of the Company, as defined, would require the Company to offer to redeem all notes at a 101% premium.

  In July 1994, the Company filed a Registration Statement with the Securities and Exchange Commission to register the Senior Subordinated Notes under the Securities Act of 1933. The Notes are guaranteed by all of the Company's domestic subsidiaries. See Note 17 for further information regarding these guarantees.

  In May 1997, the Company exercised its option to redeem and extinguish $9,250,000 of its Senior Subordinated Notes. The Company recorded a pretax charge of $1,251,000 representing the aforementioned redemption premium, the writeoff of capitalized financing costs associated with the original issuance of the notes, the applicable original issue discount, and legal expenses, agent fees, and other costs of the transaction. The charge, net of tax, is reflected as an extraordinary item in the accompanying Consolidated Statement of Income for the period ended December 31, 1997.

 Restrictive Loan Covenants

  The Bank Credit Agreement and the Indenture contain certain covenants which, among other things and all as defined in the applicable agreement, require the Company to maintain a minimum net worth, current ratio, interest coverage ratio, and fixed charge coverage ratio, and maximum leverage ratio of indebtedness to net worth. In addition, the Company may not create or incur certain types of additional debt or liens, declare dividends except as defined, or make capital expenditures or other restricted payments, as defined, during the term of the agreements in excess of varying amounts, as defined. The Company was in compliance with its loan covenants as of December 31, 1997.

                      AXIA INCORPORATED AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 7--LONG-TERM DEBT--(CONTINUED)

 Scheduled Principal Payments

  Scheduled payments of principal of long-term debt outstanding at December 31, 1997, including capitalized lease obligations, are (in thousands):

                                                 DECEMBER 31, 1997
                                           ------------------------------
                                                   REVOLVING    SENIOR
                                            TERM    CREDIT   SUBORDINATED
                                            LOAN     LOAN       NOTES     OTHER
                                           ------- --------- ------------ ------
      1998................................ $ 5,386  $4,500      $   --    $1,039
      1999................................   5,176      --          --       139
      2000................................   5,170      --          --       135
      2001................................      --      --       9,749        70
                                           -------  ------      ------    ------
          Total........................... $15,732  $4,500      $9,749    $1,383
                                           =======  ======      ======    ======

  The scheduled maturities above include a prepayment in 1998 of $210,000 related to the sale of assets as required in the Bank Credit Agreement. The amounts outstanding under revolving credit agreements are recorded as current maturities in the accompanying Consolidated Balance Sheets.

  The Company made the following interest payments for the periods ended December 31, 1997, December 31, 1996, and December 31, 1995 (in thousands):

                                          DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                              1997         1996         1995
                                          ------------ ------------ ------------
      Interest payments..................    $3,551       $4,399       $5,780

NOTE 8--CAPITAL STOCK

  Subsequent to the merger and acquisition on March 15, 1994, the Company has 100 shares of common stock, par value $.01 per share, authorized, issued and outstanding, all of which are owned by Holdings.

                      AXIA INCORPORATED AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 9--INCOME TAXES

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities presented in the financial statements and the amounts used for income tax purposes. Deferred tax assets and liabilities were composed of the following (in thousands):

   DEFERRED INCOME TAX ASSETS                          DECEMBER 31, DECEMBER 31,
   CURRENT ASSETS                                          1997         1996
   --------------------------                          ------------ ------------
   Inventory valuation................................   $   601      $   652
   Bad debt reserves..................................       706          570
   Insurance accruals.................................       466          464
   Rental tool repair.................................       203          168
   Environmental accrual..............................         6          209
   Facility realignment...............................        --          239
   Tax accruals.......................................        50           76
   Other, net.........................................       561          649
                                                         -------      -------
   Total deferred tax asset...........................   $ 2,593      $ 3,027
                                                         =======      =======
   DEFERRED INCOME TAX ASSETS (LIABILITIES)            DECEMBER 31, DECEMBER 31,
   NONCURRENT ASSETS (LIABILITIES)                         1997         1996
   ----------------------------------------            ------------ ------------
   Depreciation & amortization........................   $(3,890)     $(3,666)
   Pension plans......................................    (2,879)      (2,661)
   Insurance accruals.................................       382          420
   Tax accruals.......................................       212           76
   Post-retirement benefits (ex. pensions)............     1,548        1,464
   Environmental accrual..............................     1,415        1,339
   Other, net.........................................       257          262
                                                         -------      -------
   Total deferred tax (liability), net................   $(2,955)     $(2,766)
                                                         =======      =======

  The components of the income tax provision, excluding the amount attributable to the extraordinary item, are as follows (in thousands):

                                          DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                              1997         1996         1995
                                          ------------ ------------ ------------
   U.S. and state taxes payable..........    $5,013       $4,700       $1,899
   Foreign taxes payable.................       776          632          686
                                             ------       ------       ------
     Taxes currently payable.............    $5,789       $5,332       $2,585
   Deferred taxes, net...................       623          398          753
                                             ------       ------       ------
       Total provision...................    $6,412       $5,730       $3,338
                                             ======       ======       ======

                      AXIA INCORPORATED AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 9--INCOME TAXES--(CONTINUED)

  A reconciliation between the statutory and the effective income tax rates, excluding the amount attributable to the extraordinary item, is as follows:

                                         DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                             1997         1996         1995
                                         ------------ ------------ ------------
   Statutory income tax rate............     34.0%        34.0%        34.0%
   Non-deductible amortization..........      3.5          3.7          4.0
   State income taxes, net of federal
    income tax benefit..................      2.5          3.1          2.2
   Other, net...........................      1.1          2.6           .4
                                             ----         ----         ----
   Effective income tax rate............     41.1%        43.4%        40.6%
                                             ====         ====         ====

  The Company made the following income tax payments, net of refunds, during the periods ended December 31, 1997, December 31, 1996, and December 31, 1995 (in thousands):

                                          DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                              1997         1996         1995
                                          ------------ ------------ ------------
   Income taxes paid (refunded)..........    $3,795       $4,691       $2,561

  The Company does not record deferred income taxes applicable to undistributed earnings of foreign subsidiaries. The Company considers these earnings to be invested for an indefinite period. If such earnings were distributed, the U.S. income taxes payable would not be material as the resulting liability would be substantially offset by foreign tax credits.

NOTE 10--PENSION PLANS

  The Company's pension plans provide benefits for substantially all employees. A majority of plan assets are invested in cash, bonds, domestic and international equities and real estate. Pension costs are funded by the Company at a rate necessary to maintain the plans on an actuarially sound basis.

  The components of pension expense (credits) are as follows (in thousands):

                                         DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                             1997         1996         1995
                                         ------------ ------------ ------------
   Normal cost..........................    $1,127       $  983       $  799
   Interest on beginning of period
    projected benefit obligation........     1,726        1,679        1,680
   Return on fund assets................    (3,095)      (2,944)      (2,581)
   Net amortization and deferrals.......        11            7           (4)
   Effect of curtailment................        --           --          (60)
                                            ------       ------       ------
   Total credit to pension expense......    $ (231)      $ (275)      $ (166)
                                            ======       ======       ======

  In 1995, the Company recorded a gain of $60,000 on the curtailment of an hourly pension plan as a result of the closure of a production facility.

                      AXIA INCORPORATED AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 10--PENSION PLANS--(CONTINUED)

  A summary of the benefit obligations and plan assets is shown in the table below (in thousands):

                                               DECEMBER 31,     DECEMBER 31,
                                                   1997             1996
                                              ---------------  ---------------
                                                (A)     (B)      (A)     (B)
                                              -------  ------  -------  ------
   Actuarial present value of benefit
    obligations:
   Vested benefits........................... $23,071  $3,910  $19,380  $3,644
   Nonvested benefits........................     917      54      782      22
                                              -------  ------  -------  ------
   Accumulated benefit obligation............ $23,988  $3,964  $20,162  $3,666
   Effect of projected future compensation
    levels...................................   1,227      --    1,382      --
                                              -------  ------  -------  ------
   Projected benefit obligation.............. $25,215  $3,964  $21,544  $3,666
   Less: Plan assets at fair value........... (33,460) (3,536) (29,077) (3,067)
                                              -------  ------  -------  ------
   Plan assets (in excess)/less than
    projected benefit obligation............. $(8,245)    428  $(7,533) $  599
   Unrecognized prior service cost...........      --     (32)      --     (35)
   Unrecognized net actuarial (loss) gain....     288    (295)     (47)   (524)
   Adjustment required to recognize minimum
    liability................................      --     327       --     559
                                              -------  ------  -------  ------
   Net (asset) liability..................... $(7,957) $  428  $(7,580) $  599
                                              =======  ======  =======  ======

--------
(A) Plans with Assets in excess of Accumulated Benefits
(B) Plans with Accumulated Benefits in excess of Assets

  At December 31, 1997, the Company has recorded pension assets of $8,049,000 and liabilities of $520,000 in the Consolidated Balance Sheets. Calculations of 1997, 1996 and 1995 pension expense under the provisions of SFAS No. 87 assumed a settlement rate of 7.00%, 7.25% and 7.25%, respectively, and a long-term rate of return on plan assets of 10.0% for all years.

                      AXIA INCORPORATED AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 11--POST-RETIREMENT BENEFITS OTHER THAN PENSIONS

  The Company sponsors three defined benefit post-retirement plans. The Company entered into employment agreements with executive employees which provide for death benefits to the executive's estate upon the executive's death. A second plan provides prescription drug benefits to nonsalaried employees at one of its plants, and the other provides life insurance benefits to selected salaried and nonsalaried employees. All plans are noncontributory and unfunded. The following table sets forth the plans' combined status reconciled with the amount shown in the Company's Consolidated Balance Sheets as of December 31, 1997 and 1996 (in thousands):

                                                      DECEMBER 31, DECEMBER 31,
                                                          1997         1996
                                                      ------------ ------------
   Accumulated post-retirement benefit obligation:
     Retirees.......................................    $(3,353)     $(3,231)
     Fully eligible active plan participants........       (488)        (421)
     Other active plan participants.................       (262)        (233)
                                                        -------      -------
   Total post-retirement benefit obligation.........    $(4,103)     $(3,885)
   Plan assets at fair value........................         --           --
   Accumulated post-retirement benefit obligation in
    excess of plan assets...........................    $(4,103)     $(3,885)
                                                        -------      -------
   Accrued post-retirement benefit cost.............    $(4,103)     $(3,885)
                                                        =======      =======
   Net periodic post-retirement benefit cost
    included the following components:
   Service cost--benefits attributed to service
    during the period...............................    $    85      $  (104)
   Interest cost on accumulated post-retirement
    benefit obligation..............................        224          265
                                                        -------      -------
   Net periodic post-retirement benefit cost........    $   309      $   161
                                                        =======      =======

  The Company entered into Salary Continuation Agreements with certain key executive employees which provide a death benefit, contingent upon employment or service as a consultant with the Company until retirement or death. Pursuant to the agreement with each such executive, upon the executive's death, the Company will pay to the respective designated beneficiary, annually for a period of ten years, an amount equal to 40% of the executives current salary or salary at the date of retirement. The total post-retirement benefit obligation of this benefit program included in the table above is $3,544,000 and $3,398,000 at December 31, 1997 and 1996, respectively. The Company has purchased life insurance policies on the lives of the executives, naming the Company as the sole beneficiary. The amount of such coverage is designed to provide to the Company a source of funds to satisfy its obligations under the program.

  The Company, in accordance with a union contract, provides prescription drug benefits at one of its plants. For measurement purposes, a 7 percent annual rate of increase in the per capita cost of covered prescription drug benefits was assumed for 1997 and 1996 and for each year thereafter. The prescription drug cost trend rate assumption has an effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1 percentage point in each year would increase the accumulated post-retirement benefit obligation as of December 31, 1997 by approximately $78,000 and the aggregate of the service and interest cost components of net periodic post-retirement benefit cost for the year then ended by approximately $7,900. The discount rate used in determining the accumulated post-retirement benefit obligation was 8.5% in 1997 and 1996.

                      AXIA INCORPORATED AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 12--LEASES

  Minimum rental commitments of the Company under noncancellable operating leases (primarily real estate) with initial terms of one year or more are as follows (in thousands):

                                                                    DECEMBER 31,
                                                                        1997
                                                                    ------------
      1998.........................................................    $1,983
      1999.........................................................     1,293
      2000.........................................................       891
      2001.........................................................       644
      2002.........................................................       537
      Subsequent years.............................................     1,185
                                                                       ------
          Total....................................................    $6,533
                                                                       ======

  The Company incurred the following expense for operating leases for the periods ended December 31, 1997, December 31, 1996, and December 31, 1995 (in thousands):

                                          DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                              1997         1996         1995
                                          ------------ ------------ ------------
      Lease expense......................    $2,369       $2,339       $2,298

NOTE 13--BUSINESS SEGMENTS

  The Company is a designer, manufacturer, distributor and marketer of a diverse range of products in several niche markets including productivity enhancing construction tools, formed wire products and industrial bag closing equipment and systems, and conveyor handling systems.

  Ames ("Ames") is the designer, manufacturer, distributor and marketer of automatic taping and finishing tools, which are rented or sold to interior finishing contractors to finish drywall joints prior to painting, wallpapering and other forms of final treatment. In addition, Ames sells a variety of other drywall tools, finishing accessories, and supplies through its network of Company-owned stores.

  Nestaway ("Nestaway") is a manufacturer of formed wire products which are used for a variety of commercial and consumer product applications. Nestaway manufactures coated wire dishwasher racks and components which are sold to dishwasher appliance manufacturers. Nestaway also manufactures, on a contract basis, other close tolerance, formed, welded and coated formed wire products such as dish drainers, sink protectors, shower caddies, dryer racks, golf cart baskets, bucket bails, medical baskets and small gauge axles.

  Fischbein ("Fischbein") is a worldwide manufacturer of industrial bag closing equipment and systems, and a manufacturer of flexible conveyor handling systems and stackable storage equipment. Bag closing equipment and systems include: (i) portable and stationary industrial sewing heads and sewing systems for paper, textile and woven polypropylene bags; (ii) industrial heat sealing and bag handling systems for paper and plastic bags and (iii) consumables, including thread, tape and service parts. Fischbein manufacturers extendable, flexible, gravity and motorized conveyors and portable, nestable and stackable warehouse storage racks.

  One of Nestaway's dishrack customers accounted for 20%, 19% and 20% of the Company's revenues for 1997, 1996 and 1995, respectively. Dishrack customers, as a group, accounted for 23%, 27% and 32% of the Company's revenues for 1997, 1996 and 1995, respectively. Another customer of Nestaway who purchases dishdrainers and other products accounted for 10%, 11% and 8% of the Company's revenues for 1997, 1996 and 1995, respectively.

                      AXIA INCORPORATED AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 13--BUSINESS SEGMENTS--(CONTINUED)

  Nestaway competes directly with the dishwasher manufacturer's in-house manufacturing capability. Frigidaire, General Electric and Whirlpool, major dishwasher manufacturers, have dishrack manufacturing capability. Because Nestaway is competing against the self-manufacture of its product by larger companies with more extensive financial resources, Nestaway competes on quality, flexibility and innovation. As a result of dishrack sourcing decisions made by its customers, in 1996 Nestaway shut down a leased production facility in Canal Winchester, Ohio, and temporarily idled a second plant in Clinton, North Carolina. The Clinton facility resumed operations in 1997 when the Company was awarded a contract for dishracks by a new customer. Nestaway's Beaver Dam, Kentucky plant, shut down in 1994 due to a customer's decision to utilize an alternative source of supply, was reopened in 1996 to produce dishrack components, lower volume dishracks, and other formed and coated wire products. During 1997 and 1996, Nestaway charged $624,000 and $980,000, respectively, of the costs incurred against a facility realignment reserve established in prior periods. Nestaway has no further reserves for the realignment of its production capacities as of December 31, 1997, and management believes its current manufacturing operations are properly positioned to service current and future customers.

  A summary of segment data for the periods ended December 31, 1997, 1996, and 1995 is as follows (in thousands):

                                                       CORPORATE
                                                          AND
                           NESTAWAY FISCHBEIN  AMES   ELIMINATIONS CONSOLIDATED
                           -------- --------- ------- ------------ ------------
Period ended December 31,
 1997:
  Net revenues............ $35,268   $27,104  $42,428   $    --      $104,800
  Income from operations..   6,575     3,838   11,693    (2,752)       19,354
  Identifiable assets.....  38,873    18,141   27,969    11,790        96,773
  Depreciation and
   amortization...........   2,077       746    1,860       416         5,099
  Capital expenditures....   1,340       319    1,813         3         3,475
                           =======   =======  =======   =======      ========
Period ended December 31,
 1996:
  Net revenues............ $39,655   $27,117  $38,015   $    --      $104,787
  Income from operations..   8,069     3,263   10,157    (3,142)       18,347
  Identifiable assets.....  38,986    18,282   26,476    15,587        99,331
  Depreciation and
   amortization...........   3,484       693    1,789       750         6,716
  Capital expenditures....     250       724    2,807        81         3,862
                           =======   =======  =======   =======      ========
Period ended December 31,
 1995:
  Net revenues............ $42,649   $27,823  $33,854   $    --      $104,326
  Income from operations..   8,172     2,851    7,569    (3,276)       15,316
  Identifiable assets.....  45,084    18,283   24,071    15,850       103,288
  Depreciation and
   amortization...........   3,306       542    1,484     1,048         6,380
  Capital expenditures....   2,042       513    1,297         1         3,853
                           =======   =======  =======   =======      ========

  The Company has restated its segment data to reflect divisional organization rather than similarity of product lines. As a result, the storage rack and conveyor product lines, formerly included in the Metal Products Segment, are now combined with the Fischbein business segment. These products represented less than 20% of the total revenues of Fischbein in 1997 and less than 5% of the Company's total revenues.

                      AXIA INCORPORATED AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 14--GEOGRAPHICAL DATA

  The Company conducts the majority of its business within the United States. The Packaging Products Segment has operations in various other countries, primarily in Europe and Singapore. The Construction Tool Segment also conducts business in Canada. Activity in any single country or area outside of the United States is not material. Export sales outside of the United States to unaffiliated customers are less than 10% of sales.

  A summary of geographical data for the periods ended December 31, 1997, 1996, and 1995 is as follows (in thousands):

                                                        CORPORATE
                                                           AND
                                      DOMESTIC FOREIGN ELIMINATIONS CONSOLIDATED
                                      -------- ------- ------------ ------------
   Period ended December 31, 1997:
     Net revenues.................... $92,265  $12,535   $    --      $104,800
     Income from operations..........  20,387    1,719    (2,752)       19,354
     Identifiable assets.............  79,327    5,656    11,790        96,773
     Depreciation and amortization...   4,610       73       416         5,099
     Capital expenditures............   3,323      149   $     3      $  3,475
                                      =======  =======   =======      ========
   Period ended December 31, 1996:
     Net revenues.................... $91,307  $13,480   $    --      $104,787
     Income from operations..........  19,877    1,612    (3,142)       18,347
     Identifiable assets.............  77,775    5,969    15,587        99,331
     Depreciation and amortization...   5,896       70       750         6,716
     Capital expenditures............   3,697       84        81         3,862
                                      =======  =======   =======      ========
   Period ended December 31, 1995:
     Net revenues.................... $89,613  $14,713   $    --      $104,326
     Income from operations..........  16,458    2,134    (3,276)       15,316
     Identifiable assets.............  81,053    6,385    15,850       103,288
     Depreciation and amortization...   5,258       74     1,048         6,380
     Capital expenditures............   3,790       62         1         3,853
                                      =======  =======   =======      ========

NOTE 15--CONTINGENCY

  The Company is subject to various federal, state and local laws and regulations governing the use, discharge and disposal of hazardous materials. Including the item discussed below, compliance with current laws and regulations has not had, and is not expected to have, a material adverse effect on the Company's financial condition or operating results.

  In 1991, the New York State Department of Environmental Conservation (the "NYSDEC") sent a notice letter to the Company alleging that it had documented the release and/or threatened release of "hazardous substances" and/or the presence of "hazardous wastes" at a property located in Buffalo, New York, formerly owned by Bliss and Laughlin Steel Company, a predecessor of the Company.

  A feasibility study, prepared in 1994 by environmental consultants engaged by the Company, established a range of estimated remediation costs of $.7 million to $2.9 million, plus or minus 30% of those costs, with the most probable method of remediation being at the high end of the range. The Company established an accrual of $3.9 million for the costs of remediation.

                      AXIA INCORPORATED AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 15--CONTINGENCY--(CONTINUED)

  In 1997, the Company entered into an agreement with the party responsible for an adjoining site who also have been in the process of addressing concerns raised by NYSDEC which will transfer responsibility to remediate the formerly-owned property to the party remediating the adjoining site. The Company paid the $520,000 payable under the agreement and has an exposure of up to an additional $120,000 if pond sediment contamination is higher than estimated by the Company's environmental consultants. In the event the party responsible for the remediation of the adjoining site is unable to consummate an agreement with NYSDEC within one year of its agreement with the Company, the Company has the option of the return of its contribution to the remediation of the sites and pursuing its own remediation plan. Should NYSDEC not approve the joint remediation plan for both sites, the agreement can be nullified and funds returned to the Company. The Company has maintained its accruals pending finalization of the remediation plan of the adjoining site. The Company is pursuing contributions from directors and officers of other users of the previously owned property. No estimate can be given as to possible recovery.

NOTE 16--RELATED PARTY TRANSACTIONS

  The Company is wholly-owned by Holdings. The Company has entered into an agreement with beneficial owners of Holdings shares as described herein. The Company believes that the services provided are on terms at least as favorable to the Company as it could obtain from unaffiliated third parties.

  The Company has entered into a Management Agreement (the "Management Agreement") with Cortec Capital Corporation ("CCC"), a beneficial owner of 59.1% of Holdings, for certain management and financial services. Pursuant to the Management Agreement, CCC will provide the Company with professional and administrative advice in areas relating to the Company's business, including finance, budgeting, risk management, business planning, manufacturing, sales, marketing, staffing levels and acquisitions. CCC will receive a quarterly fee of 1% of the Company's net sales, not to exceed $125,000. The Management Agreement continues until March 31, 2001, and thereafter for successive one year periods unless terminated by either party. Total fees and reimbursed expenses for these services were $500,551, $504,959 and $458,662 in 1997, 1996 and 1995, respectively, and are included in selling, general and administrative expenses in the Consolidated Statements of Income.

NOTE 17--SUBSIDIARY GUARANTEES

  The Company's payment obligations under the Subordinated Notes are fully and unconditionally guaranteed on a joint and several basis (collectively, the "Subsidiary Guarantees") by Ames Taping Tool Systems, Inc., and TapeTech Tool Co., Inc., each a wholly-owned subsidiary of the Company and each a "Guarantor." These subsidiaries, together with the operating divisions of the Company, represent all of the operations of the Company conducted in the United States. The remaining subsidiaries of the Company are foreign subsidiaries.

  The Company's payment obligations under the Bank Credit Agreement are fully and unconditionally guaranteed on a joint and several basis by the Company and each Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee are subordinated to all senior indebtedness of such Guarantor, including the guarantee by such Guarantor of the Company's borrowings under the Bank Credit Agreement.

                      AXIA INCORPORATED AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 17--SUBSIDIARY GUARANTEES--(CONTINUED)

  With the intent that the Subsidiary Guarantees not constitute fraudulent transfers or conveyances under applicable state or federal law, the obligation of each Guarantor under its Subsidiary Guarantee is also limited to the maximum amount as will, after giving effect to such maximum amount and all other liabilities (contingent or otherwise) of such Guarantor that are relevant under such laws, and after giving effect to any rights to contribution of such Guarantor pursuant to any agreement providing for an equitable contribution among such Guarantor and other affiliates of the Company of payments made by guarantees by such parties, result in the obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent conveyance.

  The following consolidating condensed financial data illustrates the composition of the combined Guarantors. Management believes separate complete financial statements of the respective Guarantors would not provide additional material information which would be useful in assessing the financial composition of the Guarantors. No single Guarantor has any significant legal restrictions on the ability of investors or creditors to obtain access to its assets in event of default on the Subsidiary Guarantee other than its subordination to senior indebtedness described above.

  Investments in subsidiaries are accounted for by the parent on the equity method for purposes of the supplemental consolidating presentation. Earnings of subsidiaries are therefore reflected in the parent's investment accounts and earnings. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

                       AXIA INCORPORATED AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1996 AND 1995

                          CONSOLIDATING BALANCE SHEET

                            AS OF DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                           PARENT                    NON-
                           AND ITS   GUARANTOR    GUARANTOR                CONSOLIDATED
         ASSETS           DIVISIONS SUBSIDIARIES SUBSIDIARIES ELIMINATIONS    TOTALS
         ------           --------- ------------ ------------ ------------ ------------
CURRENT ASSETS:
 Cash and cash
  equivalents...........   $   (88)   $   925       $  420      $     53     $ 1,310
 Accounts receivable,
  net...................     5,121      5,018        3,110          (490)     12,759
 Inventories............     6,175      1,641        1,789          (450)      9,155
 Prepaid income taxes
  and other current
  assets................       208        144           84            --         436
 Deferred income tax
  assets................     2,593         --           --            --       2,593
                           -------    -------       ------      --------     -------
 Total Current Assets...   $14,009    $ 7,728       $5,403      $   (887)    $26,253
                           -------    -------       ------      --------     -------
PLANT AND EQUIPMENT, AT
 COST:
 Land...................   $   508    $    --       $   --      $     --     $   508
 Buildings and
  improvements..........     6,293         18          309            --       6,620
 Machinery and
  equipment.............    23,703        571          467            --      24,741
 Equipment leased to
  others................     7,128         --           11            --       7,139
                           -------    -------       ------      --------     -------
                           $37,632    $   589       $  787      $     --     $39,008
 Less: Accumulated
  depreciation..........    13,994        395          549            --      14,938
                           -------    -------       ------      --------     -------
 Net Plant and
  Equipment.............   $23,638    $   194       $  238      $     --     $24,070
                           -------    -------       ------      --------     -------
OTHER ASSETS:
 Goodwill, net..........   $30,922    $ 2,571       $   12      $     --     $33,505
 Intangible assets, net.       678         25           --            --         703
 Deferred charges, net..    11,187        992            3            --      12,182
 Investment in wholly-
  owned subsidiaries....    16,038         --           --       (16,038)         --
 Investment in
  affiliates............        --         --           --            --          --
 Other assets...........        60         --           --            --          60
                           -------    -------       ------      --------     -------
 Total Other Assets.....   $58,885    $ 3,588       $   15      $(16,038)    $46,450
                           -------    -------       ------      --------     -------
TOTAL ASSETS............   $96,532    $11,510       $5,656      $(16,925)    $96,773
                           =======    =======       ======      ========     =======
     LIABILITIES AND
  STOCKHOLDER'S EQUITY
  --------------------
CURRENT LIABILITIES:
 Current maturities of
  long-term debt........   $10,565    $    36       $  324      $     --     $10,925
 Accounts payable.......     3,124        410          924          (437)      4,021
 Accrued liabilities....     5,920        950          349            --       7,219
 Accrued income taxes...       138         --          126            --         264
 Advance account........     1,726       (937)        (789)           --          --
                           -------    -------       ------      --------     -------
 Total Current
  Liabilities...........   $21,473    $   459       $  934      $   (437)    $22,429
                           -------    -------       ------      --------     -------
NON-CURRENT LIABILITIES:
 Long-term debt, less
  current maturities....   $20,414    $    25       $   --      $     --     $20,439
 Other non-current
  liabilities...........    10,883         --           --            --      10,883
 Deferred income taxes..     2,955         --           --            --       2,955
                           -------    -------       ------      --------     -------
 Total Non-Current
  Liabilities...........   $34,252    $    25       $   --      $     --     $34,277
                           -------    -------       ------      --------     -------
STOCKHOLDER'S EQUITY
 (DEFICIT):
 Common stock and
  additional paid-in
  capital...............   $16,723    $ 5,098       $1,770      $ (6,868)    $16,723
 Retained earnings......    24,266      5,928        3,244        (9,620)     23,818
 Accumulated other
  comprehensive income..      (182)        --         (292)           --        (474)
                           -------    -------       ------      --------     -------
 Total Stockholder's
  Equity (Deficit)......   $40,807    $11,026       $4,722      $(16,488)    $40,067
                           -------    -------       ------      --------     -------
 TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY
  (DEFICIT).............   $96,532    $11,510       $5,656      $(16,925)    $96,773
                           =======    =======       ======      ========     =======

                       AXIA INCORPORATED AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1996 AND 1995


                       CONSOLIDATING STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                          PARENT                    NON-
                          AND ITS   GUARANTOR    GUARANTOR                CONSOLIDATED
                         DIVISIONS SUBSIDIARIES SUBSIDIARIES ELIMINATIONS    TOTALS
                         --------- ------------ ------------ ------------ ------------
Net sales...............  $57,366    $14,837      $11,549      $ (6,334)    $ 77,418
Net rentals.............   15,063     26,379          986       (15,046)      27,382
                          -------    -------      -------      --------     --------
Net revenues............  $72,429    $41,216      $12,535      $(21,380)    $104,800
  Cost of sales.........  $40,916    $ 8,683      $ 7,300      $ (6,381)    $ 50,518
  Cost of rentals.......    3,156     20,895          621       (15,046)       9,626
  Selling, general and
   administrative
   expenses.............   14,344      8,063        2,895            --       25,302
                          -------    -------      -------      --------     --------
Income from operations..  $14,013    $ 3,575      $ 1,719      $     47     $ 19,354
  Interest expense......    3,695          9            6            --        3,710
  Intercompany interest
   expense (income).....       (7)         7           --            --           --
  Other expense
   (income), net........   (3,381)       205          391         2,822           37
                          -------    -------      -------      --------     --------
Income before income
 taxes..................  $13,706    $ 3,354      $ 1,322      $ (2,775)    $ 15,607
  Provision for income
   taxes................    4,558      1,295          559            --        6,412
                          -------    -------      -------      --------     --------
Income before
 extraordinary item.....  $ 9,148    $ 2,059      $   763      $ (2,775)    $  9,195
                          =======    =======      =======      ========     ========

                       AXIA INCORPORATED AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1996 AND 1995


                     CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                          PARENT                    NON-
                          AND ITS   GUARANTOR    GUARANTOR                CONSOLIDATED
                         DIVISIONS SUBSIDIARIES SUBSIDIARIES ELIMINATIONS    TOTALS
                         --------- ------------ ------------ ------------ ------------
CASH FLOWS FROM
 OPERATING ACTIVITIES..   $ 9,530    $ 1,899       $ 301         $--        $ 11,730
CASH FLOW FROM
 INVESTING ACTIVITIES:
  Cash used for capital
   expenditures........    (3,255)       (71)       (149)         --          (3,475)
  Proceeds from sale of
   investment..........     1,459         --          --          --           1,459
  Proceeds from sale of
   fixed assets........       357         --          --          --             357
                          -------    -------       -----         ---        --------
    Net Cash Used In
     Investing
     Activities........   $(1,439)   $   (71)      $(149)        $--        $ (1,659)
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Net increase in
   Revolving Credit
   Loan................     4,500         --          --          --           4,500
  Proceeds from other
   long-term debt......       620         --         324          --             944
  Payments of other
   long-term debt......   (15,907)       (24)         --          --         (15,931)
  Dividends received
   from (paid by)
   subsidiaries........       638         --        (638)         --              --
  Net increase
   (decrease) in
   advance account.....     1,471     (1,386)        (85)         --              --
  Other equity
   transactions........       145         --        (108)         --              37
                          -------    -------       -----         ---        --------
    Net Cash Used In
     Financing
     Activities........   $(8,533)   $(1,410)      $(507)        $--        $(10,450)
EFFECT OF EXCHANGE RATE
 CHANGES ON CASH.......        --         --         (27)         --             (27)
                          -------    -------       -----         ---        --------
NET (DECREASE) INCREASE
 IN CASH AND CASH
 EQUIVALENTS...........   $  (442)   $   418       $(382)        $--        $   (406)
CASH AND CASH
 EQUIVALENTS AT
 BEGINNING OF YEAR.....       407        507         802          --           1,716
                          -------    -------       -----         ---        --------
CASH AND CASH
 EQUIVALENTS AT END OF
 YEAR..................   $   (35)   $   925       $ 420         $--        $  1,310
                          =======    =======       =====         ===        ========

                       AXIA INCORPORATED AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1996 AND 1995

                          CONSOLIDATING BALANCE SHEET

                            AS OF DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                           PARENT                    NON-
                           AND ITS   GUARANTOR    GUARANTOR                CONSOLIDATED
         ASSETS           DIVISIONS SUBSIDIARIES SUBSIDIARIES ELIMINATIONS    TOTALS
         ------           --------- ------------ ------------ ------------ ------------
CURRENT ASSETS:
 Cash and cash
  equivalents...........   $   407    $   507       $  802      $     --     $ 1,716
 Accounts receivable,
  net...................     3,681      4,673        2,472          (139)     10,687
 Inventories............     5,892      1,422        2,268          (496)      9,086
 Prepaid income taxes
  and other current
  assets................     1,513        127           55            --       1,695
 Deferred income tax
  assets................     3,027         --           --            --       3,027
                           -------    -------       ------      --------     -------
   Total Current Assets.   $14,520    $ 6,729       $5,597      $   (635)    $26,211
                           -------    -------       ------      --------     -------
PLANT AND EQUIPMENT, AT
 COST:
 Land...................   $   521    $    --       $   --      $     --     $   521
 Buildings and
  improvements..........     6,200         18          291            --       6,509
 Machinery and
  equipment.............    22,419        500          230            --      23,149
 Equipment leased to
  others................     6,026         --           14            --       6,040
                           -------    -------       ------      --------     -------
                           $35,166    $   518       $  535      $     --     $36,219
 Less: Accumulated
  depreciation..........    10,860        305          181            --      11,346
                           -------    -------       ------      --------     -------
 Net Plant and
  Equipment.............   $24,306    $   213       $  354      $     --     $24,873
                           -------    -------       ------      --------     -------
OTHER ASSETS:
 Goodwill, net..........   $32,037    $ 2,642       $   --      $     --     $34,679
 Intangible assets,
  net...................       330         47           --            --         377
 Deferred charges, net..    11,271        924           18            --      12,213
 Investment in wholly-
  owned subsidiaries....    13,829         --           --       (13,829)         --
 Investment in
  affiliates............       900         --           --            --         900
 Other assets...........        78         --           --            --          78
                           -------    -------       ------      --------     -------
   Total Other Assets...   $58,445    $ 3,613       $   18      $(13,829)    $48,247
                           -------    -------       ------      --------     -------
TOTAL ASSETS............   $97,271    $10,555       $5,969      $(14,464)    $99,331
                           =======    =======       ======      ========     =======
    LIABILITIES AND
  STOCKHOLDER'S EQUITY
  --------------------
CURRENT LIABILITIES:
 Current maturities of
  long-term debt........   $ 6,606    $    41       $   --      $     --     $ 6,647
 Accounts payable.......     2,610        466          718          (139)      3,655
 Accrued liabilities....     7,250        588          709            --       8,547
 Accrued income taxes...       (30)        --           30            --          --
 Advance account........       255        449         (704)           --          --
                           -------    -------       ------      --------     -------
   Total Current
    Liabilities.........   $16,691    $ 1,544       $  753      $   (139)    $18,849
                           -------    -------       ------      --------     -------
NON-CURRENT LIABILITIES:
 Long-term debt, less
  current maturities....   $34,504    $    44       $   --      $     --     $34,548
 Other non-current
  liabilities...........    11,050         --           --            --      11,050
 Deferred income taxes..     2,766         --           --            --       2,766
                           -------    -------       ------      --------     -------
   Total Non-Current
    Liabilities.........   $48,320    $    44       $   --      $     --     $48,364
                           -------    -------       ------      --------     -------
STOCKHOLDER'S EQUITY
 (DEFICIT):
 Common stock and
  additional paid-in
  capital...............   $16,723    $ 5,098       $2,000      $ (7,098)    $16,723
 Retained earnings......    15,861      3,869        2,892        (7,227)     15,395
 Accumulated other
  comprehensive income..      (324)        --          324            --          --
                           -------    -------       ------      --------     -------
   Total Stockholder's
    Equity (Deficit)....   $32,260    $ 8,967       $5,216      $(14,325)    $32,118
                           -------    -------       ------      --------     -------
TOTAL LIABILITIES AND
 STOCKHOLDER'S EQUITY
 (DEFICIT)..............   $97,271    $10,555       $5,969      $(14,464)    $99,331
                           =======    =======       ======      ========     =======

                       AXIA INCORPORATED AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1996 AND 1995

                       CONSOLIDATING STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                          PARENT                    NON-
                          AND ITS   GUARANTOR    GUARANTOR                CONSOLIDATED
                         DIVISIONS SUBSIDIARIES SUBSIDIARIES ELIMINATIONS    TOTALS
                         --------- ------------ ------------ ------------ ------------
Net sales...............  $61,031    $12,995      $12,523      $ (6,778)    $ 79,771
Net rentals.............   13,768     24,037          957       (13,746)      25,016
                          -------    -------      -------      --------     --------
Net revenues............  $74,799    $37,032      $13,480      $(20,524)    $104,787
  Cost of sales.........  $43,560    $ 7,860      $ 7,729      $ (6,715)    $ 52,434
  Cost of rentals.......    2,589     19,404          613       (13,746)       8,860
  Selling, general and
   administrative
   expenses.............   14,602      7,018        3,526            --       25,146
                          -------    -------      -------      --------     --------
Income from operations..  $14,048    $ 2,750      $ 1,612      $    (63)    $ 18,347
  Interest expense......    5,100          9           14            --        5,123
  Intercompany interest
   expense (income).....      (80)        80           --            --           --
  Other expense
   (income), net........   (2,598)        41          224         2,351           18
                          -------    -------      -------      --------     --------
Income before income
 taxes..................  $11,626    $ 2,620      $ 1,374      $ (2,414)    $ 13,206
  Provision for income
   taxes................    3,955      1,210          565            --        5,730
                          -------    -------      -------      --------     --------
Income before
 extraordinary item.....  $ 7,671    $ 1,410      $   809      $ (2,414)    $  7,476
                          =======    =======      =======      ========     ========

                       AXIA INCORPORATED AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1996 AND 1995


                     CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                          PARENT                    NON-
                          AND ITS   GUARANTOR    GUARANTOR                CONSOLIDATED
                         DIVISIONS SUBSIDIARIES SUBSIDIARIES ELIMINATIONS    TOTALS
                         --------- ------------ ------------ ------------ ------------
CASH FLOWS FROM
 OPERATING ACTIVITIES..   $14,036     $1,034       $ 342         $--        $15,412
CASH FLOW FROM
 INVESTING ACTIVITIES:
  Cash used for capital
   expenditures........    (3,675)      (103)        (84)         --         (3,862)
  Proceeds from sale of
   fixed assets........        55         --          --          --             55
                          -------     ------       -----         ---        -------
    Net Cash Used In
     Investing
     Activities........   $(3,620)    $ (103)      $ (84)        $--        $(3,807)
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Net decrease in
   Revolving Credit
   Loan................        --         --          --          --             --
  Proceeds from other
   long-term debt......    25,375         36          --          --         25,411
  Payments of other
   long-term debt......   (34,532)       (34)         --          --        (34,566)
  Dividends received
   from (paid by)
   subsidiaries........       191         --        (191)         --             --
  Payments of deferred
   financing costs.....      (426)        --          --          --           (426)
  Net increase
   (decrease) in
   advance account.....       673       (680)          7          --             --
  Other equity
   transactions........      (300)        --          (1)         --           (301)
                          -------     ------       -----         ---        -------
    Net Cash Used In
     Financing
     Activities........   $(9,019)    $ (678)      $(185)        $--        $(9,882)
EFFECT OF EXCHANGE RATE
 CHANGES ON CASH.......        --         --         (52)         --            (52)
                          -------     ------       -----         ---        -------
NET (DECREASE) INCREASE
 IN CASH AND CASH
 EQUIVALENTS...........   $ 1,397     $  253       $  21         $--        $ 1,671
CASH AND CASH
 EQUIVALENTS AT
 BEGINNING OF YEAR.....      (990)       254         781          --             45
                          -------     ------       -----         ---        -------
CASH AND CASH
 EQUIVALENTS AT END OF
 YEAR..................   $   407     $  507       $ 802         $--        $ 1,716
                          =======     ======       =====         ===        =======

                       AXIA INCORPORATED AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1996 AND 1995

                       CONSOLIDATING STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                          PARENT                    NON-
                          AND ITS   GUARANTOR    GUARANTOR                CONSOLIDATED
                         DIVISIONS SUBSIDIARIES SUBSIDIARIES ELIMINATIONS    TOTALS
                         --------- ------------ ------------ ------------ ------------
Net sales...............  $62,211    $11,840      $13,736      $ (5,873)    $ 81,914
Net rentals.............   12,179     21,394          977       (12,138)      22,412
                          -------    -------      -------      --------     --------
Net revenues............  $74,390    $33,234      $14,713      $(18,011)    $104,326
  Cost of sales.........  $45,780    $ 6,985      $ 8,395      $ (5,989)    $ 55,171
  Cost of rentals.......    3,488     17,843          465       (12,138)       9,658
  Selling, general and
   administrative
   expenses.............   14,410      6,052        3,719            --       24,181
                          -------    -------      -------      --------     --------
Income from operations..  $10,712    $ 2,354      $ 2,134      $    116     $ 15,316
  Interest expense......    6,556          9           31            --        6,596
  Intercompany interest
   expense (income).....     (145)       145           --            --           --
  Other expense
   (income), net........   (2,149)       182          394         2,066          493
                          -------    -------      -------      --------     --------
Income before income
 taxes..................  $ 6,450    $ 2,018      $ 1,709      $ (1,950)    $  8,227
  Provision for income
   taxes................    1,677        975          686            --        3,338
                          -------    -------      -------      --------     --------
Net income..............  $ 4,773    $ 1,043      $ 1,023      $ (1,950)    $  4,889
                          =======    =======      =======      ========     ========

                       AXIA INCORPORATED AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1996 AND 1995


                     CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                           PARENT                    NON-
                           AND ITS   GUARANTOR    GUARANTOR                CONSOLIDATED
                          DIVISIONS SUBSIDIARIES SUBSIDIARIES ELIMINATIONS    TOTALS
                          --------- ------------ ------------ ------------ ------------
CASH FLOWS FROM
 OPERATING ACTIVITIES...   $ 7,741     $  546      $ 1,664        $--        $ 9,951
CASH FLOW FROM INVESTING
 ACTIVITIES:
  Cash used for capital
   expenditures.........    (3,560)      (234)         (59)        --         (3,853)
  Proceeds from sale of
   fixed assets.........       243         38           --         --            281
                           -------     ------      -------        ---        -------
  Net Cash Used In
   Investing Activities.   $(3,317)    $ (196)     $   (59)       $--        $(3,572)
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Net decrease in
   Revolving Credit
   Loan.................        --         --           --         --             --
  Proceeds from other
   long-term debt.......       213         83           --         --            296
  Payments of other
   long-term debt.......    (7,374)        --           --         --         (7,374)
  Dividends received
   from (paid by)
   subsidiaries.........     4,195     (3,171)      (1,024)        --             --
  Net increase
   (decrease) in advance
   account..............    (2,316)     2,488         (172)        --             --
  Other equity
   transactions.........      (201)        23           12         --           (166)
                           -------     ------      -------        ---        -------
  Net Cash Used In
   Financing Activities.   $(5,483)    $ (577)     $(1,184)       $--        $(7,244)
EFFECT OF EXCHANGE RATE
 CHANGES ON CASH........        --         --           38         --             38
                           -------     ------      -------        ---        -------
NET (DECREASE) INCREASE
 IN CASH AND CASH
 EQUIVALENTS............   $(1,059)    $ (227)     $   459        $--        $  (827)
CASH AND CASH
 EQUIVALENTS AT
 BEGINNING OF YEAR......        69        481          322         --            872
                           -------     ------      -------        ---        -------
CASH AND CASH
 EQUIVALENTS AT END OF
 YEAR...................   $  (990)    $  254      $   781        $--        $    45
                           =======     ======      =======        ===        =======

                      AXIA INCORPORATED AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


NOTE 18--SUBSEQUENT EVENTS

  On June 17, 1998, Holdings entered into an Agreement and Plan of Merger with AXIA Acquisition Corp. ("Acquisition Co."), a newly formed company and a wholly owned subsidiary of AXIA Group, Inc. ("AXIA Group"), to be acquired for a purchase price of $155,250,000, plus adjustments, including the repayment of indebtedness. Pursuant to the Merger Agreement, Holdings and the Company will become direct and indirect subsidiaries of AXIA Group. These transactions were consummated on July 22, 1998.

  In 1998, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income," which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distribution to owners, in a financial statement for the period in which they are recognized. The Company has chosen to disclose Comprehensive Income, which encompasses net income, minimum pension liability and foreign currency translation adjustments, in the Consolidated Statements of Stockholder's Equity. Prior periods have been restated to conform with SFAS No. 130 requirements.

                       AXIA INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                   AS OF JUNE 30, 1998 AND DECEMBER 31, 1997
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                         JUNE 30,   DECEMBER 31,
                                                           1998         1997
                                                        ----------  ------------
                        ASSETS                          (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents...........................   $   490      $ 1,310
  Accounts receivable, net............................    14,643       12,759
  Inventories, net....................................     9,714        9,155
  Prepaid income taxes and other current assets.......       503          436
  Deferred income tax benefits........................     2,847        2,593
                                                         -------      -------
   Total Current Assets...............................   $28,197      $26,253
                                                         -------      -------
PLANT AND EQUIPMENT, AT COST:
  Land................................................   $   508      $   508
  Buildings and improvements..........................     6,674        6,620
  Machinery and equipment.............................    26,316       24,741
  Equipment leased to others..........................     8,221        7,139
                                                         -------      -------
                                                         $41,719      $39,008
  Less: Accumulated depreciation......................    16,554       14,938
                                                         -------      -------
   Net Plant and Equipment............................   $25,165      $24,070
                                                         -------      -------
OTHER ASSETS:
  Goodwill, net.......................................   $33,055      $33,505
  Intangible assets, net..............................       841          703
  Deferred charges, net...............................    12,348       12,182
  Other assets........................................        37           60
                                                         -------      -------
   Total Other Assets.................................   $46,281      $46,450
                                                         -------      -------
TOTAL ASSETS..........................................   $99,643      $96,773
                                                         =======      =======
         LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt................   $13,757      $10,925
  Accounts payable....................................     4,653        4,021
  Accrued liabilities.................................     6,679        7,219
  Accrued income taxes................................     1,871          264
                                                         -------      -------
   Total Current Liabilities..........................   $26,960      $22,429
                                                         -------      -------
NON-CURRENT LIABILITIES:
  Long-term debt, less current maturities.............   $12,867      $20,439
  Other non-current liabilities.......................    11,006       10,883
  Deferred income taxes...............................     3,104        2,955
                                                         -------      -------
   Total Non-Current Liabilities......................   $26,977      $34,277
                                                         -------      -------
STOCKHOLDER'S EQUITY:
  Common stock ($.01 par value; 100 shares authorized,
   issued and outstanding)............................   $    --      $    --
  Additional paid-in capital..........................    16,723       16,723
  Retained earnings...................................    29,508       23,818
  Accumulated other comprehensive income..............      (525)        (474)
                                                         -------      -------
   Total Stockholder's Equity.........................   $45,706      $40,067
                                                         -------      -------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY............   $99,643      $96,773
                                                         =======      =======

     The accompanying Notes to the Unaudited Interim Consolidated Financial
           Statements are an integral part of these balance sheets.

                       AXIA INCORPORATED AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

            FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND JUNE 30, 1997
                             (DOLLARS IN THOUSANDS)

                                                JANUARY 1, 1998 JANUARY 1, 1997
                                                    TO JUNE         TO JUNE
                                                   30, 1998        30, 1997
                                                --------------- ---------------
                                                  (UNAUDITED)     (UNAUDITED)
Net sales......................................     $41,725         $38,476
Net rentals....................................      14,475          13,232
                                                    -------         -------
NET REVENUES...................................      56,200         $51,708
  Cost of sales................................      26,259          24,685
  Cost of rentals..............................       5,146           4,696
  Selling, general and administrative expenses.      13,294          12,843
                                                    -------         -------
INCOME FROM OPERATIONS.........................     $11,501         $ 9,484
  Interest expense.............................       1,393           2,029
  Interest income..............................          (7)            (14)
  Other expense (income), net..................         171            (395)
                                                    -------         -------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY
 ITEM..........................................     $ 9,944         $ 7,864
  Provision for income taxes...................       3,954           3,375
                                                    -------         -------
INCOME BEFORE EXTRAORDINARY ITEM...............     $ 5,990         $ 4,489
                                                    =======         =======
Extraordinary item.............................         300             772
                                                    -------         -------
Net Income.....................................     $ 5,690         $ 3,717
                                                    =======         =======


     The accompanying Notes to the Unaudited Interim Consolidated Financial
             Statements are an integral part of these statements.

                       AXIA INCORPORATED AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

            FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND JUNE 30, 1997
                             (DOLLARS IN THOUSANDS)

                                                            OTHER COMPREHENSIVE INCOME
                                                        -----------------------------------
                                                                               ACCUMULATED
                           COMMON   ADDITIONAL           MINIMUM  CUMULATIVE      OTHER
                            STOCK    PAID-IN   RETAINED  PENSION  TRANSLATION COMPREHENSIVE COMPREHENSIVE
                          PAR VALUE  CAPITAL   EARNINGS LIABILITY ADJUSTMENTS    INCOME        INCOME
                          --------- ---------- -------- --------- ----------- ------------- -------------
BALANCE,
 DECEMBER 31, 1996......    $  --    $16,723   $15,395    $(324)     $ 324        $  --        $   --
 Net income.............       --         --     3,717       --         --           --         3,717
 Cumulative translation
  adjustment............       --         --        --       --       (472)        (472)         (472)
                            -----    -------   -------    -----      -----        -----        ------
BALANCE,
 JUNE 30, 1997
 (unaudited)............    $  --    $16,723   $19,112    $(324)     $(148)       $(472)       $3,245
                            =====    =======   =======    =====      =====        =====        ======
BALANCE,
 DECEMBER 31, 1997......    $  --    $16,723   $23,818    $(182)     $(292)       $(474)       $   --
 Net income.............       --         --     5,690       --         --           --         5,690
 Cumulative translation
  adjustment............       --         --        --       --        (51)         (51)          (51)
                            -----    -------   -------    -----      -----        -----        ------
BALANCE,
 JUNE 30, 1998
 (unaudited)............    $  --    $16,723   $29,508    $(182)     $(343)       $(525)       $5,639
                            =====    =======   =======    =====      =====        =====        ======


     The accompanying Notes to the Unaudited Interim Consolidated Financial
             Statements are an integral part of these statements.

                       AXIA INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

            FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND JUNE 30, 1997
                             (DOLLARS IN THOUSANDS)

                                                 JANUARY 1, 1998 JANUARY 1, 1997
                                                       TO              TO
                                                  JUNE 30, 1998   JUNE 30, 1997
                                                 --------------- ---------------
                                                   (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...................................      $ 5,690        $  3,717
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Depreciation and amortization................        2,523           2,486
  Extraordinary item--writeoff of capitalized
   financing costs.............................          361             826
  Deferred income tax provision (benefit)......         (105)             36
  Loss (gain) on disposal of fixed assets......           54              79
  Gain on sale of investment...................           --            (500)
  Provision for losses on accounts receivable..          898           1,187
  Provision for obsolescence of inventories....         (176)            (85)
  Credit to pension expense....................         (169)             20
  Changes in assets and liabilities:
   Accounts receivable.........................       (2,789)         (2,499)
   Inventories.................................         (385)           (128)
   Accounts payable............................          634             330
   Accrued liabilities.........................         (540)         (1,789)
   Other current assets........................          (67)            (96)
   Income taxes payable........................        1,608            (690)
   Other non-current assets....................         (353)           (279)
   Other non-current liabilities...............           86             423
                                                     -------        --------
     Net Cash Provided by Operating Activities.      $ 7,270        $  3,038

CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash used for capital expenditures...........      $(3,011)       $ (1,699)
  Proceeds from sale of fixed assets...........           --               8
  Proceeds from sale of investment.............           --           1,400
                                                     -------        --------
     Net Cash Provided by (Used in) Investing
      Activities...............................      $(3,011)       $   (291)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in Revolving Credit
   Loan........................................      $ 3,200        $  9,200
  Payments of other long-term debt.............       (8,232)        (13,165)
  Other equity transactions....................          (34)            (16)
                                                     -------        --------
     Net Cash (Used in) Financing Activities...      $(5,066)       $ (3,981)

EFFECT OF EXCHANGE RATE CHANGES ON CASH........      $   (13)       $    (56)

NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS...................................      $  (820)       $ (1,290)

CASH AND CASH EQUIVALENTS AT BEGINNING OF
 PERIOD........................................        1,310           1,716
                                                     -------        --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.....      $   490        $    426
                                                     =======        ========

     The accompanying Notes to the Unaudited Interim Consolidated Financial
             Statements are an integral part of these statements.

                      AXIA INCORPORATED AND SUBSIDIARIES

                  NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
                             FINANCIAL STATEMENTS

                                 JUNE 30, 1998

NOTE 1--FINANCIAL STATEMENTS

  The condensed financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the financial statements and notes thereto included elsewhere herein for the year ended December 31, 1997. In the opinion of management, these statements contain all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the financial position as of June 30, 1998 and December 31, 1997, results of operations for the six month periods ended June 30, 1998 and June 30, 1997, and cash flows for the six month periods ended June 30, 1998 and June 30, 1997. The 1998 interim results reported herein may not necessarily be indicative of the results of operations for the full year 1998.

  In 1998, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distribution to owners, in a financial statement for the period in which they are recognized. The Company has chosen to disclose Comprehensive Income, which encompasses net income, minimum pension liability and foreign currency translation adjustments, in the Consolidated Statements of Stockholder's Equity. The prior period has been restated to conform with SFAS 130 requirements.

NOTE 2--INVENTORIES

  Inventories are stated at the lower of first-in, first-out (FIFO) cost or market. The cost elements included in inventories are material, labor and factory overhead.

  Inventories consist of the following (in thousands):

                                                           JUNE 30, DECEMBER 31,
                                                             1998       1997
                                                           -------- ------------
      Raw materials.......................................  $4,094     $4,146
      Work in process.....................................   1,147      1,058
      Finished goods......................................   4,473      3,951
                                                            ------     ------
      Total inventories...................................  $9,714     $9,155
                                                            ======     ======

                      AXIA INCORPORATED AND SUBSIDIARIES

                  NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)

                                 JUNE 30, 1998


NOTE 3--LONG-TERM DEBT

  Long-term debt, inclusive of capital lease obligations which are not material, consists of the following (in thousands):

                                                          JUNE 30,  DECEMBER 31,
                                                            1998        1997
                                                          --------  ------------
      11.00% Senior Subordinated Notes................... $ 4,791     $ 9,749
      Term Loan..........................................  12,934      15,732
      Revolving Credit Loan..............................   7,700       4,500
      Other..............................................   1,199       1,383
                                                          -------     -------
        Total Debt....................................... $26,624     $31,364
      Less Current Maturities............................ (13,757)    (10,925)
                                                          -------     -------
          Total Long-Term Debt........................... $12,867     $20,439
                                                          =======     =======

  The Senior Subordinated Notes above are stated net of unamortized discounts of $209,000 and $501,000 at June 30, 1998, and December 31, 1997,
respectively.

  Current maturities of long-term debt as of June 30, 1998 consisted of the following (in thousands):

                                                     SCHEDULED PAYMENT
                                                            DATE        AMOUNT
                                                     ------------------ -------
      Term Loan.....................................      June 30, 1998 $ 1,294
      Term Loan..................................... September 30, 1998   1,294
      Term Loan.....................................  December 31, 1998   1,294
      Term Loan.....................................     March 31, 1999   1,294
      Revolving Credit Loan.........................                      7,700
      Other.........................................            Various     881
                                                                        -------
          Total Current Maturities..................                    $13,757
                                                                        =======

 Bank Credit Agreement

  On June 27, 1996, the Company and its domestic subsidiaries entered into a credit agreement (the "Bank Credit Agreement") which included a term loan ("Term Loan") with an original principal amount of $25,000,000 and a non-amortizing revolving credit loan ("Revolving Credit Loan") of up to $15,000,000, including up to $1,000,000 of letters of credit. The Bank Credit Agreement was amended in March 1997 to increase the Revolving Credit Loan availability to $20,000,000.

  Under the Bank Credit Agreement, the loans may, at the option of the Company, be either Base Rate borrowings, Eurodollar borrowings or a combination thereof. Base Rate borrowings bear interest at the prime rate or the Federal Funds rate plus 1.00%, whichever is higher, and Eurodollar borrowings bear interest at a rate of LIBOR plus 1.50%. Upon certain events defined in the agreement, the Eurodollar borrowing interest rate may be increased to LIBOR plus 1.75%. The Company pays a fee of .38% per annum on the unused balance of the line of credit. The Company can repay any borrowings at any time without penalty. The weighted average interest rates on all amounts outstanding under the Bank Credit Agreement as of June 30, 1998 was 7.27%. Substantially all of the assets of the Company and its domestic subsidiaries, Ames Taping Tool Systems, Inc. and TapeTech Tool Co., Inc., act as collateral under the Bank Credit Agreement.

                      AXIA INCORPORATED AND SUBSIDIARIES

                  NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)

                                 JUNE 30, 1998


NOTE 3--LONG-TERM DEBT--(CONTINUED)

  The Term Loan has scheduled maturities, subject to adjustment for any prepayments, of $1,294,000 quarterly, maturing with a final payment of $1,288,000 on December 31, 2000. The Revolving Credit Loan also terminates on December 31, 2000. The amount outstanding on the Revolving Credit Loan is classified within current maturities in the accompanying Consolidated Balance Sheets. Interest payments are generally due quarterly. The Company is required to prepay portions of the Term Loan in the event of a major asset sale as defined in the Bank Credit Agreement.

 11.00% Senior Subordinated Notes

  The 11.00% Senior Subordinated Notes were issued pursuant to a trust indenture (the "Indenture") between the Company, certain guarantors and a trustee bank and were sold to a group of private investors. Interest on the notes is payable semi-annually and the notes mature on March 15, 2001. The notes may be redeemed, at the Company's option, in full or in part, at a decreasing premium rate of 102.2% at March 15, 1998. A change of control of the Company, as defined, would require the Company to offer to redeem all notes at a 101% premium.

  In July 1994, the Company filed a Registration Statement with the Securities and Exchange Commission to register the Senior Subordinated Notes under the Securities Act of 1933. The Notes are guaranteed by all of the Company's domestic subsidiaries. See Note 5 for further information regarding these guarantees.

  In May 1998, the Company exercised its option to redeem and extinguish $5,250,000 of its Senior Subordinated Notes. The Company recorded an extraordinary charge for the early extinguishment of debt of $300,000, net of income taxes, as shown on the accompanying Consolidated Statements of Income for the six month period ended June 30, 1998. The charge included the aforementioned redemption premium, the writeoff of capitalized financing costs associated with the original issuance of the notes, the applicable original issue discount, and legal expenses, agent fees, and other costs of the transaction.

 Restrictive Loan Covenants

  The Bank Credit Agreement and the Indenture contain certain covenants which, among other things and all as defined in the applicable agreement, require the Company to maintain a minimum net worth, current ratio, interest coverage ratio, and fixed charge coverage ratio, and maximum leverage ratio of indebtedness to net worth. In addition, the Company may not create or incur certain types of additional debt or liens, declare dividends except as defined, or make capital expenditures or other restricted payments, as defined, during the term of the agreements in excess of varying amounts, as defined. The Company was in compliance with its loan covenants as of June 30, 1998.

NOTE 4--STOCKHOLDER'S EQUITY

  The Company has 100 shares of common stock, par value $.01 per share, authorized, issued and outstanding, all of which are owned by Holdings.

                      AXIA INCORPORATED AND SUBSIDIARIES

                  NOTES TO THE UNAUDITED INTERIM CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)

                                 JUNE 30, 1998


NOTE 5--SUBSIDIARY GUARANTEES

  The Company's payment obligations under the Subordinated Notes are fully and unconditionally guaranteed on a joint and several basis (collectively, the "Subsidiary Guarantees") by Ames Taping Tool Systems, Inc., and TapeTech Tool Co., Inc., each a wholly-owned subsidiary of the Company and each a "Guarantor." These subsidiaries, together with the operating divisions of the Company, represent all of the operations of the Company conducted in the United States. The remaining subsidiaries of the Company are foreign subsidiaries.

  The Company's payment obligations under the Bank Credit Agreement are fully and unconditionally guaranteed on a joint and several basis by the Company and each Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee are subordinated to all senior indebtedness of such Guarantor, including the guarantee by such Guarantor of the Company's borrowings under the Bank Credit Agreement.

  With the intent that the Subsidiary Guarantees not constitute fraudulent transfers or conveyances under applicable state or federal law, the obligation of each Guarantor under its Subsidiary Guarantee is also limited to the maximum amount as will, after giving effect to such maximum amount and all other liabilities (contingent or otherwise) of such Guarantor that are relevant under such laws, and after giving effect to any rights to contribution of such Guarantor pursuant to any agreement providing for an equitable contribution amount such Guarantor and other affiliates of the Company of payments made by guarantees by such parties, result in the obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent conveyance.

  The following consolidating condensed financial data illustrates the composition of the combined Guarantors. Management believes separate complete financial statements of the respective Guarantors would not provide additional material information which would be useful in assessing the financial composition of the Guarantors. No single Guarantor has any significant legal restrictions on the ability of investors or creditors to obtain access to its assets in event of default on the Subsidiary Guarantee other than its subordination to senior indebtedness described above.

  Investments in subsidiaries are accounted for by the parent on the equity method for purposes of the supplemental consolidating presentation. Earnings of subsidiaries are therefore reflected in the parent's investment accounts and earnings. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

                          CONSOLIDATING BALANCE SHEET

                              AS OF JUNE 30, 1998
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                           PARENT                     NON-
                           AND ITS    GUARANTOR    GUARANTOR                CONSOLIDATED
         ASSETS           DIVISIONS  SUBSIDIARIES SUBSIDIARIES ELIMINATIONS    TOTALS
         ------           ---------  ------------ ------------ ------------ ------------
CURRENT ASSETS:
  Cash and cash
   equivalents..........  $   (619)    $   728       $  381      $     --     $   490
  Accounts receivable,
   net..................     7,260       5,539        3,161        (1,317)     14,643
  Inventories, net......     6,173       1,943        2,057          (459)      9,714
  Prepaid income taxes
   and other current
   assets...............       243         132          128            --         503
  Deferred income tax
   benefits.............     2,847          --           --            --       2,847
                          --------     -------       ------      --------     -------
   Total Current Assets.  $ 15,904     $ 8,342       $5,727      $ (1,776)    $28,197
PLANT AND EQUIPMENT, AT
 COST:
  Land..................  $    508     $    --       $   --      $     --     $   508
  Buildings and
   improvements.........     6,342          20          312            --       6,674
  Machinery and
   equipment............    25,163         685          468            --      26,316
  Equipment leased to
   others...............     8,210          --           11            --       8,221
                          --------     -------       ------      --------     -------
                          $ 40,223     $   705       $  791      $     --     $41,719
  Less: Accumulated
   depreciation.........    15,554         445          555            --      16,554
                          --------     -------       ------      --------     -------
   Net Plant and
    Equipment...........  $ 24,669     $   260       $  236      $     --     $25,165
                          --------     -------       ------      --------     -------
OTHER ASSETS:
  Goodwill, net.........  $ 30,508     $ 2,535       $   12      $     --     $33,055
  Intangible assets,
   net..................       827          14           --            --         841
  Deferred charges, net.    11,310       1,037            1            --      12,348
  Investment in wholly-
   owned subsidiaries...    16,925          --           --       (16,925)         --
  Other assets..........        37          --           --            --          37
                          --------     -------       ------      --------     -------
   Total Other Assets...  $ 59,607     $ 3,586       $   13      $(16,925)    $46,281
                          --------     -------       ------      --------     -------
TOTAL ASSETS............  $100,180     $12,188       $5,976      $(18,701)    $99,643
                          ========     =======       ======      ========     =======
     LIABILITIES AND
  STOCKHOLDER'S EQUITY
  --------------------
CURRENT LIABILITIES:
  Current maturities of
   long-term debt.......  $ 13,728     $    29       $   --      $     --     $13,757
  Accounts payable......     3,362         768        1,840        (1,317)      4,653
  Accrued liabilities...     5,414         766          667          (168)      6,679
  Accrued income taxes..     1,733          --          138            --       1,871
  Advance account.......     2,487      (1,627)        (860)           --          --
                          --------     -------       ------      --------     -------
   Total Current
    Liabilities.........  $ 26,724     $   (64)      $1,785      $ (1,485)    $26,960
                          --------     -------       ------      --------     -------
NON-CURRENT LIABILITIES:
  Long-term debt, less
   current maturities...  $ 12,839     $    28       $   --      $     --     $12,867
  Other non-current
   liabilities..........    11,006          --           --            --      11,006
  Deferred income taxes.     3,104          --           --            --       3,104
                          --------     -------       ------      --------     -------
   Total Non-Current
    Liabilities.........  $ 26,949     $    28       $   --      $     --     $26,977
                          --------     -------       ------      --------     -------
STOCKHOLDER'S EQUITY:
  Common stock and
   additional paid-in
   capital..............  $ 16,723     $ 5,098       $1,770      $ (6,868)    $16,723
  Retained earnings.....    29,966       7,126        2,764       (10,348)     29,508
  Accumulated other
   comprehensive income.      (182)         --         (343)           --        (525)
                          --------     -------       ------      --------     -------
   Total Stockholder's
    Equity..............  $ 46,507     $12,224       $4,191      $(17,216)    $45,706
                          --------     -------       ------      --------     -------
TOTAL LIABILITIES AND
 STOCKHOLDER'S EQUITY...  $100,180     $12,188       $5,976      $(18,701)    $99,643
                          ========     =======       ======      ========     =======

                       CONSOLIDATING STATEMENT OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                           PARENT                     NON-
                           AND ITS    GUARANTOR    GUARANTOR                CONSOLIDATED
                          DIVISIONS  SUBSIDIARIES SUBSIDIARIES ELIMINATIONS    TOTALS
                          ---------  ------------ ------------ ------------ ------------
Net sales...............  $ 31,576     $ 8,433       $5,561      $ (3,845)    $41,725
Net rentals.............     7,963      14,013          458        (7,959)     14,475
                          --------     -------       ------      --------     -------
Net revenues............  $ 39,539     $22,446       $6,019      $(11,804)    $56,200
  Cost of sales.........  $ 21,348     $ 4,999       $3,747      $ (3,835)    $26,259
  Cost of rentals.......     1,636      11,188          281        (7,959)      5,146
  Selling, general and
   administrative
   expenses.............     7,503       4,327        1,464            --     $13,294
                          --------     -------       ------      --------     -------
Income from operations..  $  9,052     $ 1,932       $  527      $    (10)    $11,501
  Interest expense......  $  1,386     $     4       $    3      $     --     $ 1,393
  Intercompany interest
   expense (income).....        48         (48)          --            --          --
  Other expense
   (income), net........    (1,421)         26          172         1,387         164
                          --------     -------       ------      --------     -------
Income before income
 taxes and extraordinary
 item...................  $  9,039     $ 1,950       $  352      $ (1,397)    $ 9,944
  Provision for income
   taxes................     3,039         752          163            --       3,954
                          --------     -------       ------      --------     -------
Income before
 extraordinary item.....  $  6,000     $ 1,198       $  189      $ (1,397)    $ 5,990
                          ========     =======       ======      ========     =======

                     CONSOLIDATING STATEMENT OF CASH FLOWS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                           PARENT                    NON-
                           AND ITS   GUARANTOR    GUARANTOR                CONSOLIDATED
                          DIVISIONS SUBSIDIARIES SUBSIDIARIES ELIMINATIONS    TOTALS
                          --------- ------------ ------------ ------------ ------------
CASH FLOWS FROM
 OPERATING ACTIVITIES...   $ 5,622     $ 546       $ 1,102        $--        $ 7,270
CASH FLOW FROM INVESTING
 ACTIVITIES:
  Cash used for capital
   expenditures.........    (2,932)      (49)          (30)        --         (3,011)
  Proceeds from sale of
   fixed assets.........        --        --            --         --             --
                           -------     -----       -------        ---        -------
    Net Cash Provided by
     (Used In) Investing
     Activities.........   $(2,932)    $ (49)      $   (30)       $--        $(3,011)
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Net increase
   (decrease) in
   Revolving Credit
   Loan.................   $ 3,200     $  --       $    --        $--        $ 3,200
  Payments of other
   long-term debt.......    (7,904)       (4)         (324)        --         (8,232)
  Net increase
   (decrease) in advance
   account..............       761      (690)          (71)        --             --
  Intercompany
   dividends............       669        --          (669)        --             --
  Other equity
   transactions.........        --        --           (34)        --            (34)
                           -------     -----       -------        ---        -------
    Net Cash Provided by
     (Used In) Financing
     Activities.........   $(3,274)    $(694)      $(1,098)       $--        $(5,066)
EFFECT OF EXCHANGE RATE
 CHANGES ON CASH........   $    --     $  --       $   (13)       $--        $   (13)
                           -------     -----       -------        ---        -------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS............      (584)     (197)          (39)        --           (820)
CASH AND CASH
 EQUIVALENTS AT
 BEGINNING OF PERIOD....       (35)      925           420         --          1,310
                           -------     -----       -------        ---        -------
CASH AND CASH
 EQUIVALENTS AT END OF
 PERIOD.................   $  (619)    $ 728       $   381        $--        $   490
                           =======     =====       =======        ===        =======

                          CONSOLIDATING BALANCE SHEET

                            AS OF DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                           PARENT                    NON-
                           AND ITS   GUARANTOR    GUARANTOR                CONSOLIDATED
         ASSETS           DIVISIONS SUBSIDIARIES SUBSIDIARIES ELIMINATIONS    TOTALS
         ------           --------- ------------ ------------ ------------ ------------
CURRENT ASSETS:
 Cash and cash
  equivalents...........   $   (88)   $   925       $  420      $     53     $ 1,310
 Accounts receivable,
  net...................     5,121      5,018        3,110          (490)     12,759
 Inventories............     6,175      1,641        1,789          (450)      9,155
 Prepaid income taxes
  and other current
  assets................       208        144           84            --         436
 Deferred income tax
  assets................     2,593         --           --            --       2,593
                           -------    -------       ------      --------     -------
   Total Current Assets.   $14,009    $ 7,728       $5,403      $   (887)    $26,253
                           -------    -------       ------      --------     -------
PLANT AND EQUIPMENT, AT
 COST:
 Land...................   $   508    $    --       $   --      $     --     $   508
 Buildings and
  improvements..........     6,293         18          309            --       6,620
 Machinery and
  equipment.............    23,703        571          467            --      24,741
 Equipment leased to
  others................     7,128         --           11            --       7,139
                           -------    -------       ------      --------     -------
                           $37,632    $   589       $  787      $     --     $39,008
 Less: Accumulated
  depreciation..........    13,994        395          549            --      14,938
                           -------    -------       ------      --------     -------
   Net Plant and
    Equipment...........   $23,638    $   194       $  238      $     --     $24,070
                           -------    -------       ------      --------     -------
OTHER ASSETS:
 Goodwill, net..........   $30,922    $ 2,571       $   12      $     --     $33,505
 Intangible assets,
  net...................       678         25           --            --         703
 Deferred charges, net..    11,187        992            3            --      12,182
 Investment in wholly-
  owned subsidiaries....    16,038         --           --       (16,038)         --
 Investment in
  affiliates............        --         --           --            --          --
 Other assets...........        60         --           --            --          60
                           -------    -------       ------      --------     -------
   Total Other Assets...   $58,885    $ 3,588       $   15      $(16,038)    $46,450
                           -------    -------       ------      --------     -------
TOTAL ASSETS............   $96,532    $11,510       $5,656      $(16,925)    $96,773
                           =======    =======       ======      ========     =======
    LIABILITIES AND
  STOCKHOLDER'S EQUITY
  --------------------
CURRENT LIABILITIES:
 Current maturities of
  long-term debt........   $10,565    $    36       $  324      $     --     $10,925
 Accounts payable.......     3,124        410          924          (437)      4,021
 Accrued liabilities....     5,920        950          349            --       7,219
 Accrued income taxes...       138         --          126            --         264
 Advance account........     1,726       (937)        (789)           --          --
                           -------    -------       ------      --------     -------
   Total Current
    Liabilities.........   $21,473    $   459       $  934      $   (437)    $22,429
                           -------    -------       ------      --------     -------
NON-CURRENT LIABILITIES:
 Long-term debt, less
  current maturities....   $20,414    $    25       $   --      $     --     $20,439
 Other non-current
  liabilities...........    10,883         --           --            --      10,883
 Deferred income taxes..     2,955         --           --            --       2,955
                           -------    -------       ------      --------     -------
   Total Non-Current
    Liabilities.........   $34,252    $    25       $   --      $     --     $34,277
                           -------    -------       ------      --------     -------
STOCKHOLDER'S EQUITY
 (DEFICIT):
 Common stock and
  additional paid-in
  capital...............   $16,723    $ 5,098       $1,770      $ (6,868)    $16,723
 Retained earnings......    24,266      5,928        3,244        (9,620)     23,818
 Accumulated other
  comprehensive income..      (182)        --         (292)           --        (474)
                           -------    -------       ------      --------     -------
   Total Stockholder's
    Equity (Deficit)....   $40,807    $11,026       $4,722      $(16,488)    $40,067
                           -------    -------       ------      --------     -------
TOTAL LIABILITIES AND
 STOCKHOLDER'S EQUITY
 (DEFICIT)..............   $96,532    $11,510       $5,656      $(16,925)    $96,773
                           =======    =======       ======      ========     =======

                       CONSOLIDATING STATEMENT OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                           PARENT                    NON-
                           AND ITS   GUARANTOR    GUARANTOR                CONSOLIDATED
                          DIVISIONS SUBSIDIARIES SUBSIDIARIES ELIMINATIONS    TOTALS
                          --------- ------------ ------------ ------------ ------------
Net sales...............   $28,534    $ 7,453       $5,571      $ (3,082)    $38,476
Net rentals.............     7,283     12,747          472        (7,270)     13,232
                           -------    -------       ------      --------     -------
Net revenues............   $35,817    $20,200       $6,043      $(10,352)    $51,708
  Cost of sales.........   $19,943    $ 4,475       $3,421      $ (3,154)    $24,685
  Cost of rentals.......     1,478     10,187          301        (7,270)      4,696
  Selling, general and
   administrative
   expenses.............     7,373      4,021        1,449            --      12,843
                           -------    -------       ------      --------     -------
Income from operations..   $ 7,023    $ 1,517       $  872      $     72     $ 9,484
  Interest expense......   $ 2,018    $     5       $    6      $     --     $ 2,029
  Intercompany interest
   expense (income).....       (26)        26           --            --          --
  Other expense
   (income), net........    (1,748)        24          102         1,213        (409)
                           -------    -------       ------      --------     -------
Income before income
 taxes and extraordinary
 item...................   $ 6,779    $ 1,462       $  764      $ (1,141)    $ 7,864
  Provision for income
   taxes................     2,362        651          362            --       3,375
                           -------    -------       ------      --------     -------
Income before
 extraordinary item.....   $ 4,417    $   811       $  402      $ (1,141)    $ 4,489
                           =======    =======       ======      ========     =======

                     CONSOLIDATING STATEMENT OF CASH FLOWS

                    FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                           PARENT                    NON-
                           AND ITS   GUARANTOR    GUARANTOR                CONSOLIDATED
                          DIVISIONS SUBSIDIARIES SUBSIDIARIES ELIMINATIONS    TOTALS
                          --------- ------------ ------------ ------------ ------------
CASH FLOWS FROM
 OPERATING ACTIVITIES...   $ 2,094     $ 791        $ 153         $--        $ 3,038
CASH FLOW FROM INVESTING
 ACTIVITIES:
  Cash used for capital
   expenditures.........    (1,640)      (29)         (30)         --         (1,699)
  Proceeds from sale of
   fixed assets.........         8        --           --          --              8
  Proceeds from sale of
   investment...........     1,400        --           --          --          1,400
                           -------     -----        -----         ---        -------
    Net Cash Provided by
     (Used In) Investing
     Activities.........   $  (232)    $ (29)       $ (30)        $--        $  (291)
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Net increase
   (decrease) in
   Revolving Credit
   Loan.................   $ 9,200     $  --        $  --         $--        $ 9,200
  Payments of other
   long-term debt.......   (13,162)       (3)          --          --        (13,165)
  Net increase
   (decrease) in advance
   account..............       700      (628)         (72)         --             --
  Intercompany
   dividends............       477        --         (477)         --             --
  Other equity
   transactions.........        --        --          (16)         --            (16)
                           -------     -----        -----         ---        -------
    Net Cash Provided by
     (Used In) Financing
     Activities.........   $(2,785)    $(631)       $(565)        $--        $(3,981)
EFFECT OF EXCHANGE RATE
 CHANGES ON CASH........        --        --          (56)         --            (56)
                           -------     -----        -----         ---        -------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS............   $  (923)    $ 131        $(498)        $--        $(1,290)
CASH AND CASH
 EQUIVALENTS AT
 BEGINNING OF PERIOD....       407       507          802          --          1,716
                           -------     -----        -----         ---        -------
CASH AND CASH
 EQUIVALENTS AT END OF
 PERIOD.................   $  (516)    $ 638        $ 304         $--        $   426
                           =======     =====        =====         ===        =======

NOTE 6--SUBSEQUENT EVENT

  On June 17, 1998, Holdings entered into an Agreement and Plan of Merger with AXIA Acquisition Corp. ("Acquisition Co."), a newly formed company and a wholly owned subsidiary of AXIA Group, Inc. ("AXIA Group"), to be acquired for a purchase price of $155,250,000, plus adjustments, including the repayment of indebtedness. Pursuant to the Merger Agreement, Holdings and the Company will become direct and indirect subsidiaries of AXIA Group. These transactions were consummated on July 22, 1998.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder
 AXIA Finance Corp.

  We have audited the accompanying balance sheet of AXIA Finance Corp. (a wholly owned subsidiary of AXIA Acquisition Corp.) as of June 19, 1998. This balance sheet is the responsibility of the company's management. Our responsibility is to express an opinion on the balance sheet based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

  In our opinion, such balance sheet presents fairly, in all material respects, the financial position of AXIA Finance Corp. as of June 19, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Houston, Texas
June 23, 1998

                              AXIA FINANCE CORP.
             (A WHOLLY OWNED SUBSIDIARY OF AXIA ACQUISITION CORP.)

                                 BALANCE SHEET

                                 JUNE 19, 1998

Assets--Cash............................................................ $1,000
                                                                         ======
Stockholder's Equity
  Common stock, $.01 par value; 1,000 shares authorized, issued and
   outstanding.......................................................... $   10
  Additional paid-in capital............................................    990
                                                                         ------
Total Stockholder's Equity.............................................. $1,000
                                                                         ======

NOTE:

  AXIA Finance Corp. ("Finance"), incorporated in Delaware in June 1998, is a wholly owned subsidiary of AXIA Acquisition Corp. ("AXIA Acquisition"). AXIA Acquisition was formed to effect the merger of AXIA Acquisition with and into AXIA Holding Corp. (the "Company"). Concurrently with the merger, Finance will become a wholly owned subsidiary of the Company and all operating assets and related liabilities of the Company will be conveyed to and assumed by Finance.

                                    ANNEX A

                               AXIA INCORPORATED
                             LETTER OF TRANSMITTAL

                             LETTER OF TRANSMITTAL

                            TO TENDER FOR EXCHANGE

                  10 3/4% SENIOR SUBORDINATED NOTES DUE 2008

                                      OF

                               AXIA INCORPORATED

                 PURSUANT TO THE PROSPECTUS DATED      , 1998


 THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON      , 1998,
 UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (THE "EXPIRATION DATE"). TENDERS OF NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.


                 THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

                       STATE STREET BANK & TRUST COMPANY

           By Mail:                     By Facsimile:                    By Hand:
State Street Bank & Trust Company      (617) 664-5395        State Street Bank & Trust Company
   Corporate Trust Department                                   Corporate Trust Department
         P.O. Box 778                Confirm by Telephone:   Two International Place, 4th Floor
Boston, Massachusetts 02102-0078                              Boston, Massachusetts 02110
    Attention: Kellie Mullen           (617) 664-5587            Attention: Kellie Mullen

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TO A NUMBER OTHER THAN AS LISTED ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

  HOLDERS WHO WISH TO BE ELIGIBLE TO RECEIVE EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER MUST VALIDLY TENDER (AND NOT WITHDRAW) THEIR ORIGINAL NOTES TO THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

  This Letter of Transmittal is to be used by holders ("Holders") of 10 3/4% Senior Subordinated Notes due 2008 (the "Original Notes") of AXIA Incorporated (the "Company") if: (i) certificates representing Original Notes are to be physically delivered to the Exchange Agent herewith by such Holders; (ii) tender of Original Notes is to be made by book-entry transfer to the Exchange Agent's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth under the caption "The Exchange Offer--Procedures for Tendering Original Notes--Book-Entry Delivery Procedures" in the Prospectus
dated      , 1998 (the "Prospectus"); or (iii) tender of Original Notes is to be made according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer--Procedures for Tendering Original Notes-- Guaranteed Delivery" in the Prospectus, and, in each case, instructions are not being transmitted through the DTC Automated Tender Offer Program ("ATOP"). The undersigned hereby acknowledges receipt of the Prospectus. All capitalized terms used herein and not defined shall have the meanings ascribed to them in the Prospectus.

  Holders of Original Notes that are tendering by book-entry transfer to the Exchange Agent's account at DTC can execute the tender through ATOP, for which the transaction will be eligible. DTC participants that are accepting the exchange offer as set forth in the Prospectus and this Letter of Transmittal (together, the "Exchange Offer") must transmit their acceptance to DTC which will edit and verify the acceptance and execute a book-entry delivery to the Exchange Agent's account at DTC. DTC will then send an Agent's Message to the Exchange Agent for its acceptance. Delivery of the Agent's Message by DTC will satisfy the terms of the Offer as to execution and delivery of a Letter of Transmittal by the participant identified in the Agent's Message. DTC participants may also accept the Exchange Offer by submitting a notice of guaranteed delivery through ATOP.

  DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE
AGENT.

  If a Holder desires to tender Original Notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such Original Notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, then such Holder must tender such Original Notes according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer--Procedures for Tendering Original Notes--Guaranteed Delivery" in the Prospectus. See Instruction 2.

  The undersigned should complete, execute and deliver this Letter of Transmittal to indicate the action the undersigned desires to take with respect to the Exchange Offer.


                           TENDER OF ORIGINAL NOTES
-------------------------------------------------------------------------------

 [_] CHECK HERE IF TENDERED ORIGINAL NOTES ARE ENCLOSED HEREWITH.

 [_] CHECK HERE IF TENDERED ORIGINAL NOTES ARE BEING DELIVERED BY BOOK-ENTRY
     TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH DTC AND COMPLETE THE FOLLOWING:

 Name of Tendering Institution:_______________________________________________

 Account Number:______________________________________________________________

 Transaction Code Number:_____________________________________________________

 [_] CHECK HERE IF TENDERED ORIGINAL NOTES ARE BEING DELIVERED PURSUANT TO A
     NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING:

 Name(s) of Registered Holder(s):_____________________________________________

 Window Ticket Number (if any):_______________________________________________

 Date of Execution of Notice of Guaranteed Delivery:__________________________

 Name of Eligible Institution that Guaranteed Delivery:_______________________

  List below the Original Notes to which this Letter of Transmittal relates. The name(s) and address(es) of the registered Holder(s) should be printed, if not already printed below, exactly as they appear on the Original Notes tendered hereby. The Original Notes and the principal amount of Original Notes that the undersigned wishes to tender would be indicated in the appropriate boxes. If the space provided is inadequate, list the certificate number(s) and principal amount(s) on a separately executed schedule and affix the schedule to this Letter of Transmittal.


                         DESCRIPTION OF ORIGINAL NOTES

------------------------------------------------------
  NAME(S) AND
  ADDRESS(ES)
      OF
  REGISTERED
   HOLDER(S)
    (PLEASE
  FILL IN IF                   AGGREGATE
  BLANK) SEE                   PRINCIPAL    PRINCIPAL
  INSTRUCTION   CERTIFICATE     AMOUNT        AMOUNT
      3.         NUMBER(S)*  REPRESENTED**  TENDERED**
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                TOTAL
                PRINCIPAL
                AMOUNT OF
                ORIGINAL
                NOTES
------------------------------------------------------

  * Need not be completed by Holders tendering by book-entry transfer.
 ** Unless otherwise specified, the entire aggregate principal amount represented by the Original Notes described above will be deemed to be tendered. See Instruction 4.

                   NOTE: SIGNATURES MUST BE PROVIDED BELOW.
             PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

  The undersigned hereby tenders to AXIA Incorporated (the "Company"), upon the terms and subject to the conditions set forth in its Prospectus dated
     , 1998 (the "Prospectus"), receipt of which is hereby acknowledged, and in accordance with this Letter of Transmittal (which together constitute the "Exchange Offer"), the principal amount of Original Notes indicated in the foregoing table entitled "Description of Original Notes" under the column heading "Principal Amount Tendered." The undersigned represents that it is duly authorized to tender all of the Original Notes tendered hereby which it holds for the account of beneficial owners of such Original Notes ("Beneficial Owner(s)") and to make the representations and statements set forth herein on behalf of such Beneficial Owner(s).

  Subject to, and effective upon, the acceptance for purchase of the principal amount of Original Notes tendered herewith in accordance with the terms and subject to the conditions of the Exchange Offer, the undersigned hereby sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to all of the Original Notes tendered hereby. The undersigned hereby irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of the undersigned (with full knowledge that the Exchange Agent also acts as the agent of the Company) with respect to such Original Notes, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) present such Original Notes and all evidences of transfer and authenticity to, or transfer ownership of, such Original Notes on the account books maintained by DTC to, or upon the order of, the Company,
(ii) present such Original Notes for transfer of ownership on the books of the Company, and (iii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Original Notes, all in accordance with the terms and conditions of the Exchange Offer as described in the Prospectus.

  By accepting the Exchange Offer, the undersigned hereby represents and warrants that (i) the Exchange Notes to be acquired by the undersigned and any Beneficial Owner(s) in connection with the Exchange Offer are being acquired by the undersigned and any Beneficial Owner(s) in the ordinary course of business of the undersigned and any Beneficial Owner(s), (ii) the undersigned and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, (iii) except as indicated below, neither the undersigned nor any Beneficial Owner is an "affiliate," as defined in Rule 405 under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), of the Company and (iv) the undersigned and each Beneficial Owner acknowledge and agree that (x) any person participating in the Exchange Offer with the intention or for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the Exchange Notes acquired by such person with a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities and Exchange Commission (the "Commission") and cannot rely on the interpretation of the Staff of the Commission set forth in the no-action letters that are noted in the section of the Prospectus entitled "The Exchange Offer--Registration Rights" and (y) any broker-dealer that pursuant to the Exchange Offer receives Exchange Notes for its own account in exchange for Original Notes which it acquired for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. If the undersigned is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as the result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer shall not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The undersigned understands that tenders of Original Notes may be withdrawn by written notice of withdrawal received by the Exchange Agent at any time prior to the Expiration Date in accordance with the Prospectus. In the event of a termination of the Exchange Offer, the Original Notes tendered pursuant to the Exchange Offer will be returned to the tendering Holders promptly (or, in the case of Original Notes tendered by book-entry transfer, such Original Notes will be credited to the account maintained at DTC from which such Original Notes were delivered). If the Company makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer or waives a material condition of such Exchange Offer, the Company will disseminate additional Exchange Offer materials and extend such Exchange Offer, if and to the extent required by law.

  The undersigned understands that the tender of Original notes pursuant to any of the procedures set forth in the Prospectus and in the instructions hereto will constitute the undersigned's acceptance of the terms and conditions of the Exchange Offer. The Company's acceptance for exchange of Original Notes tendered pursuant to any of the procedures described in the Prospectus will constitute a binding agreement between the undersigned and the Company in accordance with the terms and subject to the conditions of the Exchange Offer. For purposes of the Exchange Offer, the undersigned understands that validly tendered Original Notes (or defectively tendered Original Notes with respect to which the Company has, or has caused to be, waived such defect) will be deemed to have been accepted by the Company if, as and when the Company gives oral or written notice thereof to the Exchange Agent.

  The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the Original Notes tendered hereby, and that when such tendered Original Notes are accepted for purchase by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The undersigned and each Beneficial Owner will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or by the Company to be necessary or desirable to complete the sale, assignment and transfer of the Original Notes tendered hereby.

  All authority conferred or agreed to be conferred by this Letter of Transmittal shall not be affected by, and shall survive the death or incapacity of the undersigned and any Beneficial Owner(s), and any obligation of the undersigned or any Beneficial Owner(s) hereunder shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of the undersigned and such Beneficial Owner(s).

  The undersigned understands that the delivery and surrender of any Original Notes is not effective, and the risk of loss of the Original Notes does not pass to the Exchange Agent, until receipt by the Exchange Agent of this Letter of Transmittal, or a manually signed facsimile hereof, properly completed and duly executed, together with all accompanying evidences of authority and any other required documents in form satisfactory to the Company. All questions as to form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Original Notes will be determined by the Company, in its sole discretion, which determination shall be full and binding.

  Unless otherwise indicated herein under "Special Issuance Instructions," the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for exchange be issued in the name(s) of the undersigned (and in the case of Original Notes tendered by book-entry transfer, by credit to the account of DTC), and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer be issued to the undersigned. Similarly, unless otherwise indicated herein under "Special Delivery Instructions," the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for exchange and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer be delivered to the undersigned at the address shown below the undersigned's signature(s). In the event that the "Special Issuance Instructions" box or the "Special Delivery Instructions" box is, or both are, completed, the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for purchase be issued in the name(s) of, certificates for such Original Notes be delivered to, and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer be issued in the name(s) of, and be delivered to, the person(s) at the address(es) so indicated, as applicable. The undersigned recognizes that the Company has no obligation pursuant to the "Special Issuance Instructions" box or "Special Delivery Instructions" box to transfer any Original Notes from the name of the registered Holder(s) thereof if the Company does not accept for exchange any of the principal amount of such Original Notes so tendered.

[_] CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES
    IS AN AFFILIATE OF THE COMPANY.

[_] CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES
    TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES DIRECTLY FROM THE COMPANY OR AN AFFILIATE OF THE COMPANY.

[_] CHECK HERE AND COMPLETE THE LINES BELOW IF YOU OR ANY BENEFICIAL OWNER FOR
    WHOM YOU HOLD ORIGINAL NOTES TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES IN MARKET-MAKING OR OTHER TRADING ACTIVITIES. IF THIS BOX IS CHECKED, THE COMPANY WILL SEND 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO TO YOU OR SUCH BENEFICIAL OWNER AT THE ADDRESS SPECIFIED IN THE FOLLOWING LINES.

Name:    ______________________________________________________________________

Address: ______________________________________________________________________

         ______________________________________________________________________

  SPECIAL ISSUANCE INSTRUCTIONS
 (SEE INSTRUCTIONS 1, 5, 6 AND 7)

   To be completed ONLY if Original
 Notes in a principal amount not
 tendered or not accepted for
 exchange are to be issued in the
 name of, or Exchange Notes are to
 be issued in the name of, someone
 other than the person(s) whose
 signature(s) appear(s) within this
 Letter of Transmittal or issued to
 an address different from that
 shown in the box entitled
 "Description of Original Notes"
 within this Letter of Transmittal.

 Issue:[_] Original Notes
       [_] Exchange Notes
           (check as applicable)

 Name_______________________________
           (PLEASE PRINT)
 Address____________________________
           (PLEASE PRINT)
 -----------------------------------
             (ZIP CODE)
 -----------------------------------
    (TAX IDENTIFICATION OR SOCIAL
          SECURITY NUMBER)
  (SEE SUBSTITUTE FORM W-9 HEREIN)


  SPECIAL DELIVERY INSTRUCTIONS
 (SEE INSTRUCTIONS 1, 5, 6 AND 7)

   To be completed ONLY if Original
 Notes in a principal amount not
 tendered or not accepted for
 exchange or Exchange Notes are to
 be sent to someone other than the
 person(s) whose signature(s)
 appear(s) within this Letter of
 Transmittal or to an address
 different from that shown in the
 box entitled "Description of
 Original Notes" within this Letter
 of Transmittal.

 Issue:[_] Original Notes
       [_] Exchange Notes
           (check as applicable)

 Name_______________________________
           (PLEASE PRINT)
 Address____________________________
           (PLEASE PRINT)
 -----------------------------------
             (ZIP CODE)
 -----------------------------------
    (TAX IDENTIFICATION OR SOCIAL
          SECURITY NUMBER)
  (SEE SUBSTITUTE FORM W-9 HEREIN)

                                PLEASE SIGN HERE

          (TO BE COMPLETED BY ALL TENDERING HOLDERS OF ORIGINAL NOTES REGARDLESS OF WHETHER ORIGINAL NOTES ARE BEING PHYSICALLY DELIVERED HEREWITH)

 This Letter of Transmittal must be signed by the registered Holder(s) exactly as name(s) appear(s) on certificate(s) for Original Notes or, if tendered by a participant in DTC exactly as such participant's name appears on a security position listing as owner of Original Notes, or by the person(s) authorized to become registered Holder(s) by endorsements and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 5.

 -----------------------------------------------------------------------------

 -----------------------------------------------------------------------------
          Signature(s) of Registered Holder(s) or Authorized Signatory
                       (See guarantee requirement below)

 Dated: ________________________________________________________________, 1998

 Name(s):_____________________________________________________________________

 -----------------------------------------------------------------------------
                                 (Please Print)

 Capacity (Full Title)________________________________________________________

 Address:_____________________________________________________________________

 -----------------------------------------------------------------------------
                              (Including Zip Code)

 Area Code and Telephone Number:______________________________________________

 Tax Identification or Social Security Number:________________________________
                  (Complete Accompanying Substitute Form W-9)

                              SIGNATURE GUARANTEE
                    (IF REQUIRED--SEE INSTRUCTIONS 1 AND 5)

 Authorized Signature_________________________________________________________

 Name of Firm_________________________________________________________________

                               [PLACE SEAL HERE]

                                 INSTRUCTIONS

        FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

  1. Signature Guarantees. Signatures of this Letter of Transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing, an "Eligible Institution"), unless the Original Notes tendered hereby are tendered (i) by a registered Holder of Original Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Original Notes) that has not completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on this Letter of Transmittal, or (ii) for the account of an Eligible Institution. If the Original Notes are registered in the name of a person other than the signer of this Letter of Transmittal, if Original Notes not accepted for exchange or not tendered are to be returned to a person other than the registered Holder or if Exchange Notes are to be issued in the name of or sent to a person other than the registered Holder, then the signatures on this Letter of Transmittal accompanying the tendered Original Notes must be guaranteed by an Eligible Institution as described above. See Instruction 5.

  2. Delivery of Letter of Transmittal and Original Notes. This Letter of Transmittal is to be completed by Holders if (i) certificates representing Original Notes are to be physically delivered to the Exchange Agent herewith by such Holders; (ii) tender of Original Notes is to be made by book-entry transfer to the Exchange Agent's account at DTC pursuant to the procedures set forth under the caption "The Exchange Offer--Procedures for Tendering Original Notes--Book-Entry Delivery Procedures" in the Prospectus; or (iii) tender of Original Notes is to be made according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer--Procedures for Tendering Original Notes--Guaranteed Delivery" in the Prospectus. All physically delivered Original Notes, or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC of all Original Notes delivered electronically, as well as a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), any required signature guarantees and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth on the cover page hereto on or prior to the Expiration Date, or the tendering Holder must comply with the guaranteed delivery procedures set forth below. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  If a Holder desires to tender Original Notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such Original Notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, such Holder must tender such Original Notes pursuant to the guaranteed delivery procedures set forth under the caption "The Exchange Offer--Procedures for Tendering Original Notes--Guaranteed Delivery" in the Prospectus. Pursuant to such procedures, (i) such tender must be made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company, or an Agent's Message with respect to guaranteed delivery that is accepted by the Company, must be received by the Exchange Agent, either by hand delivery, mail, telegram, or facsimile transmission, on or prior to the Expiration Date; and (iii) the certificates for all tendered Original Notes, in proper form for transfer (or confirmation of a book-entry transfer or all Original Notes delivered electronically into the Exchange Agent's account at DTC pursuant to the procedures for such transfer set forth in the Prospectus), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by this Letter of Transmittal, or in the case of a book-entry transfer, a properly transmitted Agent's Message, must be received by the Exchange Agent within two business days after the date of the execution of the Notice of Guaranteed Delivery.

  THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL, THE ORIGINAL NOTES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OR AGENT'S MESSAGE DELIVERED THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER AND, EXCEPT AS OTHERWISE PROVIDED IN THIS INSTRUCTION 2, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE.

  No alternative, conditional or contingent tenders will be accepted. All tendering Holders, by execution of this Letter of Transmittal (or a facsimile thereof), waive any right to receive any notice of the acceptance of their Original Notes for exchange.

  3. Inadequate Space. If the spare provided herein is inadequate, the certificate numbers and/or the principal amount represented by Original Notes should be listed on a separate signed schedule attached hereto.

  4. Partial Tenders. (Not applicable to Holders who tender by book-entry transfer). If Holders wish to tender less than the entire principal amount evidenced by any Original Note submitted, such Holders must fill in the principal amount that is to be tendered in the column entitled "Principal Amount Tendered." The minimum permitted tender is $1,000 in principal amount of Original Notes. All other tenders must be in integral multiples of $1,000 in principal amount. In the case of a partial tender of Original Notes, as soon as practicable after the Expiration Date, new certificates for the remainder of the Original Notes that were evidenced by such Holder's old certificates will be sent to such Holder, unless otherwise provided in the appropriate box on this Letter of Transmittal. The entire principal amount that is represented by Original Notes delivered to the Exchange Agent will be deemed to have been tendered, unless otherwise indicated.

  5. Signatures on Letter of Transmittal, Instruments of Transfer and Endorsements. If this Letter of Transmittal is signed by the registered Holder(s) of the Original Notes tendered hereby, the signatures must correspond with the name(s) as written on the face of the certificate(s) without alteration, enlargement or any change whatsoever. If this Letter of Transmittal is signed by a participant in DTC whose name is shown as the owner of the Original Notes tendered hereby, the signature must correspond with the name shown on the security position listing as the owner of the Original Notes.

  If any of the Original Notes tendered hereby are registered in the name of two or more Holders, all such Holders must sign this Letter of Transmittal. If any of the Original Notes tendered hereby are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

  If this Letter of Transmittal or any Original Note or instrument of transfer is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of such person's authority to so act must be submitted.

  When this Letter of Transmittal is signed by the registered Holder(s) of the Original Notes listed herein and transmitted hereby, no endorsements of Original Notes or separate instruments of transfer are required unless Exchange Notes are to be issued, or Original Notes not tendered or exchanged are to be issued, to a person other than the registered Holder(s), in which case signatures on such Original Notes or instruments of transfer must be guaranteed by an Eligible Institution.

  IF THIS LETTER OF TRANSMITTAL IS SIGNED OTHER THAN BY THE REGISTERED HOLDER(S) OF THE ORIGINAL NOTES LISTED HEREIN, THE ORIGINAL NOTES MUST BE ENDORSED OR ACCOMPANIED BY APPROPRIATE INSTRUMENTS OF TRANSFER, IN EITHER CASE SIGNED EXACTLY AS THE NAME(S) OF THE REGISTERED HOLDER(S)

APPEAR ON THE ORIGINAL NOTES AND SIGNATURES ON SUCH ORIGINAL NOTES OR INSTRUMENTS OF TRANSFER ARE REQUIRED AND MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION, UNLESS THE SIGNATURE IS THAT OF AN ELIGIBLE INSTITUTION.

  6. Special Issuance and Delivery Instructions. If certificates for Exchange Notes or unexchanged or untendered Original Notes are to be issued in the name of a person other than the signer of this Letter of Transmittal, or if Exchange Notes or such Original Notes are to be sent to someone other than the signer of this Letter of Transmittal or to an address other than that shown herein, the appropriate boxes on this Letter of Transmittal should be completed. All Original Notes tendered by book-entry transfer and not accepted for payment will be returned by crediting the account at DTC designated herein as the account for which such Original Notes were delivered.

  7. Transfer Taxes. Except as set forth in this Instruction 7, the Company will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Original Notes to it, or to its order, pursuant to the Exchange Offer. If Exchange Notes, or Original Notes not tendered or exchanged are to be registered in the name of any persons other than the registered owners, of if tendered Original Notes are registered in the name of any persons other than the persons signing this Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered Holder or such other person) payable on account of the transfer to such other person must be paid to the Company or the Exchange Agent (unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted) before the Exchange Notes will be issued.

  8. Waiver of Conditions. The conditions of the Exchange Offer may be amended or waived by the Company, in whole or in part, at any time and from time to time in the Company's sole discretion, in the case of any Original Notes tendered.

  9. Substitute Form W-9. Each tendering owner of a Note (or other payee) is required to provide the Exchange Agent with a correct taxpayer identification number ("TIN"), generally the owner's social security or federal employer identification number, and with certain other information, on Substitute Form W-9, which is provided hereafter under "Important Tax Information," and to certify that the owner (or other payee) is not subject to backup withholding. Failure to provide the information on the Substitute Form W-9 may subject the tendering owner (or other payee) to a $50 penalty imposed by the Internal Revenue Service and 31% federal income tax withholding on the payment of the Purchase Price. The box in Part 3 of the Substitute Form W-9 may be checked if the tendering owner (or other payee) has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 3 is checked and the Exchange Agent is not provided with a TIN by the time of payment, the Exchange Agent will withhold 31% on all such payments of the Purchase Price until a TIN is provided to the Exchange Agent.

  10. Broker-dealers Participating in the Exchange Offer. If no broker-dealer checks the last box on page 7 of this Letter of Transmittal, the Company has no obligation under the Registration Rights Agreement to allow the use of the Prospectus for resales of the Exchange Notes by broker-dealers or to maintain the effectiveness of the Registration Statement of which the Prospectus is a part after the consummation of the Exchange Offer.

  11. Requests for Assistance or Additional Copies. Any questions or requests for assistance or additional copies of the Prospectus, this Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Exchange Agent at the telephone numbers and location listed above. A Holder or owner may also contact such Holder's or owner's broker, dealer, commercial bank or trust company or nominee for assistance concerning the Exchange Offer.

  IMPORTANT: THIS LETTER OF TRANSMITTAL (OR A FACSIMILE HEREOF), TOGETHER WITH CERTIFICATES REPRESENTING THE ORIGINAL NOTES AND ALL OTHER REQUIRED DOCUMENTS OR THE NOTICE OF GUARANTEED DELIVERY, MUST BE RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

                           IMPORTANT TAX INFORMATION

  Under federal income tax law, an owner of Original Notes whose tendered Original Notes are accepted for exchange is required to provide the Exchange Agent with such owner's current TIN on Substitute Form W-9 below. If such owner is an individual, the TIN is his or her social security number. If the Exchange Agent is not provided with the correct TIN, the owner or other recipient of Exchange Notes may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, any interest on Exchange Notes paid to such owner or other recipient may be subject to 31% backup withholding tax.

  Certain owners of Notes (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that owner must submit to the Exchange Agent a properly completed Internal Revenue Service Form W-8 (a "Form W-8"), signed under penalties of perjury, attesting to that individual's exempt status. A Form W-8 can be obtained from the Exchange Agent. See the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional instructions.

  Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

PURPOSE OF SUBSTITUTE FORM W-9

  To prevent backup withholding, the owner is required to notify the Exchange Agent of the owner's current TIN (or the TIN of any other payee) by completing the following form, certifying that the TIN provided on Substitute Form W-9 is correct (or that such owner is awaiting a TIN), and that (i) the owner has not been notified by the Internal Revenue Service that the owner is subject to backup withholding as a result of failure to report all interest or dividends or (ii) the Internal Revenue Service has notified the owner that the owner is no longer subject to backup withholding.

WHAT NUMBER TO GIVE THE EXCHANGE AGENT

  The Holder is required to give the Exchange Agent the TIN (e.g., social security number or employer identification number) of the owner of the Original Notes. If the Original Notes are registered in more than one name or are not registered in the name of the actual owner, consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9," for additional guidance on which number to report.

                            PAYER'S NAME:
--------------------------------------------------------------------------------
                        PART 1--PLEASE PROVIDE YOUR    Social security number(s)
                        TIN IN THE BOX AT RIGHT AND          or Employer
                        CERTIFY BY SIGNING AND          Identification Number(s)
                        DATING BELOW.
 SUBSTITUTE                                             ----------------------
                       --------------------------------------------------------
 FORM W-9 PART 2--Certifications--Under penalties of perjury, I certify that:

 DEPARTMENT OF THE
 TREASURY               (1) The number shown on this form is my correct
 INTERNAL REVENUE           taxpayer identification number (or I am waiting
 SERVICE                    for a number to be issued to me), and


 PAYOR'S REQUEST FOR    (2) I am not subject to backup withholding because:
 TAXPAYER                   (a) I am exempt from backup withholding, or (b)
 IDENTIFICATION             I have not been notified by the Internal Revenue
 NUMBER ("TIN")             Service (IRS) that I am subject to backup
                            withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

                            CERTIFICATION INSTRUCTIONS--You must cross out
                            item (2) above if you have been notified by the
                            IRS that you are currently subject to backup
                            withholding because of under reporting interest
                            or dividends on your tax return.
                       --------------------------------------------------------

                                                              PART 3--
                        SIGNATURE
                                 -------------------------
                        DATE                                  Awaiting TIN [_]
                            ------------------------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN A $50 PENALTY
      IMPOSED BY THE INTERNAL REVENUE SERVICE AND BACKUP WITHHOLDING OF 31%. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

      YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN
      PART 3 OF SUBSTITUTE FORM W-9.


             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

 I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or
 (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, 31% of all reportable cash payments made to me will be withheld until I provide a taxpayer identification number.

 Signature                                               Date
          ----------------------------------------------     -----------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR AXIA GROUP. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UN-LAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AF-FAIRS OF THE COMPANY OR AXIA GROUP SINCE SUCH DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    3
Prospectus Summary........................................................    4
Risk Factors..............................................................   16
The Transactions..........................................................   24
The Exchange Offer........................................................   26
Use of Proceeds...........................................................   36
Capitalization............................................................   37
Unaudited Pro Forma Financial Information.................................   38
Selected Historical Financial Data........................................   45
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   47
Industry..................................................................   54
Business..................................................................   56
Management................................................................   67
Related Transactions......................................................   75
Beneficial Ownership......................................................   76
Description of the Bank Credit Agreement..................................   77
Description of the Notes..................................................   80
Certain Federal Income Tax Considerations.................................  113
Legal Matters.............................................................  118
Experts...................................................................  118
Index to Combined Financial Statements....................................  F-1
Annex A--AXIA Incorporated Letter of Transmittal..........................  A-1

  Until      , 1999 (90 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not partici-pating in this distribution, may be required to deliver a Prospectus. This re-quirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               AXIA INCORPORATED


                                  PROSPECTUS


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  The Company's Certificate of Incorporation, as amended, provides that the directors and officers of the Company shall be indemnified to the full extent permitted by the provisions of the Delaware General Corporation Law ("DGCL"). The DGCL provides for indemnification of directors and officers of a corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer or director of the corporation or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

  Section 145 of the DGCL provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if in the case of other than derivative suits such person has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe that such person's conduct was unlawful). In the case of a derivative suit, an officer, employee or agent of the corporation which is not protected by the Certificate of Incorporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if such person has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which an officer, employee or agent has been adjudged to be liable to the corporation unless that person is fairly and reasonable entitled to indemnity for proper expenses. Indemnification is mandatory in the case of a director, officer, employee, or agent who is successful on the merits in defense of a suit against such person.

  The Company has entered into Indemnity Agreements with its directors and certain key officers pursuant to which the Company generally is obligated to indemnify its directors and such officers to the full extent permitted by the DGCL as described above.

  The Company has purchased liability insurance policies covering directors and officers in certain circumstances.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

         3.1   -- Certificate of Incorporation of the Company, as amended
         3.2   -- Bylaws of the Company
         4.1   -- Indenture, as supplemented, dated as of July 22, 1998 by and between the Company and State Street Bank & Trust Company
                  National Bank, as Trustee, with respect to the 10 3/4% Senior
                  Subordinated Notes due 2008, including the form of the Note
         4.2   -- Registration Rights Agreement by and between the Company,
                  Chase Securities Inc. and NationsBanc Montgomery Securities
                  LLC, effective as of July 22, 1998
         5*    -- Opinion of Bracewell & Patterson, L.L.P. as to the validity of the Exchange Notes being offered
         8*    -- Opinion of Bracewell & Patterson, L.L.P. as to certain
                  federal income tax matters
        10.1   -- Axia Group, Inc. 1998 Stock Awards Plan
        10.2   -- Axia Finance Corp. Employee Stock Ownership Plan and 401(k)
                  Plan to be renamed Axia Incorporated Employee Stock Ownership and 401(k) Plan
        10.3   -- Axia Finance Corp. Employee Stock Ownership and 401(k) Plan
                  Trust Agreement to be renamed Axia Incorporated Employee
                  Stock Ownership and 401(k) Plan Trust Agreement
        10.8   -- Credit Agreement dated as of July 22, 1998 among Axia Finance
                  Corp., Axia Incorporated, Ames Taping Tool Systems, Inc.,
                  Tape Tech Tool Co., Inc. and Paribas
        10.9   -- Security Agreement dated as of July 22, 1998 by and between
                  Axia Finance Corp., Axia Incorporated, Paribas and the
                  Lenders named therein
        10.10  -- Pledge Agreement dated as of July 22, 1998 by and between
                  Axia Incorporated, Paribas and the Lenders named therein
        10.11  -- Letter Agreement dated June 23, 1998, by and among The
                  Sterling Group, Inc., Axia Group, Inc., Axia Acquisition
                  Corp. and each of their subsidiaries
        10.12  -- Form of Indemnity Agreement between Axia Incorporated and each of its officers and directors
        10.13  -- Form of Tax Sharing Agreement among Axia Group Inc., Axia
                  Holdings Corp., Axia Incorporated, Ames Taping Tool Systems,
                  Inc. and Tape Tech Tool Co., Inc.
        12     -- Statement re Computation of Ratio of Earnings to Fixed
                  Charges
        21     -- Subsidiaries of the Registrant
        23.1   -- Consent of Arthur Andersen LLP
        23.2   -- Consent of Deloitte & Touche LLP
        23.3*  -- Consents of Bracewell & Patterson, L.L.P. (included in their opinions filed as Exhibits 5 and 8 hereto)
        24     -- Powers of Attorney
        25     -- Statement of Eligibility and Qualification on Form T-1 of
                  State Street Bank & Trust Company as Trustee under the
                  Indenture

--------
* To be filed by amendment

  (b) Financial Statement Schedules

  None.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned Company hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AXIA INCORPORATED HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT THERETO TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON SEPTEMBER 29, 1998.

                                          AXIA INCORPORATED

                                                /s/ GARY L. ROSENTHAL
                                          By:__________________________________
                                                    Gary L. Rosenthal
                                                  Chairman of the Board

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE INDICATED CAPACITIES ON SEPTEMBER 29, 1998.


              SIGNATURE                                TITLE

   /s/   GARY L. ROSENTHAL                Chairman of the Board
-----------------------------------       (principal executive officer)
         Gary L. Rosenthal

   /s/     LYLE J. FEYE                   Chief Financial Officer
-----------------------------------       (principal financial and
           Lyle J. Feye                   accounting officer)

   /s/   SUSAN O. RHENEY*                 Director
-----------------------------------
          Susan O. Rheney

   /s/  DENNIS W. SHEEHAN*                Director
-----------------------------------
         Dennis W. Sheehan

*By: /s/ GARY L. ROSENTHAL
  --------------------------------
         Gary L. Rosenthal
   (Attorney-in-fact for persons
            indicated)